As filed with the Securities and Exchange Commission on _______________
Registration No. _______________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
Under the Securities Act of 1933

ECO2 PLASTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	4955	31-1705310
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5300 Claus Rd.
Riverbank, CA 95367
Telephone (209) 848-3900
Fax (209) 863-9839

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Copies to:

David M. Otto The Otto Law Group, PLLC 601 Union Street, Suite 4500, Seattle, WA 98101 Tel. (206) 262-9545

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	160,090,797	(1)(2)	$30,417,251	$933.81
Common Stock (3)	155,096,646	$0.19	$29,468,363	$904.68
Common Stock (4)	172,992,442	$0.19	$32,868,564	$1,009.06
Total:	488,179,885			$2,847.55

1.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

2.	The price per share will be at market prices prevailing at the time of sale.

3.	Issuable upon exercise of the underlying warrants issued.

4.	Total number of shares issuable upon exercise of the underlying convertible debentures.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

ECO2 PLASTICS, INC.

488,179,885 Shares of Common Stock

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. ECO2 Plastics, Inc., a Delaware corporation (the "Company") is registering 488,179,885 shares of our common stock (the “Shares”). Shares of our common stock are currently quoted the over-the-counter bulletin board market.

The Company’s shareholders may sell the Shares on the OTC Bulletin Board or on any other market or stock exchange on which our common stock may be traded or listed at the time of sale. They may also sell Shares in block transactions or private transactions or otherwise, through brokers or dealers. These sales will be made either at market prices prevailing at the time of sale or at negotiated prices. Brokers or dealers may act as agents for the Selling Stockholders or may purchase any of the shares as principal. If brokers or dealers purchase Shares as principal, they may sell such Shares at market prices prevailing at the time of sale or at negotiated prices.

Our common stock is listed on the OTC Bulletin Board under the symbol “ECOO.” The high and low bid prices for shares of our common stock on May 15, 2007 were $0.20 and $0.20 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The Securities Offered Hereby Involve a High Degree of Risk. For a discussion of certain considerations associated with the purchase of the Shares offered hereby, see “Risk Factors” beginning on Page 6 of this Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS SUMMARY

This Summary Is Qualified In Its Entirety By The More Detailed Information Appearing Elsewhere In This Prospectus. The following summary highlights material information, which is presented in more detail elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

SUMMARY INFORMATION AND RISK FACTORS

Summary

Founded in 1999 and based in Riverbank, California, ECO2 Plastics, Inc., a Delaware corporation (“ECO2” or the “Company”), is a publicly-traded company (OTCBB: ECOO), that has developed a unique and revolutionary patent pending process and system, referred to as the ECO2 Environmental System (the “ECO2 Environmental System”). The ECO2 Environmental System cleans post-consumer plastics, without the use of water, at a substantial cost savings versus traditional methods (the “Process”). This Process is licensed from Honeywell FM&T (“Honeywell”) and the Department of Energy (“DOE”) on an exclusive basis for the life of the patent. Since inception, ECO2 has invested in the development of the technology and equipment comprising the Eco 2 Environmental System, which includes the filing of a new “Process Patent” in May 2005. This included building several scaled up versions of the Prototype ECO2 Environmental System (the “Prototype”), testing of the Prototypes, building a pilot plant, evaluating the product produced by the Prototype and real-time testing. The Company’s first full scale production facility was constructed in Riverbank, California and is now mechanically complete, producing saleable product and ramping up to full scale operations. ECO2’s goal is to build and operate plastic recycling plants (the “ECO2 Plants”) in the USA that utilize the ECO2 Environmental System and to expand the ECO2 Environmental System worldwide. ECO2’s growth strategy includes organic growth, strategic acquisitions and licensing or partnership agreements, where appropriate.

In August 2004, the State of California Integrated Waste Management Board (“CIWMB”), through the Recycle Market Development Zone Loan (“RMDZ”) Program, approved a $2 million “matching funds loan” to assist ECO2 in building a plant in California. In order to qualify for the loan the Company leased a 58,000 square foot building in Riverbank, California with a 5 year lease, which includes a 5 year option. The matching funds loan was allowed to be released from an escrow account in draws based on certain criteria including the presentation of invoices for equipment and when ECO2 deposited $600,000 into the escrow account. The matching funds loan was used to complete Stage 1 and Stage 2 of the plant in Riverbank, California (the “Riverbank” or “Plant”).

The Plant is strategically located between the San Francisco bay area and the greater Sacramento metropolitan area. The Company believes that this strategic location will allow ECO2 to provide convenient access for the generators of the feedstock (bales of plastic bottles) from approximately 10 million residential customers.

ECO2 intends to locate its second plant in the greater Los Angeles basin, which is home to approximately 18.5 million residential customers. ECO2’s research indicates that the greater Los Angeles basin generates an enormous amount of plastic containers. The Company has engaged a team of engineers to conduct the preliminary design efforts and has engaged a team of location and logistics specialists to support the Company in the site selection process currently underway. In addition, a strong case can be made for a third ECO2 facility in San Diego County, which has both a significant population, strong continued growth and an ample supply of feedstock from Mexico. The Company buys its feedstock for an average of $0.23 per pound and sells the finished clean flake for an average of $0.50 per pound. Each plant the Company builds has a potential revenue stream of approximately $30 million per year.

Construction is mechanically complete and the Plant has begun ramping up to full scale operations. Based on the current production runs, the company believes that the Plant will annually produce annually approximately 60 million pounds of clean, clear PET flake at optimal throughput.

ECO2 has contracted through plastic brokers to purchase a supply of feedstock from the major collectors of the post consumer used beverage containers in California, as well as from several independent sources. Approximately 400 million pounds annually of PET bales is shipped from the western United States through ports in California to Asian buyers.
ECO2 believes it can utilize extensive contacts within the USA plastic container collection and processing industries to its benefit. Through these contacts, ECO2 and its strategic alliance partners, as specifically identified below, conservatively have access to over 60% of the domestically available Feedstock; post consumer beverage containers collected for recycling and made of Polyethylene Terephthalate (“PET”) and High Density Polyethylene (“HDPE”). For example, ECO2 and its team have established high level contacts at the following companies: Waste Management (“WM”), Recycle America Alliance (a division of WM), Allied Waste Industries, Republic Services, Waste Connections (all of which are publicly traded companies on the New York Stock Exchange) and Smurfit Stone Container (which is publicly traded on NASDAQ). These companies generate more baled PET plastic than ten ECO2 plants would be capable of processing. ECO2 believes it can secure feedstock agreements with these companies on a regional basis.

ECO2 also intends to use its contacts with large regional waste haulers and recyclers. These companies cover vast regions of the USA (i.e., Northeast, Midwest, Southwest and West Coast), and include: Norcal Waste Systems, Rumpke Consolidated Companies, Allan Company, Casella Waste Systems (which is publicly traded on NASDAQ), EDCO Disposal Corporation, Burtech Waste Industries, Waste Industries (which is publicly traded on NASDAQ) and IESI. These companies are an enormous source of recycled PET and HDPE beverage containers. ECO2 can utilize its relationships and technology to secure feedstock from these companies on an “as needed” basis.

Additional feedstock sources include public and private waste haulers (municipalities and counties) and recyclers who conduct the most plastic container collection and processing throughout the USA. Selected cities and counties such as Santa Monica (CA), Houston (TX) and Lufkin (TX) still provide theses services to their communities. ECO2 and its Strategic Alliance Partners have contacts within these government agencies, as well as other communities that provide these services.

Approximately one year ago, a representative approached ECO2 from the Vehicle Recycling Program of USCAR, a research consortium formed by General Motors, Ford and Chrysler. ECO2 was asked to develop a solution for the removal of PCB residue on plastic generated as a by-product of auto shredder operations (“Auto Shredder Fluff”). Approximately 2.5% of a car’s weight is comprised of various forms of plastic. This plastic ends up in the Auto Shredder Fluff with the resultant plastic often contaminated with harmful PCB’s. Obviously this is a significant problem for auto manufacturers, both economically and from a public relations and liability standpoint. ECO2 has tested contaminated samples submitted by the representative and has successfully cleaned the plastic to acceptable environmentally safe levels. ECO2 is confident that these additional tests will result in further proof that its technology for the removal of PCB residue is state of the art. The VRP has granted the Company approximately $84,000 to further study the possibility of using the ECO2 Environmental System to mitigate PCB contamination in Auto Shredder Fluff. The Company is negotiating the final terms of the purchase order before beginning the research. Should the results of the study prove to be positive, the VRP would then engage the Company to build a plant in Detroit to produce 4,000 pounds of flake per hour. Once successful, the VRP has suggested the possibility to build additional ECO2 plants to clean and consume the plastic domestically.

Further, ECO2 believes that the international market for ECO2’s products and services is substantial and has received multiple inquiries regarding the potential for construction of ECO2 plants around the world. In most cases internationally, ECO2 will be able to secure the plant feedstock for lower cost (versus $0.23 per pound in the USA), which should increase ECO2’s operating profit margins.

In February 2005, ECO2 entered into a three year “Agency Agreement” with H. Muehlstein & Co., Inc. (“Muehlstein”), pursuant to which Muehlstein will act as ECO2’s exclusive agent for the annual sale of up to 60 million pounds of ECO2’s PET flake and post-consumer HDPE natural flake and pellets in the USA and Canada. Muehlstein is willing to expand that number as ECO2 builds additional plants throughout the USA. The Muehlstein agreement prohibits ECO2 from engaging additional sales agents, but does not limit the Company’s direct sales to customers.

Risk Factors

We have had losses since our inception. We expect losses to continue in the future and there is a risk we may never become profitable.

We have incurred losses and experienced negative operating cash flow since we acquired our operating business. We expect to continue to incur significant operating expenses as we implement our business plan. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term.

Salberg & Company, P.A., our independent registered public accounting firm,, has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Salberg & Company, P.A., in its Report of Independent Registered Public Accounting Firm, has expressed “substantial doubt” as to our ability to continue as a going concern based on significant operating losses and cash used in our operating activities along with working capital deficits. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. As a result of the going concern explanatory paragraph, we may find it much more difficult to obtain financing in the future, if required. Further, any financing we do obtain may be on less favorable terms.

We have few proprietary rights, the lack of which may make it easier for our competitors to compete against us.

The exclusive Patent License Agreement being granted to ECO2, as amended (the “License Agreement”) for our technology with Honeywell FM&T for the system is for the life of the patent, or until terminated by Honeywell FM&T in the event of (i) the bankruptcy of ECO2; (ii) an assignment for the benefit of creditors of ECO2, (iii) the nationalization of the industry which encompasses any of the products and/or services, limited only within the nationalizing country; (iv) any suspension of payments hereunder by governmental regulation, (v) ECO2’s failure to commercialize the licensed technology under this License Agreement; (vi) or the existence of a state of war between the United States of America and any country where ECO2 has a License to manufacture products and/or services.

We are dependent upon H. Muehlstein to sell our products. Their failure to sell, market and distribute our systems could cause us to lose revenue and harm our competitive position.

We have a three-year agreement with H. Muehlstein & Co., Inc., pursuant to which H. Muehlstein will act as ECO2’s exclusive agent for the purchase and sale annually of up to 60 million pounds of ECO2’s PET flake and post-consumer HDPE natural flake and pellets in the United States and Canada. If, through Muehlstein, we are unable to establish and maintain significant sales, marketing and distribution efforts, we could lose revenue and our business, financial condition and results of operations may be materially adversely affected. Further, if for some reason the agreement with H. Muehlstein was terminated, our otherwise limited sales, marketing and distribution expertise and capabilities could result in, our business, financial condition and results of operations being materially adversely affected.

If we are unable to manage our growth, our growth prospects may be limited and our future profitability may be adversely affected.

We intend to expand our sales and marketing programs and our manufacturing capability. Rapid expansion may strain our managerial, financial and other resources. If we are unable to manage our growth, our business, operating results and financial condition could be adversely affected. Our systems, procedures, controls and management resources also may not be adequate to support our future operations. We will need to continually improve our operational, financial and other internal systems to manage our growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and profitability.

If we are subjected to intellectual property infringement claims, which may cause us to incur litigation costs and divert management attention from our business.

Any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management’s attention from our business. If our products were found to infringe a third party’s proprietary rights, we could be required to enter into royalty or licensing agreements in order to be able to sell our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

The success of our business is heavily dependent upon our ability to secure raw plastic.

We intend to expand our sales and marketing programs and our manufacturing capability. Our ability to generate revenue depends upon our ability to secure raw plastic (bales of PET and HDPE bottles), which we then clean through the System and sell through H. Muehlstein. To the extent that we are unable to secure enough raw plastic, our business, financial condition and results of operations will be materially adversely affected.

You could lose your entire investment.

Our common stock offered in this Memorandum is highly speculative, involves a high degree of risk and should not be purchased by any person who cannot afford the loss of their entire investment. A purchase of our common stock in this offering would be unsuitable for a person who cannot afford to sustain such a loss.

If we were to lose the services of our Chief Executive Officer our business would suffer.

We are substantially dependent upon the continued services of Rodney S. Rougelot, our Chief Executive Officer. The loss of the services of Mr. Rougelot through incapacity or otherwise would have a material adverse effect upon our business and prospects. To the extent that his services become unavailable, we will be required to retain other qualified personnel, and there can be no assurance that we will be able to recruit and hire qualified persons upon acceptable terms.

Penny stock regulations.

The Securities Enforcement Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as “penny stocks.” The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stocks may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace. Our common stock is currently considered a penny stock.

The price at which the Selling Stockholders resell their stock offered in this Memorandum may bear no relationship to our value.

The prices at which selling stockholders resell our common shares will be determined by the then prevailing market prices of our common shares offered and sold on the over-the-counter market or on any other then applicable exchange where our Common Shares are traded, or may be at negotiated prices which, in all likelihood, will bare no relationship to our assets, book value, net worth or other economic or recognized measure of value.

We may encounter potential environmental liability, which our insurance may not cover.

During the ordinary course of our operations, we have from time to time received, and expect that we may in the future receive, citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable regulations, including various transportation, environmental or land use laws and regulations. We generally seek to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that we will always be successful in this regard, and the failure to resolve a significant issue could result in adverse consequences to us.

While we maintain insurance, such insurance is subject to various deductible and coverage limits and certain policies exclude coverage for damages resulting from environmental contamination. There can be no assurance that insurance will continue to be available to us on commercially reasonable terms, that the possible types of liabilities that may be incurred by us will be covered by insurance, that our insurance carriers will be able to meet their obligations under their policies or that the dollar amount of such liabilities will not exceed our policy limits. An uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, results of operations and financial condition.

We will need to hire additional employees as we grow.

We will need to hire additional employees to implement our business plan. In order to continue to grow effectively and efficiently, we will need to implement and improve our operational, financial and management information systems and controls and to train, motivate and manage our employees. We intend to review continually and upgrade our management information systems and to hire additional management and other personnel in order to maintain the adequacy of its operational, financial and management controls. There can be no assurance, however, that we will be able to meet these objectives.

We may be unable to obtain and maintain licenses or permits, zoning, environmental and/or other land use approvals that we need to operate our plants.

These licenses or permits and approvals are difficult and time-consuming to obtain and renew, and elected officials and citizens’ groups frequently oppose them. Failure to obtain and maintain the permits and approvals we need to own or operate our plants, including increasing their capacity, could materially and adversely affect our business and financial condition.

Changes in environmental regulations and enforcement policies could subject us to additional liability and adversely affect our ability to continue certain operations.

Because the environmental industry continues to develop rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations. Any predictions regarding possible liability under such laws are complicated further by current environmental laws which provide that we could be liable, jointly and severally, for certain activities of third parties over whom we have limited or no control.

If environmental regulation enforcement is relaxed, the demand for our products may decrease.

The demand for our services is substantially dependent upon the public’s concern with, and the continuation and proliferation of, the laws and regulations governing the recycling of plastic. A decrease in the level of public concern, the repeal or modification of these laws, or any significant relaxation of regulations relating to the recycling of plastic would significantly reduce the demand for our services and could have a material adverse effect on our operations and financial condition.

USE OF PROCEEDS

This registration statement concerns securities held by shareholders previously issued by the Company, therefore the Company is not receiving any proceeds from this offering. The Company will receive proceeds from the cash exercise of warrants currently outstanding (or anticipated to be outstanding at the time of the effectiveness of this registration statement) and included in this prospectus. The Company intends to use any such cash proceeds received from the exercise of the warrants for general corporate purposes, which may include repaying indebtedness, making additions to our working capital or for further developing our products and hiring additional personnel.

DETERMINATION OF OFFERING PRICE

The Shares sold by any selling stockholders will be sold at prevailing market prices on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.

DILUTION

Not applicable.

SELLING SECURITY HOLDERS

The table below lists each person who may resell shares pursuant to this prospectus (“Selling Stockholders”) and, in addition, sets forth the following:

•	The number of common shares outstanding beneficially owned by the investor prior to the offering; all shareholders may resell all of their stock positions;

•	The number of common shares underlying outstanding common stock purchase warrants currently exercisable or exercisable within 60 days into common shares; and

•	The number of common shares underlying outstanding convertible debentures currently exercisable or exercisable within 60 days into common shares.

The term “beneficial ownership” includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common shares subject to options, convertible debentures or warrants currently exercisable or exercisable within 60 days to be outstanding for purposes of computing the percentage ownership of the person holding the options, convertible debentures or warrants, but they do not deem these common shares to be outstanding for purposes of computing the percentage ownership of any other person. The applicable percentage of ownership for each shareholder is based on 160,090,797 shares of common stock issued and outstanding and a total 488,179,885 shares of common stock issuable as of May 15, 2007. Except as otherwise indicated, we believe the beneficial owner of the common shares listed below, based on information furnished by it, has sole voting and investment power over the number of shares listed opposite its name.

The Selling Stockholders acquired the Shares in the ordinary course of business and at the time of the offering did not have any arrangements or understandings with any person to distribute the Shares.

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days
Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
Whittaker Capital Partners 1, LP	0	63,178,284	2	17,765,202	1	80,943,486	16.6%
Arbor Malone, Llc	0	31,784,671	5	38,242,085	5	70,026,756	14.3%
Rodney S. Rougelot, Director and CEO	44,000,000	339,956	2	92,307	1	44,432,263	9.1%
Roaring Fork Capital SBIC L.P.	0	24,886,266	2	7,050,000	7	31,936,266	6.5%
Gary M Delaurentiis, Director and CTO	6,106,519	0		11,636,111	6	17,742,630	3.6%
Todd Greenhalgh	11,276,923	280,576	2	5,544,750	11	17,102,249	3.5%
Leroy & Lois Goldman 1992 Rev. Trust	0	7,228,501	4	8,375,000	4	15,603,501	3.2%
KW Securities Corp.	0	0		14,625,000	1	14,625,000	3.0%
Excipio Group S.A.	7,314,322	0		5,188,000	9	12,502,322	2.6%
Jerjis T Alajaji	12,342,655	0		0		12,342,655	2.5%
Mario Sandoval, CTO	0	0		12,000,000	10	12,000,000	2.5%
Ji Y. Baek	0	3,330,433	3	4,091,808	3	7,422,241	1.5%
Saratoga Capital Partners Llc	0	3,961,504	2	2,650,000	8	6,611,504	1.4%
Hudson Investment Advisors Llc	5,000,000	0		750,000	6	5,750,000	1.2%
Paul J Dittmeier	5,169,231	279,944	2	300,000	1	5,749,175	1.2%
Cambridge Partners, Llc	2,802,925	0		2,000,000	6	4,802,925	1.0%
Brean Murray Carret & Co Llc	3,481,875	0		850,000		4,331,875	0.9%
Elevation Fund Llc	4,250,000	0		0		4,250,000	0.9%
West Hampton Special Situations Fund llc	4,250,000	0		0		4,250,000	0.9%
David M Otto, Director	2,500,000	0		1,500,000	6	4,000,000	0.8%
Michael And Patricia Frazin	0	2,960,499	2	784,686	1	3,745,185	0.8%
Michael J. Edwards	0	2,862,278	2	772,788	1	3,635,066	0.7%
Otto Law Group Pllc	3,231,085	0		0		3,231,085	0.7%
George Gitschel Family Revocable Trust	2,564,103	0		0		2,564,103	0.5%
Jack D. Waite	2,000,000	331,586	2	92,307	1	2,423,893	0.5%
Isabella Chave Fischer Trust	540,000	0		1,500,000		2,040,000	0.4%
Barry Seidman	0	1,487,182	2	401,268	1	1,888,450	0.4%
Douglas R. Curtis & Mary P. Curtis Trust	0	1,476,387	2	401,268	1	1,877,655	0.4%
Filmar Investments Lp	0	1,384,682	2	371,520	1	1,756,202	0.4%
Capital Group Communications Inc	1,657,006	0		0		1,657,006	0.3%
Jeffrey Chartier	0	0		1,500,000		1,500,000	0.3%
Jim Rose	0	1,053,109	2	435,000	1	1,488,109	0.3%
Losson Family Rev. Trust	0	1,131,296	2	300,000	1	1,431,296	0.3%
Capital Growth Equity Fund I Llc	1,418,439	0		10,000		1,428,439	0.3%
Frederick W Smith Jr	626,435	0		750,000	6	1,376,435	0.3%
Robert Belli	0	1,034,839	2	286,077	1	1,320,916	0.3%
Mark Israel	0	1,021,542	2	285,255	1	1,306,797	0.3%
Thalass Bay Corp.	0	0		1,250,000	6	1,250,000	0.3%
Warming Trends Public Relations, Llc	1,200,000	0		0		1,200,000	0.2%
Royal Mortgage Corporation	885,326	0		300,000		1,185,326	0.2%
Ronald E. Schweitzer Jr.	0	875,997	2	244,110	1	1,120,107	0.2%
Dormition Skete, Inc.	0	0		1,100,000		1,100,000	0.2%
Andrew K. Loft	0	837,317	2	230,382	1	1,067,699	0.2%
Fred J. Lynch	0	830,157	2	228,861	1	1,059,018	0.2%
Ken Graunstadt Jr.	0	820,232	2	230,382	1	1,050,614	0.2%
George Kanakis	48,486	0		1,000,000		1,048,486	0.2%
Mccracken Trust	0	813,277	2	225,000	1	1,038,277	0.2%
George Gitschel	0	0		1,000,000		1,000,000	0.2%
Kara Doza	0	0		1,000,000	6	1,000,000	0.2%
Arnold Zousmer	0	741,998	2	200,634	1	942,632	0.2%
Ronald And Nancy Domingue	0	734,497	2	200,634	1	935,131	0.2%
Jonathan S. Nicholas & Electa Sevier	0	727,737	2	200,634	1	928,371	0.2%
James D. Houghton	0	720,409	2	200,634	1	921,043	0.2%
Matthew & Arlene Sirott Family Trust	0	684,635	2	184,614	1	869,249	0.2%
Clayton S. Friedman & Terri E. Friedman	0	681,317	2	184,614	1	865,931	0.2%
Benetti Trust	0	678,226	2	184,614	1	862,840	0.2%
Frances Land Ira	0	655,174	2	180,000	1	835,174	0.2%
Arthur L. Ruoff	0	623,490	2	174,687	1	798,177	0.2%
Elissa R. Wellikson	0	570,987	2	150,000	1	720,987	0.1%
CJL Family Trust	0	568,037	2	150,000	1	718,037	0.1%
Richard And Jane Johnson	0	554,127	2	150,000	1	704,127	0.1%
Hurwich Family 2004 Living Trust	0	524,833	2	143,418	1	668,251	0.1%
Maurice & Paula Benard	0	481,532	2	131,520	1	613,052	0.1%
Norma Taylor	0	285,774	2	325,000	1	610,774	0.1%
Leslie Kennedy	600,000	0		0		600,000	0.1%
Joel E. Frazin Trust	0	441,616	2	120,000	1	561,616	0.1%
Spitz 1993 Family Trust	0	422,514	2	116,106	1	538,620	0.1%
Lee S. Schwartz	0	413,835	2	115,191	1	529,026	0.1%
Joshua V. Hubbard	0	411,142	2	115,191	1	526,333	0.1%
Thomas A. Fernald	0	410,791	2	115,191	1	525,982	0.1%
Mark & Catherine Devereaux	0	404,504	2	109,242	1	513,746	0.1%
Lauren Rudd	500,000	0		0		500,000	0.1%
Jeffrey D. Alpert	0	380,832	2	104,205	1	485,037	0.1%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
MTI Properties	461,128	0		0		461,128	0.1%
Jordan & Judith Bloom Rev. Trust	0	343,355	2	92,307	1	435,662	0.1%
Hart Trust Dtd 2/23/06	0	340,783	2	92,307	1	433,090	0.1%
Hughes Family Trust	0	339,745	2	92,307	1	432,052	0.1%
Mark Miller	0	339,745	2	92,307	1	432,052	0.1%
Douglas A. And Jennifer Flentge	0	338,794	2	92,307	1	431,101	0.1%
2003 Wong Family Trust	0	409,732	2	20,769	1	430,501	0.1%
Craig R. Barone	0	302,452	2	82,500	1	384,952	0.1%
The Shamash Revocable Trust	0	359,812	2	22,341	1	382,153	0.1%
Itec Alaska Partnership	0	286,828	2	75,000	1	361,828	0.1%
Thomas A. & Susan Brown	0	285,774	2	75,000	1	360,774	0.1%
Dane Solomon	0	285,002	2	75,000	1	360,002	0.1%
Kelly C. Luthringhausen	0	284,018	2	75,000	1	359,018	0.1%
Robert J Gold	358,974	0		0		358,974	0.1%
Pochini Family Rev Trust	0	282,824	2	75,000	1	357,824	0.1%
Lois B. Miller & Richard A. Nave Trust	0	280,576	2	75,000	1	355,576	0.1%
Allan And Judy Adler Trust	0	279,944	2	75,000	1	354,944	0.1%
Susan G. Kief	0	276,923	2	75,000	1	351,923	0.1%
Al Barrera	0	276,572	2	75,000	1	351,572	0.1%
William N. Thorndike Jr.	0	273,200	2	75,000	1	348,200	0.1%
Ivers And Blanchard Trust	0	342,344	2	92,307	1	434,651	0.1%
Carol Ferraro Sep Ira	0	236,575	2	66,705	1	303,280	0.1%
Roth, Raquel	0	0		300,000		300,000	0.1%
Graham Phillips	0	0		250,000		250,000	0.1%
Michael Fischer	0	0		250,000		250,000	0.1%
Mike Pilgrim	0	0		222,222		222,222	0.0%
Craig Fischer	0	0		200,000		200,000	0.0%
Chronicle Books, Llc	191,579	0		0		191,579	0.0%
Andrew S. Paul & H. Mila Paul	0	139,972	2	37,500	1	177,472	0.0%
Andrew Paul Ira	0	138,005	2	37,500	1	175,505	0.0%
Carol Ferraro	0	136,319	2	37,500	1	173,819	0.0%
Murray Fischer	0	0		166,667		166,667	0.0%
Chester Aldridge	162,768	0		0		162,768	0.0%
Natalie Kitamura Design	150,000	0		0		150,000	0.0%
Danielle & Gil Simon	0	104,626	2	28,989	1	133,615	0.0%
Eric Weldon	0	0		125,000		125,000	0.0%
Gerald And Seena Sperling	0	0		110,000		110,000	0.0%
Courtney L. Clark	0	0		94,445	1	94,445	0.0%
Alliance Financial, Llc	0	0		94,444	1	94,444	0.0%
Carlo Mastrominico	92,264	0		0		92,264	0.0%
Giuseppe Mastrominico	92,264	0		0		92,264	0.0%
Michael Wong	0	0		90,000	1	90,000	0.0%
Kamel And Ada Dallal Shamel	0	0		75,000	1	75,000	0.0%
New Edge Media, Llc	0	0		62,963	1	62,963	0.0%
Tn Capital Equities, Ltd	0	0		62,963	1	62,963	0.0%
Dr. Robin Smith	0	0		55,000		55,000	0.0%
Edward Haymes	0	0		55,000		55,000	0.0%
Joel B. Miller	0	0		55,000		55,000	0.0%
Marvin Folsom	0	0		55,000		55,000	0.0%
Michael Weisser	0	0		55,000		55,000	0.0%
Peduzzi Associates Ltd	51,767	0		0		51,767	0.0%
Andrea Videtta	49,044	0		0		49,044	0.0%
Pasquale Vella	47,108	0		0		47,108	0.0%
Brendan Thomas	41,444	0		0		41,444	0.0%
Trotters International Inc	35,455	0		0		35,455	0.0%
Randall J Swier	28,808	0		0		28,808	0.0%
Arnold Schumsky	0	0		27,500		27,500	0.0%
George N. Faris	0	0		27,500		27,500	0.0%
Jerome Levitt	0	0		27,500		27,500	0.0%
Joyce Green Revocable Trust	0	0		27,500		27,500	0.0%
Philip And Carole Lefton Rev. Trust	0	0		27,500		27,500	0.0%
Richard And Susan Diamond	0	0		27,500		27,500	0.0%
Pacific Continental Securities (Uk) Nnominees Ltd	27,446	0		0		27,446	0.0%
Dystacorp Light Industries, Ltd.	27,375	0		0		27,375	0.0%
Richard D Riner	25,000	0		0		25,000	0.0%
Richgard Riner	19,230	0		0		19,230	0.0%
Silvia Mantovani	18,814	0		0		18,814	0.0%
John Schwallie	18,070	0		0		18,070	0.0%
Gareth Wyn Oldfield	16,364	0		0		16,364	0.0%
Nicolo Cuscuna	16,328	0		0		16,328	0.0%
Terry Seipelt	14,164	0		0		14,164	0.0%
Emilio Vincenzo	9,485	0		0		9,485	0.0%
Gerardo Pitta	9,422	0		0		9,422	0.0%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
Loris Mulieri	8,755	0		0		8,755	0.0%
Fabio Domenico	8,347	0		0		8,347	0.0%
Alberto Mazza	4,745	0		0		4,745	0.0%
Remuccio Cavallo	4,713	0		0		4,713	0.0%
Vito Claps	4,713	0		0		4,713	0.0%
Pasquale Alabiso	4,712	0		0		4,712	0.0%
Gaetano Ciccarelli	4,701	0		0		4,701	0.0%
Jeffery Chartier	4,546	0		0		4,546	0.0%
Anscott Chemical Industries Inc	3,031	0		0		3,031	0.0%
Martin Legge	2,481	0		0		2,481	0.0%
Peter Cullen	2,307	0		0		2,307	0.0%
Allan Angus Christie	2,273	0		0		2,273	0.0%
Betty Owen	1,930	0		0		1,930	0.0%
Lisa Fitzpatrick	1,914	0		0		1,914	0.0%
Mark Sorby	1,833	0		0		1,833	0.0%
Andr4ew Wilson	1,819	0		0		1,819	0.0%
David Short	1,674	0		0		1,674	0.0%
Peter Tanner	1,555	0		0		1,555	0.0%
Daniel Charles Woolcott	1,512	0		0		1,512	0.0%
Fabiola Maglio	1,458	0		0		1,458	0.0%
William Beaton	1,378	0		0		1,378	0.0%
David Weir Johnston	1,250	0		0		1,250	0.0%
Ralph Allsworth	1,062	0		0		1,062	0.0%
Roger Beesley	1,060	0		0		1,060	0.0%
David Cruickshank	1,055	0		0		1,055	0.0%
Giuseppe Fedegari	968	0		0		968	0.0%
Paolo Fedegari	968	0		0		968	0.0%
Derek Anthony Gordon Stanier	910	0		0		910	0.0%
Leslie Kenneth Chadwick	910	0		0		910	0.0%
Norman Coleman	910	0		0		910	0.0%
Gerald Edward Bradley	830	0		0		830	0.0%
Derek Hewitt	828	0		0		828	0.0%
Michael Light	817	0		0		817	0.0%
Carmelina Cervera	807	0		0		807	0.0%
First Step Capital	807	0		0		807	0.0%
Jon Wikstrom	807	0		0		807	0.0%
Lamberto Giorgi	807	0		0		807	0.0%
Robert K Rothfuss	807	0		0		807	0.0%
Leslie Morris	778	0		0		778	0.0%
Christopher Harries	750	0		0		750	0.0%
Anthony Burstow	742	0		0		742	0.0%
Alan Kerr Dickinson	694	0		0		694	0.0%
Geoff Booth	682	0		0		682	0.0%
David Harper	640	0		0		640	0.0%
Dineshkumar Patel	621	0		0		621	0.0%
Andrew Smith	617	0		0		617	0.0%
David M Horder	612	0		0		612	0.0%
Henry Frederick W.L. Vatcher	612	0		0		612	0.0%
Douglas Furth	607	0		0		607	0.0%
Jack Belluscio	607	0		0		607	0.0%
Wendolyn Marie Schwarz & Robert Karl Schwarz Jt Ten	607	0		0		607	0.0%
Paul Kelly	599	0		0		599	0.0%
Kenneth Kyle	527	0		0		527	0.0%
Maxamillion Shields	506	0		0		506	0.0%
Nigel Jones	504	0		0		504	0.0%
David Walstencroft	500	0		0		500	0.0%
Dennis Longstaff	490	0		0		490	0.0%
Peter Hackett	485	0		0		485	0.0%
Ivan Hutton	458	0		0		458	0.0%
Alan David Hobson	455	0		0		455	0.0%
John Bernard Burrows	455	0		0		455	0.0%
John W Bolton Ltd	455	0		0		455	0.0%
Mark Longthorn	455	0		0		455	0.0%
Roger Clement Gill	455	0		0		455	0.0%
Stuart Neil Saunderson	455	0		0		455	0.0%
William Leuan Cynwil Williams	432	0		0		432	0.0%
John W Hamilton-Stacey	425	0		0		425	0.0%
Christopher Valder	416	0		0		416	0.0%
Rob Higgins	416	0		0		416	0.0%
Marco Di Pietro	404	0		0		404	0.0%
Paolo De Marino	404	0		0		404	0.0%
Christopher Knox	382	0		0		382	0.0%
Henry Southworth	367	0		0		367	0.0%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
Robert Vernon Rupert Chambers	354	0		0		354	0.0%
Jonathon Wigglesworth	348	0		0		348	0.0%
Andrew Paton	347	0		0		347	0.0%
Godfrey Phillip Stuart Jackson	347	0		0		347	0.0%
William Rogers	333	0		0		333	0.0%
George Byrd	330	0		0		330	0.0%
Andrew Mcauley	313	0		0		313	0.0%
Eithne Kavanagh	310	0		0		310	0.0%
Renato Giavagnilio	309	0		0		309	0.0%
Mervyn Kerswell	307	0		0		307	0.0%
Dan Schiller	304	0		0		304	0.0%
Jon Turner	304	0		0		304	0.0%
Joseph Shuster	304	0		0		304	0.0%
Richard Scott	304	0		0		304	0.0%
Rajinder K Joshi	302	0		0		302	0.0%
Dr Hugh Coulsting	288	0		0		288	0.0%
Claude Rolston	283	0		0		283	0.0%
Colin Pearce	280	0		0		280	0.0%
George Albert Martin	273	0		0		273	0.0%
Howard J Lockley	273	0		0		273	0.0%
Irene Bowers	273	0		0		273	0.0%
Mervyn Brewer	273	0		0		273	0.0%
Shane Robert Greig	273	0		0		273	0.0%
Terence Williams	267	0		0		267	0.0%
Geoffrey Faulkner	255	0		0		255	0.0%
Geoffrey Williams Butler	255	0		0		255	0.0%
Sukhdev Ghataora	255	0		0		255	0.0%
Trevor Charlton	247	0		0		247	0.0%
Norman Judge	246	0		0		246	0.0%
John Thomson	244	0		0		244	0.0%
Brian Mernagh	240	0		0		240	0.0%
Keith Geoffrey Cartmell	237	0		0		237	0.0%
Ingmar Olsson	234	0		0		234	0.0%
Nicholas Chandler	225	0		0		225	0.0%
Sanjay Patel	225	0		0		225	0.0%
Mark Tetley	218	0		0		218	0.0%
Malcolm Charleton	216	0		0		216	0.0%
Peter Gray	215	0		0		215	0.0%
Philip Cowell	214	0		0		214	0.0%
Mark Whittaker	212	0		0		212	0.0%
Wai Hong Yau Francis Mary Wooster Jtten	212	0		0		212	0.0%
Abbas Hussain	210	0		0		210	0.0%
Andy Travell	209	0		0		209	0.0%
Eugene Mccormick	204	0		0		204	0.0%
Joseph Nicholas	201	0		0		201	0.0%
John Cagney	200	0		0		200	0.0%
Bryan Bibby	199	0		0		199	0.0%
Tom Walsh	197	0		0		197	0.0%
Michael Anderson	193	0		0		193	0.0%
Trevor Davies & Amy Davies Jtten	193	0		0		193	0.0%
Deryck Keith Misselbrook	190	0		0		190	0.0%
Prof Antony Flew	189	0		0		189	0.0%
Scott Mckirdy	189	0		0		189	0.0%
Philip Richards	186	0		0		186	0.0%
William John Ward	186	0		0		186	0.0%
Richard Berwick	184	0		0		184	0.0%
Horace Statton	183	0		0		183	0.0%
Christy Power	178	0		0		178	0.0%
Patrick O'gara	175	0		0		175	0.0%
Steven David Ponsford	172	0		0		172	0.0%
Steven Wilkins	170	0		0		170	0.0%
Paul Turgoose	169	0		0		169	0.0%
Mark A Guest	165	0		0		165	0.0%
Patrick O'donnell	165	0		0		165	0.0%
David Mattes	164	0		0		164	0.0%
Nicolo Antonio Cuscuna	162	0		0		162	0.0%
Drew Marshall	161	0		0		161	0.0%
Harold Taylor	158	0		0		158	0.0%
Syed Kazmi	158	0		0		158	0.0%
Gerry Deignan	156	0		0		156	0.0%
David John Davies	155	0		0		155	0.0%
William Lee Harling	155	0		0		155	0.0%
Stoianova Gueorguieva	152	0		0		152	0.0%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
Anil Patel	150	0		0		150	0.0%
Kenneth John Beckett	150	0		0		150	0.0%
Donald John Davey Pugsley	149	0		0		149	0.0%
Colin Harris	148	0		0		148	0.0%
Tony Kirton	148	0		0		148	0.0%
Philip Robinson	142	0		0		142	0.0%
Donal Daly	139	0		0		139	0.0%
Alan Holmes	138	0		0		138	0.0%
David Edward Evans	136	0		0		136	0.0%
Peter Townsend	136	0		0		136	0.0%
Michael Mcbraida	134	0		0		134	0.0%
Mats Stierngren	133	0		0		133	0.0%
George Prince	132	0		0		132	0.0%
Martin Whicker	131	0		0		131	0.0%
Patrick O Gara	129	0		0		129	0.0%
Richard Jones	129	0		0		129	0.0%
Terence Steadman	128	0		0		128	0.0%
Stockvale Limited	127	0		0		127	0.0%
Christopher Farmer	124	0		0		124	0.0%
Colin Taylor	123	0		0		123	0.0%
Jonathon Atkinson	123	0		0		123	0.0%
Susan Owens	123	0		0		123	0.0%
Thomas Hodgson	123	0		0		123	0.0%
George Henry Stafford	122	0		0		122	0.0%
Jeetandra Nandha	122	0		0		122	0.0%
Michael Disanto	122	0		0		122	0.0%
Peter Sadler	122	0		0		122	0.0%
Roderick Shelton	121	0		0		121	0.0%
Raymond Southwell & Jill Southwell Jttgen	120	0		0		120	0.0%
Devshi Bhudia	119	0		0		119	0.0%
Ian Haste	118	0		0		118	0.0%
Robert Roalfe	117	0		0		117	0.0%
Ulla-Britt Jonsson	117	0		0		117	0.0%
Anthony Fleming	116	0		0		116	0.0%
John Lindley	113	0		0		113	0.0%
Paul Turner	113	0		0		113	0.0%
James Dow	112	0		0		112	0.0%
Patrick Ryan	112	0		0		112	0.0%
Barry James Paton	108	0		0		108	0.0%
Anthony Hollier	107	0		0		107	0.0%
Geoffrey Hall	107	0		0		107	0.0%
Kelvin Mason	107	0		0		107	0.0%
Polis Ltd	106	0		0		106	0.0%
Jaiprakash Patel	105	0		0		105	0.0%
Michael O'donovan	105	0		0		105	0.0%
Agneta Gefors	104	0		0		104	0.0%
Peter Heginson	103	0		0		103	0.0%
David Evans	102	0		0		102	0.0%
Michael Mitchell	102	0		0		102	0.0%
Robert Ledwith	102	0		0		102	0.0%
Thomas Bergsten	101	0		0		101	0.0%
Martin Hedlund	99	0		0		99	0.0%
Michael Hammond	99	0		0		99	0.0%
Victor Morris	99	0		0		99	0.0%
David Mitchell	98	0		0		98	0.0%
John Rhodes	98	0		0		98	0.0%
Brendan Wieczorek	96	0		0		96	0.0%
Monty Navias	96	0		0		96	0.0%
Peter Villa	96	0		0		96	0.0%
Richard Powell	96	0		0		96	0.0%
Glenwood Marketing Association	95	0		0		95	0.0%
Philip Beckett	95	0		0		95	0.0%
Robert Barnard	94	0		0		94	0.0%
Jeremy Herklots	93	0		0		93	0.0%
Tom Lorenz	91	0		0		91	0.0%
Colin M Payne	90	0		0		90	0.0%
Paul Cunnington	90	0		0		90	0.0%
Adam Kirkpatrick	89	0		0		89	0.0%
Paul Hegarty	88	0		0		88	0.0%
Robert Mcenteggart	87	0		0		87	0.0%
Andrew Tawney	85	0		0		85	0.0%
George Adair & Dallas Adair Jtten	85	0		0		85	0.0%
Giovanni Toselli	85	0		0		85	0.0%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
Genesis Capital Corporation	84	0		0		84	0.0%
Peter Harry Camp	83	0		0		83	0.0%
Robert Taylor	81	0		0		81	0.0%
Robert Cooper	80	0		0		80	0.0%
Tom Caulfield	80	0		0		80	0.0%
Massimo Torlini	79	0		0		79	0.0%
Carl Lias	78	0		0		78	0.0%
Richard Wood	78	0		0		78	0.0%
Gary Frogley	77	0		0		77	0.0%
Alan Richard Cropper	76	0		0		76	0.0%
Tomas Goldbeck-Lowe	76	0		0		76	0.0%
Yngve Hedberg	76	0		0		76	0.0%
Kevin Lydon & Margaret Lydon Jtten	75	0		0		75	0.0%
Charles Price	73	0		0		73	0.0%
James Gardiner	73	0		0		73	0.0%
Mohammad Sattar	73	0		0		73	0.0%
Sajjad Ayub	73	0		0		73	0.0%
David Hampson	72	0		0		72	0.0%
Gerard Quinn	72	0		0		72	0.0%
Ralph Sherriff	72	0		0		72	0.0%
Robert Higgins	72	0		0		72	0.0%
Stuart Cowell	72	0		0		72	0.0%
Terence Hugh Ellis	72	0		0		72	0.0%
Denis Barnard	71	0		0		71	0.0%
Greogry Penny	71	0		0		71	0.0%
John Arthur	71	0		0		71	0.0%
Michael Whitson	71	0		0		71	0.0%
Raymond Reed Executive Services	71	0		0		71	0.0%
William Ellis	71	0		0		71	0.0%
Denis Poynton	70	0		0		70	0.0%
Donald Elks	70	0		0		70	0.0%
James O'donnell & Bernadette O'donnell	70	0		0		70	0.0%
Kenneth Pearce	70	0		0		70	0.0%
Sean Farnan	70	0		0		70	0.0%
Cornelius Black	69	0		0		69	0.0%
John Twomey	69	0		0		69	0.0%
Charles Penny	68	0		0		68	0.0%
James Farrell	68	0		0		68	0.0%
John Churchward	68	0		0		68	0.0%
Julian Mills	68	0		0		68	0.0%
Patrick Byrne	68	0		0		68	0.0%
William Nicholson	68	0		0		68	0.0%
Edward Derek Cole	67	0		0		67	0.0%
James Murray	67	0		0		67	0.0%
Jillian Howard	67	0		0		67	0.0%
John Garnder	67	0		0		67	0.0%
Martin Cooper	67	0		0		67	0.0%
Patrick Peplow	66	0		0		66	0.0%
James Mcglynn	65	0		0		65	0.0%
John Halsey	65	0		0		65	0.0%
David Hammond	64	0		0		64	0.0%
Douglas Laing	64	0		0		64	0.0%
John Farnsworth	64	0		0		64	0.0%
Luigi Mennella	64	0		0		64	0.0%
Neil Broe	64	0		0		64	0.0%
Norman Buckland	64	0		0		64	0.0%
Paul Cooke	64	0		0		64	0.0%
Tony Chapman	64	0		0		64	0.0%
Barry Cole	63	0		0		63	0.0%
George Dunn	63	0		0		63	0.0%
Lindsay John Mccready	63	0		0		63	0.0%
Michael Koe	63	0		0		63	0.0%
Barry Pilon	62	0		0		62	0.0%
Elizabeth Ann Machin	62	0		0		62	0.0%
Francis Canavan	62	0		0		62	0.0%
Geoofey Roy Tilley & Karen Margaret Tilley Jtten	62	0		0		62	0.0%
Mark Barron	62	0		0		62	0.0%
Michael Richard Wood	62	0		0		62	0.0%
Pauline Donnelly	62	0		0		62	0.0%
Peter Davies	62	0		0		62	0.0%
Peter Towler	62	0		0		62	0.0%
Reginal Wright	62	0		0		62	0.0%
Charles Svoboda	61	0		0		61	0.0%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
Eammon Hall	61	0		0		61	0.0%
Gavin Howard Barnard	61	0		0		61	0.0%
Leslie Green	61	0		0		61	0.0%
Michael Norman Huxtable	61	0		0		61	0.0%
Daniel O'may	60	0		0		60	0.0%
David Spedding	60	0		0		60	0.0%
Dennis Bradney	60	0		0		60	0.0%
Mark James	60	0		0		60	0.0%
Michael Fredric Kirkman	60	0		0		60	0.0%
Michael Goodier	60	0		0		60	0.0%
Alan Echlin & Isobel Lesley Echlin Jtten	59	0		0		59	0.0%
Barrie Day	59	0		0		59	0.0%
Richard Taylor	59	0		0		59	0.0%
Paresh Vaghela	58	0		0		58	0.0%
Charles Eamon Mullaghan	57	0		0		57	0.0%
Alistair Scott Farnes	56	0		0		56	0.0%
Christer Johansson	56	0		0		56	0.0%
Geoffrey Walker	56	0		0		56	0.0%
Jeremy Wright	56	0		0		56	0.0%
Patrick Segar	56	0		0		56	0.0%
Stephen O'donnell	56	0		0		56	0.0%
William Reid	56	0		0		56	0.0%
Malcolm Barron	54	0		0		54	0.0%
Trust Company Of America Fbo Paul H Dragul #60-0029-52	54	0		0		54	0.0%
Gordon Darroch	53	0		0		53	0.0%
Marshall Walker	53	0		0		53	0.0%
Matthew Goad	53	0		0		53	0.0%
Andrew Bunting	51	0		0		51	0.0%
David Mountain	51	0		0		51	0.0%
Horace Statton & Gweneth Ann Statton Jtten	51	0		0		51	0.0%
John Fancourt	51	0		0		51	0.0%
Brendan Connolly	50	0		0		50	0.0%
Robert Prescott	50	0		0		50	0.0%
Keith Aldred	49	0		0		49	0.0%
David Allen	48	0		0		48	0.0%
Edward Hills	48	0		0		48	0.0%
Peter Hodges	48	0		0		48	0.0%
Andrew John Buscombe	47	0		0		47	0.0%
Martin Fraser	47	0		0		47	0.0%
Paul Stratford	47	0		0		47	0.0%
Peter Helander	47	0		0		47	0.0%
Steve Muskett	47	0		0		47	0.0%
Samuel Arthur Morgan	46	0		0		46	0.0%
Donald Harper	45	0		0		45	0.0%
Nihcolas Pentland	45	0		0		45	0.0%
Anthony Martin Edward Shewell	44	0		0		44	0.0%
Michael Joseph & Noreen Crowley Jtten	44	0		0		44	0.0%
Robert Williamson	44	0		0		44	0.0%
Roger Backett	44	0		0		44	0.0%
John Campbell	43	0		0		43	0.0%
John N Carr	43	0		0		43	0.0%
Michael Balcomb	43	0		0		43	0.0%
Parry O'driscoll	43	0		0		43	0.0%
Pat Collier	43	0		0		43	0.0%
Robert Curtis	43	0		0		43	0.0%
Terence Love	43	0		0		43	0.0%
William Knoll & Janice Knoll Jtten	43	0		0		43	0.0%
William Rogers	43	0		0		43	0.0%
Brian Thorp	42	0		0		42	0.0%
Geoffrey Brewer	42	0		0		42	0.0%
Keiran Grimley	42	0		0		42	0.0%
Nicholette Kerr	42	0		0		42	0.0%
Robert Barnwell & Ann Barnwell Jtten	42	0		0		42	0.0%
Cliff Debaugh	41	0		0		41	0.0%
David Wheatcroft	41	0		0		41	0.0%
Graham Tingle	41	0		0		41	0.0%
Ian Morris	41	0		0		41	0.0%
Leon Grant	41	0		0		41	0.0%
Shamsudin Mohamed Rela	41	0		0		41	0.0%
Tom Fellows	41	0		0		41	0.0%
Andrew Frewin	40	0		0		40	0.0%
Eithne Lavery	40	0		0		40	0.0%
Eric Baylis	40	0		0		40	0.0%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
Geoffrey Cawston	40	0		0		40	0.0%
Joseph Beckett	40	0		0		40	0.0%
Joseph Haveron	40	0		0		40	0.0%
Philip Earl	40	0		0		40	0.0%
Stephen Pitt	40	0		0		40	0.0%
Douglas Hoff	39	0		0		39	0.0%
John O'donnell	39	0		0		39	0.0%
John Robinson	39	0		0		39	0.0%
Marjanul Bahar	39	0		0		39	0.0%
Saleem Akhtar	39	0		0		39	0.0%
Aidan Leo	38	0		0		38	0.0%
David Hercules Scholtz	38	0		0		38	0.0%
Hadi Chiad	38	0		0		38	0.0%
John Cordingley	38	0		0		38	0.0%
Peter Cooper	38	0		0		38	0.0%
Alan Kennedy	37	0		0		37	0.0%
Alwin Elliot	37	0		0		37	0.0%
Darren Coll	37	0		0		37	0.0%
Carl Huggett	36	0		0		36	0.0%
David Birley	36	0		0		36	0.0%
David Lunn	36	0		0		36	0.0%
David Seear	36	0		0		36	0.0%
Gavern Tyrwhitt-Walker	36	0		0		36	0.0%
Ian Mansell	36	0		0		36	0.0%
John Gyles	36	0		0		36	0.0%
Kevin Hall	36	0		0		36	0.0%
Ramsay Jenns	36	0		0		36	0.0%
Robert Chapman	36	0		0		36	0.0%
Steven Ebbage	36	0		0		36	0.0%
Charles Taylor	35	0		0		35	0.0%
David Powell	35	0		0		35	0.0%
David Robinson & Muriel Robinson Jtten	35	0		0		35	0.0%
Eugene O'donnell	35	0		0		35	0.0%
John Baxter & Kathleen Baxter Jtten	35	0		0		35	0.0%
Kenneth Crockford	35	0		0		35	0.0%
Leslie Hough	35	0		0		35	0.0%
Michael Knock	35	0		0		35	0.0%
Nigel Kiernander	35	0		0		35	0.0%
Paul Loveless	35	0		0		35	0.0%
Thomas Byron	35	0		0		35	0.0%
Anthony Smith	34	0		0		34	0.0%
Anthony Thomas Bell	34	0		0		34	0.0%
Barry George Holling	34	0		0		34	0.0%
Bilal Altrabsheh	34	0		0		34	0.0%
Brian Fraser-Hook	34	0		0		34	0.0%
David Eccles & Pamela Christine Eccles Jtten	34	0		0		34	0.0%
David Grove	34	0		0		34	0.0%
Derek Rice	34	0		0		34	0.0%
Douglas Thomson	34	0		0		34	0.0%
Geoffrey Ball	34	0		0		34	0.0%
Ian Duerden	34	0		0		34	0.0%
Joe Cooke	34	0		0		34	0.0%
Karamat Mirzaie Fard	34	0		0		34	0.0%
Mark Riley	34	0		0		34	0.0%
Maurice Wolverson	34	0		0		34	0.0%
Michael Buttrey	34	0		0		34	0.0%
Nishil Khimasia	34	0		0		34	0.0%
Patrick Cornelius	34	0		0		34	0.0%
Peter J W Smithson	34	0		0		34	0.0%
Peter Warren	34	0		0		34	0.0%
Reginald Pope	34	0		0		34	0.0%
Robert Symons	34	0		0		34	0.0%
Roy Townley	34	0		0		34	0.0%
Seton Cotteril	34	0		0		34	0.0%
Timothy James Hegarty & Sheila Hegarty Jtten	34	0		0		34	0.0%
Valentine Secker	34	0		0		34	0.0%
William Pratt	34	0		0		34	0.0%
Arthur Baker	33	0		0		33	0.0%
Christopher Leyshon	33	0		0		33	0.0%
Frank Ponsford	33	0		0		33	0.0%
Nemchand Shah	33	0		0		33	0.0%
Noel Rippeth	33	0		0		33	0.0%
Ali Asghar	32	0		0		32	0.0%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
David Robinson	32	0		0		32	0.0%
Edward Thomas Bosden	32	0		0		32	0.0%
Ivan Webster	32	0		0		32	0.0%
Jack Cairns	32	0		0		32	0.0%
John Reader Blackton	32	0		0		32	0.0%
Kausar Khan	32	0		0		32	0.0%
Michael Redmond	32	0		0		32	0.0%
Peter E Cartledge	32	0		0		32	0.0%
Richard Smith	32	0		0		32	0.0%
Robin Marks	32	0		0		32	0.0%
Selwyn Collins	32	0		0		32	0.0%
Barb Snackenberg	31	0		0		31	0.0%
Benjamin Francis	31	0		0		31	0.0%
Claus Emmer	31	0		0		31	0.0%
David Livesey	31	0		0		31	0.0%
Derek Blanc	31	0		0		31	0.0%
Dino Deslauriers	31	0		0		31	0.0%
Don Debelak	31	0		0		31	0.0%
Ian Mungham	31	0		0		31	0.0%
Irene May Phillips	31	0		0		31	0.0%
Kevin Freeman	31	0		0		31	0.0%
Kim Janecek	31	0		0		31	0.0%
Malcolm Smith	31	0		0		31	0.0%
Nigel Burchell	31	0		0		31	0.0%
Sydney Dean	31	0		0		31	0.0%
Alan Paul Liebing	30	0		0		30	0.0%
Anthony Ashley	30	0		0		30	0.0%
Charles Crawford	30	0		0		30	0.0%
David Ian Wood	30	0		0		30	0.0%
Edith Slater	30	0		0		30	0.0%
Ian Chisholm & Sybil Tomlinson Jtten	30	0		0		30	0.0%
Ian Hughes	30	0		0		30	0.0%
Jerome Sloane	30	0		0		30	0.0%
John Alan Simmons & Janet Young Linton Simmons Jtten	30	0		0		30	0.0%
John Heald	30	0		0		30	0.0%
John Kaye	30	0		0		30	0.0%
Nicholas Price	30	0		0		30	0.0%
Nigel Platt	30	0		0		30	0.0%
Philip Jones	30	0		0		30	0.0%
Robin Graham Smith	30	0		0		30	0.0%
Sohan Gindha	30	0		0		30	0.0%
Stephen Elliot	30	0		0		30	0.0%
Stephen Elward	30	0		0		30	0.0%
Tommy O'donnell	30	0		0		30	0.0%
Alan Norway	29	0		0		29	0.0%
Andrew Fitzgerald	29	0		0		29	0.0%
Andrew John Goodacre	29	0		0		29	0.0%
Anthony Griffin	29	0		0		29	0.0%
Brian Bonner	29	0		0		29	0.0%
Clive Bradley	29	0		0		29	0.0%
Colin Geoffrey Newboult	29	0		0		29	0.0%
Damian Mclaughlin	29	0		0		29	0.0%
David Gow	29	0		0		29	0.0%
Derek Wilkins	29	0		0		29	0.0%
Dominic Mccrory	29	0		0		29	0.0%
Geoffrey Cowdell	29	0		0		29	0.0%
Hasmukh Mistry	29	0		0		29	0.0%
Hugh Mcdermott	29	0		0		29	0.0%
James Campbell Easton	29	0		0		29	0.0%
John Hammersley	29	0		0		29	0.0%
June Alexander	29	0		0		29	0.0%
Mark Nolan	29	0		0		29	0.0%
Michael Ambrose	29	0		0		29	0.0%
Michael Denis Cashman	29	0		0		29	0.0%
Nicholas Hutson	29	0		0		29	0.0%
Paul Keen	29	0		0		29	0.0%
Peter Nigel Robinson	29	0		0		29	0.0%
Peter Robinson	29	0		0		29	0.0%
Peter Scott	29	0		0		29	0.0%
Ramesh Pattni	29	0		0		29	0.0%
William Bell	29	0		0		29	0.0%
Alan Kelly	28	0		0		28	0.0%
Alban Chapman	28	0		0		28	0.0%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
Brian Neal	28	0		0		28	0.0%
Brian O'brien	28	0		0		28	0.0%
Bryan O'neil	28	0		0		28	0.0%
Clifford Lester Bore & Betty Patricia Bore Jtten	28	0		0		28	0.0%
Colin Barron	28	0		0		28	0.0%
David Abbott	28	0		0		28	0.0%
David Brown	28	0		0		28	0.0%
David Crawford	28	0		0		28	0.0%
Dl Morley & Iik Morley Jtten	28	0		0		28	0.0%
Howard Connolly	28	0		0		28	0.0%
Huw Lloyd Roberts	28	0		0		28	0.0%
J D Wheelwrigt	28	0		0		28	0.0%
Jaswant Singh	28	0		0		28	0.0%
Jim Mugaseth	28	0		0		28	0.0%
John Bodman	28	0		0		28	0.0%
John Fannon	28	0		0		28	0.0%
John Lancaster	28	0		0		28	0.0%
John Williams	28	0		0		28	0.0%
Marcus Palmer	28	0		0		28	0.0%
Mark Barker	28	0		0		28	0.0%
Michael Haycock	28	0		0		28	0.0%
Michael Riddle	28	0		0		28	0.0%
Mike Smith	28	0		0		28	0.0%
Nick Mitchell	28	0		0		28	0.0%
Patricia Tankard	28	0		0		28	0.0%
Peter Long	28	0		0		28	0.0%
Peter Rouse	28	0		0		28	0.0%
Philip Chatfield	28	0		0		28	0.0%
Rev Peter Warren	28	0		0		28	0.0%
Richard Hider	28	0		0		28	0.0%
Sam Jones	28	0		0		28	0.0%
Tony Holmwood	28	0		0		28	0.0%
Andrew Collinson	27	0		0		27	0.0%
Andrew Harry Orchard	27	0		0		27	0.0%
Christopher Williams	27	0		0		27	0.0%
Gordon Brown	27	0		0		27	0.0%
Graham Fortune	27	0		0		27	0.0%
Iain Grant	27	0		0		27	0.0%
James O'brien	27	0		0		27	0.0%
Joe Murphy & Margaret Murphy Jtten	27	0		0		27	0.0%
John Mcloughlin	27	0		0		27	0.0%
Keith Barber & Rosemary Alice Barber Jtten	27	0		0		27	0.0%
Kevin Potts	27	0		0		27	0.0%
Michael Lucas	27	0		0		27	0.0%
Michael O'byrne & Yvonne Obyrne Jtten	27	0		0		27	0.0%
Mike Sanford	27	0		0		27	0.0%
Peter Abram	27	0		0		27	0.0%
Peter Jolliff	27	0		0		27	0.0%
Richard Crucefix	27	0		0		27	0.0%
Richard Page	27	0		0		27	0.0%
Rodney Watson	27	0		0		27	0.0%
Rosalyn Hennings	27	0		0		27	0.0%
Stephen Ball	27	0		0		27	0.0%
Stephen Cannon	27	0		0		27	0.0%
Benito Kemble	26	0		0		26	0.0%
Frank Murray	26	0		0		26	0.0%
Ian Mead	26	0		0		26	0.0%
James O'donovan	26	0		0		26	0.0%
Michael O'connor	26	0		0		26	0.0%
Murt Murphy	26	0		0		26	0.0%
Oliver Manley	26	0		0		26	0.0%
Rita Exton	26	0		0		26	0.0%
Anthony Delaney	25	0		0		25	0.0%
David Millar	25	0		0		25	0.0%
James Hailstone	25	0		0		25	0.0%
Leroi Mclawrence	25	0		0		25	0.0%
Roger Heath	25	0		0		25	0.0%
William Richard Lees	25	0		0		25	0.0%
Bryan Deal	24	0		0		24	0.0%
Darryl Gregory	24	0		0		24	0.0%
David Cook	24	0		0		24	0.0%
Donald Shore	24	0		0		24	0.0%
Francis Higginson	24	0		0		24	0.0%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
John Dinbkudes	24	0		0		24	0.0%
Liam Prendergast	24	0		0		24	0.0%
Peter Adams	24	0		0		24	0.0%
Peter Hutchings	24	0		0		24	0.0%
Roderick Bickerton	24	0		0		24	0.0%
Sidney Butt	24	0		0		24	0.0%
Adam Swaine	23	0		0		23	0.0%
Alexander Gordon Bonney	23	0		0		23	0.0%
Barry Hool	23	0		0		23	0.0%
Basil John Silver	23	0		0		23	0.0%
Bertram Harris	23	0		0		23	0.0%
Brian Keenleyside	23	0		0		23	0.0%
Charles Harrison	23	0		0		23	0.0%
Christopher Chapleo	23	0		0		23	0.0%
David Mcadam	23	0		0		23	0.0%
John Trudgill	23	0		0		23	0.0%
Jonathon Smyth	23	0		0		23	0.0%
Joseph O'hara	23	0		0		23	0.0%
Martin Stott	23	0		0		23	0.0%
Michael Thomson	23	0		0		23	0.0%
Peter Austin	23	0		0		23	0.0%
Peter Staveley	23	0		0		23	0.0%
Virendra Patel & Munica Patel Jtten	23	0		0		23	0.0%
William Ashberry	23	0		0		23	0.0%
William North	23	0		0		23	0.0%
Aidan Bennett	22	0		0		22	0.0%
Brian David Bungay	22	0		0		22	0.0%
Cecil Ludar-Smith	22	0		0		22	0.0%
Cyrus Manecksha	22	0		0		22	0.0%
Gary Powell	22	0		0		22	0.0%
Horace Richards	22	0		0		22	0.0%
James P Murray	22	0		0		22	0.0%
James R Doyle	22	0		0		22	0.0%
John Haggerty	22	0		0		22	0.0%
Jonathon Duggan	22	0		0		22	0.0%
Kenneth J Potter	22	0		0		22	0.0%
Kim Elliot	22	0		0		22	0.0%
Manoj Tailor	22	0		0		22	0.0%
Naveed Shaikh & Jahir Hussain Jtten	22	0		0		22	0.0%
Neill Menneer	22	0		0		22	0.0%
Peter Bishop	22	0		0		22	0.0%
Peter Murdoch	22	0		0		22	0.0%
Peter Sealey	22	0		0		22	0.0%
Steve Brandon	22	0		0		22	0.0%
William Green	22	0		0		22	0.0%
Willie O'grady	22	0		0		22	0.0%
Antonio De Lemos	21	0		0		21	0.0%
Bryan Allsop	21	0		0		21	0.0%
Bryn Edward Gater	21	0		0		21	0.0%
Clive Bunyan	21	0		0		21	0.0%
David Hannah	21	0		0		21	0.0%
Delroy Fagan	21	0		0		21	0.0%
Douglas J Eaton	21	0		0		21	0.0%
Dr Timothy Collyns	21	0		0		21	0.0%
Edgar Gerald Wooster &	21	0		0		21	0.0%
Edward Colin Campbell	21	0		0		21	0.0%
Eion Fraser	21	0		0		21	0.0%
Eugene Mckenna	21	0		0		21	0.0%
Fr Vincent Connaughton	21	0		0		21	0.0%
Fred Lawrence Hancock	21	0		0		21	0.0%
Geoffrey Claxton	21	0		0		21	0.0%
George Richardson	21	0		0		21	0.0%
Gerard Donoghue	21	0		0		21	0.0%
Graham Charles Phillips	21	0		0		21	0.0%
Greg Campbell	21	0		0		21	0.0%
Ian G Edmundson	21	0		0		21	0.0%
John Costello	21	0		0		21	0.0%
John Eaton	21	0		0		21	0.0%
John Frederick Flynn	21	0		0		21	0.0%
John Livie Barrington	21	0		0		21	0.0%
John Newton	21	0		0		21	0.0%
John Wright	21	0		0		21	0.0%
Karl Newby	21	0		0		21	0.0%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
Kieran Kenny	21	0		0		21	0.0%
Marion Crane	21	0		0		21	0.0%
Michael Cox	21	0		0		21	0.0%
Michael Frederick Tyrer	21	0		0		21	0.0%
Michael Hill	21	0		0		21	0.0%
Michael Wheldon	21	0		0		21	0.0%
Millicent Pearl Burdett	21	0		0		21	0.0%
Nial Joseph Barry	21	0		0		21	0.0%
Patrick Reilly	21	0		0		21	0.0%
Peter Jones	21	0		0		21	0.0%
Peter Mchugh	21	0		0		21	0.0%
Peter Samuel	21	0		0		21	0.0%
Richard Gardner	21	0		0		21	0.0%
Richard Theakston	21	0		0		21	0.0%
Robert Clelland	21	0		0		21	0.0%
Rosalind June Menne	21	0		0		21	0.0%
Santokh Singh Gill	21	0		0		21	0.0%
Stephen Barabas	21	0		0		21	0.0%
Steven Procopiou & Diane Procopiou Jtten	21	0		0		21	0.0%
Tim King	21	0		0		21	0.0%
Timothy Laycock	21	0		0		21	0.0%
Trevor Brown	21	0		0		21	0.0%
Trevor Michael Brindley	21	0		0		21	0.0%
Volker Roehling	21	0		0		21	0.0%
W.E.R. Stephens	21	0		0		21	0.0%
Anthony Taylor	20	0		0		20	0.0%
Barry Mason	20	0		0		20	0.0%
Breda Early	20	0		0		20	0.0%
Charles Gough	20	0		0		20	0.0%
Edwin Grover Morton	20	0		0		20	0.0%
Keith Ashcroft	20	0		0		20	0.0%
Nicholas Cheetham	20	0		0		20	0.0%
Nirav Patel	20	0		0		20	0.0%
Peter Hall	20	0		0		20	0.0%
Richard Degruchy	20	0		0		20	0.0%
Richard Reid	20	0		0		20	0.0%
Roy Fox	20	0		0		20	0.0%
Roy Pumpr	20	0		0		20	0.0%
Syed Balayet Hussain	20	0		0		20	0.0%
Thomas Nash	20	0		0		20	0.0%
Alan Sutton	19	0		0		19	0.0%
Alastair Murray	19	0		0		19	0.0%
Alister Layton	19	0		0		19	0.0%
Anthony Hunt	19	0		0		19	0.0%
David Hutchinson	19	0		0		19	0.0%
Dr Duncan Ferns	19	0		0		19	0.0%
Edgar Palfreman	19	0		0		19	0.0%
John Alexander	19	0		0		19	0.0%
John Clement	19	0		0		19	0.0%
Martin Sells	19	0		0		19	0.0%
Paul Bowker	19	0		0		19	0.0%
Scott Tipton	19	0		0		19	0.0%
Stanley E Millar	19	0		0		19	0.0%
Tony Blackburn	19	0		0		19	0.0%
David Eaves	18	0		0		18	0.0%
Michael O'brien	18	0		0		18	0.0%
Richard Darlington	18	0		0		18	0.0%
Suresh Gunputrao	18	0		0		18	0.0%
Adrian Jones	17	0		0		17	0.0%
Bernard Cullen	17	0		0		17	0.0%
Christopher Bird	17	0		0		17	0.0%
Colin Airey	17	0		0		17	0.0%
David Peters	17	0		0		17	0.0%
David Woods	17	0		0		17	0.0%
Garwyn Williams	17	0		0		17	0.0%
Graham Anderson	17	0		0		17	0.0%
James Ian Macnab	17	0		0		17	0.0%
John Bamber	17	0		0		17	0.0%
John Murray	17	0		0		17	0.0%
Michael Riley	17	0		0		17	0.0%
Mohammad Qazi	17	0		0		17	0.0%
Nicholas Peters	17	0		0		17	0.0%
Stephen Howell	17	0		0		17	0.0%

ECO2 Plastics, Inc.
Table of Fully Diluted Shares of Common Stock;
Issued & Outstanding, Underlying Outstanding Convertible Debentures, & Underlying Outstanding Common Stock Purchase Warrants
Currently Exercisable or Exercisable within 60 Days

Shareholder Name	Issued and Outstanding	Derived from Convertible Debt	Footnote	Derived from Exercise of Warrants	Footnote	Fully Diluted Shares	Percent of Fully Diluted Shares
Victor Peck	17	0		0		17	0.0%
Andrew Frier	15	0		0		15	0.0%
Brian Blakemore	15	0		0		15	0.0%
Douglas Bliss	15	0		0		15	0.0%
Kenneth Frewin	15	0		0		15	0.0%
Kim Busfield	15	0		0		15	0.0%
Alasdair Campbell	14	0		0		14	0.0%
Alexander Blyth	14	0		0		14	0.0%
Edward Adams	14	0		0		14	0.0%
James Adams & Jean Adams Jtten	14	0		0		14	0.0%
James Cooke	14	0		0		14	0.0%
Michael Cunningham	14	0		0		14	0.0%
Michael James Potter	14	0		0		14	0.0%
Michael Reardon	14	0		0		14	0.0%
Norman Irving	14	0		0		14	0.0%
Steve Brew	14	0		0		14	0.0%
Barry Robinson	13	0		0		13	0.0%
James Mcguinness	13	0		0		13	0.0%
John Ackroyd	13	0		0		13	0.0%
Lee Hartshorne	13	0		0		13	0.0%
Alan Readyhough	11	0		0		11	0.0%
Andrew Bainbridge	10	0		0		10	0.0%
Kevin Johnson	10	0		0		10	0.0%
Abraham Nathan Adler	8	0		0		8	0.0%
Barrie Brown	8	0		0		8	0.0%
Alan Clark	7	0		0		7	0.0%
Bill Hopper	7	0		0		7	0.0%
Darren Galpin	7	0		0		7	0.0%
David Grainger	7	0		0		7	0.0%
Dennis Victor Christie	7	0		0		7	0.0%
Dominic Hogg	7	0		0		7	0.0%
Douglas Guilbert	7	0		0		7	0.0%
Elizabeth Jane Dearden	7	0		0		7	0.0%
Eric Gardner	7	0		0		7	0.0%
George Doherty	7	0		0		7	0.0%
Jeremy Paul Curry	7	0		0		7	0.0%
John Derbyshire	7	0		0		7	0.0%
John Michael Howard	7	0		0		7	0.0%
Kevern Broadley	7	0		0		7	0.0%
Martin Gebbett	7	0		0		7	0.0%
Neil Broadhurst	7	0		0		7	0.0%
Praful Jadav	7	0		0		7	0.0%
Richard Golding	7	0		0		7	0.0%
Ronald Davidson	7	0		0		7	0.0%
Stephen Hayes	7	0		0		7	0.0%
William R Dean	7	0		0		7	0.0%
Free Trading Shares	34,212,402	0		0		34,212,402	7.0%

	160,090,797	172,992,442		155,096,646		488,179,885	100.0%

Notes to Selling Stockholder Table:

(1)	See Exhibit 4.8 for Form of Common Stock Warrant issued in connection with the KW Securities Corp. private placement offering.

(2)	See Exhibit 4.9 for Form of Convertible Debenture KW Securities Corp. private placement offering.

(3)
See Exhibit 4.10 for Loan Agreement for Ji Y. Baek. Baek has 10% convertible debentures totaling $324,717.26 which converts at $0.0975 or 3,330,433 shares. Ms. Baek has common stock purchase warrants to purchase a total of 3,491,808 shares of common stock with a strike price of $0.12 per share. These warrants expire on April 15, 2015 and August 29, 2010. Ms. Baek also has common stock purchase warrants to purchase a total of 300,000 shares at $0.06 per share/cashless. These warrants expire on April 15, 2015 and are in connection with the KW Securities Corp. Private Placement Offering. See Exhibit 4.8 for Form of Common Stock Warrant issued in connection with the KW Securities Corp. Private Placement Offering.

(4)
See Exhibit 4.11 for Loan Agreement for Leroy and Lois Goldman. The Goldman’s have 10% convertible debentures totaling $653,073.98 which converts at $0.0975 or 7,228,501 shares. The Goldman’s have common stock purchase warrants to purchase a total of 7,925,000 shares of common stock with a strike price of $0.12 per share. This warrant expires on July 1, 2010. The Goldman’s also have common stock purchase warrants to purchase a total of 450,000 shares at $0.06 per share/cashless. These warrants expire on April 15, 2015 and are in connection with the KW Securities Corp. See Exhibit 4.8 for Form of Common Stock Warrant.

(5)
See Exhibit 4.12 for Loan Agreement for Arbor Malone, LLC. Arbor Malone has 10% convertible debentures totaling $23,631,608 which converts at $0.0975 or 31,784,671 shares. Arbor Malone has common stock purchase warrants to purchase a total of 36,347,261 shares of common stock with a strike price of $0.12 per share. This warrant expires on August 14, 2010. Arbor Malone also has common stock purchase warrants to purchase a total of 1,894,824 shares at $0.06 per share/cashless. These warrants expire on April 15, 2015 and are in connection with the KW Securities Corp. Private Placement Offering. See Exhibit 4.8 for Form of Common Stock Warrant.

(6)	See Exhibit 4.4 for Form of Common Stock Warrant.

(7)	See Exhibit 4.5 for Form of Common Stock Warrant and Convertible Debenture issued to Roaring Fork Capital SBIC L.P.

(8)
Saratoga Capital Partners, LLC had common stock purchase warrants to purchase a total of 1,150,000 shares of common stock at $0.06 per share/cashless. These warrants expire on April 15, 2015 and were issued in connection with the KW Securities Corp. private placement offering. See Exhibit 4.8 for Form of Common Stock Warrant issued in connection with the KW Securities Corp. private placement offering. Saratoga also has common stock purchase warrants to purchase a total of 1,500,000 shares of common stock at $0.06 per share/cashless. These warrants expire on April 15, 2015. See Exhibit 4.4 for Form of Common Stock Warrant.

(9)
Excipio Group, S.A. has a common stock purchase warrant to purchase 1,440,000 shares of common stock at $0.06 per share/cashless. This warrant expires on April 15, 2015. Excipio also has a common stock purchase warrant to purchase 3,748,000 shares of common stock at $0.12 per share/cashless. This warrant expires on April 15, 2010. See Exhibit 4.13 for the Form of Common Stock Warrants issued to Excipio Group, S.A.

(10)
In connection with Mr. Sandoval’s employment agreement, he has been granted the option to purchase 24,000,000 shares of restricted stock with a strike price of $0.0975 per share. Of this amount, 12,000,000 shares have vested and Mr. Sandoval has been issued a common stock purchase warrant to acquire up to 12,000,000 at $0.0975 per share/cashless. This warrant will expire on January 17, 2017. See Exhibit 4.14 for Form of Common Stock Warrant issued to Mario Sandoval.

(11)
Todd Greenhalgh a common stock purchase warrant to purchase 75,000 shares of common stock at $0.06 per share/cashless. This warrant expires on April 15, 2015 and was issued in connection with the KW Securities Corp. private placement offering. See Exhibit 4.8 for Form of Common Stock Warrant issued in connection with the KW Securities Corp. private placement offering. Mr. Greenhalgh has common stock purchase warrants to purchase 519,750 shares of common stock at $0.06 per share/cashless. These warrants expire on November 29, 2016 and January 17, 2017 respectively and were issued in connection with services provided. Mr. Greenhalgh also has common stock purchase warrants to purchase 4,950,000 shares of common stock at $0.0975 per share/cashless. These warrants expire on January 17, 2017 and were issued in connection with services provided. See Exhibit 4.15 for Form of Common Stock Warrant issued to Todd Greenhalgh for services.

PLAN OF DISTRIBUTION.

The selling stockholders (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out its short position, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person. We will make copies of this Prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS.

On or about November 2, 2006, Brean Murray Carret & Co., LLC (“BMC”) filed a claim for arbitration against ECO2 and it’s Chairman and CTO, Gary De Laurentiis, with the National Association of Securities Dealers. BMC is alleging that their service agreement with ECO2, dated May 9, 2005, was breached and that they are due fees and expenses in excess of $1 million. On or about January 30, 2007, ECO2 filed its answer, affirmative defenses and counterclaims in response to BMC’s claim. ECO2’s counterclaim against BMC alleges, among other things, that BMC breached their service agreement with ECO2, unjust enrichment, fraud, misrepresentation and unlawful contract. The relief sought by ECO2 estimates damages of $36 million and requests attorney fees and other miscellaneous costs and the cancellation of BMC’s common stock certificates and common stock purchase warrant. On or about March 9, 2007, BMC filed a response to ECO2’s counterclaim.

The Company is unaware of any other threatened or pending litigation against it not in the ordinary course of business and that has not previously been disclosed.

DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS.

NAME	AGE	POSITION
Rodney S. Rougelot	43	Director and Chief Executive Officer and Interim Chief Financial Officer
Gary M. De Laurentiis	61	Director and Chief Technology Officer
David M. Otto	48	Director
Lawrence A. Krause	66	Director
Ronald Domingue	44	Director
William Whittaker	57	Director
Mario Sandoval	43	Chief Operating Officer

Rodney S. Rougelot
Director, Chief Executive Officer and Interim Chief Financial Officer

Mr. Rougelot brings to ECO2 over 20 years of extensive experience in recycling, operations, finance, and mergers and acquisitions. Upon graduating from Harvard Business School, Mr. Rougelot founded Recycling Resource, LLC (“Recycling Resource”) in 1991, which rapidly became one of the leading recycling companies in California. After Recycling Resource was acquired by Tomra Pacific, Inc. (“Tomra Pacific”) in 1998, Mr. Rougelot served as President of the commercial division, building Tomra Pacific into one of the largest beverage container recyclers in the United States. Most recently in 2006, Mr. Rougelot was engaged through Stone Yamashita Partners as a strategic consultant with The Coca Cola Company. Mr. Rougelot has served as Director and Chief Executive Officer since July 2006 and was appointed interim Chief Financial Officer in February 2007.

Mr. Rougelot is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company. Mr. Rougelot is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

Gary M. De Laurentiis
Chairman and Chief Technology Officer

Mr. De Laurentiis has previously served as the Chairman, President and CEO since founding the Company in 1999. Mr. De Laurentiis was appointed Chief Technology Officer in July 2006. Mr. De Laurentiis has been active in the plastics recycling business for nearly twenty (20) years. In partnership with the Chinese Government, he designed and built his first plastics recycling plant in 1987. In the years since, he has designed, remodeled, built and operated plants in Mexico, North Carolina, Ohio, Florida, California and Canada for both local governments and private industries. From 1992 to 1995, Mr. De Laurentiis worked directly with the State Government in Campeche Mexico, living on-site for eighteen (18) months while directing the entire project. In 1996, an Ohio based group recruited Mr. De Laurentiis to open a shuttered recycling plant. Mr. De Laurentiis left the company in 1999 to start ECO2. From collecting, brokering, recycling and remanufacturing, to lobbying on behalf of the industry, Mr. De Laurentiis is intimately familiar with all levels of plastics recycling. The depth of Mr. De Laurentiis’ knowledge and his continuing search for newer, safer and more efficient ways to recycle waste has earned him the respect of his peers and the many regulatory agencies charged with protecting the environment that regularly call upon him for advice.

Mr. De Laurentiis is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company. Mr. De Laurentiis has never had a bankruptcy petition filed against him.

David M. Otto
Director

Mr. Otto is a Seattle-based attorney and the President of The Otto Law Group, PLLC. Mr. Otto’s practice is focused on corporate finance, securities, mergers & acquisitions, corporate law and governance. Mr. Otto began his practice on Wall Street in New York City in 1987 with the Hughes, Hubbard and Reed law firm, where he concentrated on significant corporate leveraged buyout and takeover transactions and equity and debt offerings for investment banks, venture capital firms and Fortune 1000 companies. In 1991, Mr. Otto moved to Seattle in order to dedicate his extensive experience to entrepreneurs, technology innovators, start-up and emerging growth businesses. In July 1999, Mr. Otto founded the Otto Law Group, PLLC in Seattle. Mr. Otto is a Director of Better Biodiesel, Inc., Renaissance Window Fashions, Inc., SinoFresh Healthcare, Inc., TechAlt, Inc., Avisere, Inc., Saratoga Capital Partners, Inc. and Cambridge Partners, LLC. He is a member of the American Bar Association Committee on the Federal Regulation of Securities, Subcommittee on the 1933 Act and Chairman of the Legislation Subcommittee of the ABA’s Venture Capital and Private Equity Committee. Mr. Otto is admitted to practice law in New York and Washington. Mr. Otto earned an AB from Harvard University and a JD from Fordham University School of Law. Mr. Otto has served as a Director since February 2006.

Mr. Otto is not related to any officer, director or affiliate of the Company. Mr. Otto is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

Lawrence A. Krause
Director

Mr. Krause has over 30 years experience in the financial industry and is president of Lawrence A. Krause & Associates, Inc. Lawrence A. Krause & Associates, Inc. is a registered investment firm and is composed of certified financial planners. Their and his experiences encompass securities, investment banking, real estate, business consulting, estate planning, education planning, retirement planning and tax planning. Mr. Krause is recognized as a leader in the field of financial and investment planning and has been named “Financial Planner of the Year” by his peers in San Francisco and on several occasions has been called “one of the nation’s leading financial planners” by the New York Times. Mr. Krause founded one of the first comprehensive financial planning departments in the United States for a major brokerage firm. Mr. Krause has extensive experience as a partner of limited partnership and managing member of limited liability corporate investment funds. Mr. Krause has been and currently remains as a general partner in limited partnerships and a managing member in limited liability companies which have invested in opportunities such as oil and gas, venture capital, equipment leasing, real estate and proprietary manufacturing. Mr. Krause received his B.A. from State University of Iowa, and has also received a CFP (Certified Financial Planner) and CSA (Certified Senior Advisor). Mr. Krause has served as a Director since February 2006.

Mr. Krause is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company. Mr. Krause is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

Ronald Domingue
Director

Mr. Domingue brings extensive financial, logistics and engineering experience to ECO2. He is a managing partner at Arbor Malone, LLC and was a co-founder of SupplyBase, Inc. (“SupplyBase”), a supply-chain software company that was acquired by i2 Technologies, Inc.  Prior to SupplyBase, Mr. Domingue held positions in product management, engineering and field marketing at GE Plastics, a subsidiary of General Electric Company (“General Electric”), over a 13 year career. Mr. Domingue holds a Bachelor of Science in Mechanical Engineering, Cum Laude, from the University of Vermont, a Masters of Science in Mechanical Engineering from Rensselaer Polytechnic Institute, and he is a graduate of General Electric’s Edison Engineering Program. Mr. Domingue has served as a Director since December 2006.

Mr. Domingue is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company. Mr. Domingue is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

William Whittaker
Director

Mr. Whittaker brings extensive asset management experience, both in real estate and investment management, to ECO2. Mr. Whittaker currently manages assets worth approximately $125 million through Whittaker Asset Management, Inc., a company of which he has been the Chairman and CEO of since 1987. Mr. Whittaker is also the controlling principal of more than 40 privately held companies and/or partnerships that either own commercial income properties or invest in operating businesses. Mr. Whittaker graduated from Stanford University in 1971 with an Economics degree and from the University of Santa Clara School of Law, cum laude, in 1976. He was admitted to the California State Bar in 1976 (inactive 1996) and the United States Tax Court in 1979.  Mr. Whittaker was appointed as a Director in February 2007.

Mr. Whittaker is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company. Mr. Whittaker is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

Mario Sandoval
Chief Operating Officer

Mr. Sandoval was previously the Senior Process Leader with Johns Manville in the BPS initiative, headquartered in Denver, Colorado. He was responsible for all aspects of the Plan to Make implementation. Prior to joining BPS, Mr. Sandoval was the Director of Strategic Engineering Programs and the Director of Operations for performance materials. Prior to joining Johns Manville in July of 2004, Mr. Sandoval was the Vice President and Supply Chain Leader for General Electric Polymershapes (“GE”). Previous positions Mr. Sandoval has held with GE include Global Manufacturing Leader for Crystalline Plastics, Master Black Belt and various operational leadership, quality and automation engineering roles. He started his career with GE on the Chemical/Metallurgical Management Training program. Mr. Sandoval has a Bachelor of Science degree in chemical engineering and computer science from New Mexico State University. Mr. Sandoval has served as Chief Operating Officer since October 2006.

Mr. Sandoval is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company. Mr. Sandoval is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 15, 2007:

Title of Class:	Name and Address of Beneficial Holder:	Amount and Nature of Beneficial Ownership:		Percent of Class (12):
Common, $.001 par value	Gary De Laurentiis P.O. Box 760, 5300 Claus Rd., Riverbank, CA 95367	19,742,630	(1)	7%
Common, $.001 par value	Lawrence A. Krause 1001 Bayhill Drive, Suite 170 San Bruno, CA 94066	14,825,000	(2)	5%
Common, $.001 par value	David M. Otto 601 Union Street, Suite 4500 Seattle, WA 98164	18,645,514	(3)	6%
Common, $.001 par value	Rodney S. Rougelot P.O. Box 760, 5300 Claus Rd. Riverbank, CA 95367	26,832,263	(4)	9%
Common, $.001 par value	Ronald M. Domingue 5300 Claus Road, Box 760 Riverbank, CA 95367	70,961,887	(5)	24%
Common, $.001 par value	William Whittaker 8070 La Jolla Shores Drive, #508 La Jolla, CA 92037	80,943,486	(6)	17.8%
Common, $.001 par value	Mario Sandoval 5300 Claus Road, Box 760 Riverbank, CA 95367	12,000,000	(7)	2.6%
Common, $.001 par value	Jerjis T. Alajaji 5300 Claus Road, Box 760 Riverbank, CA 95367	12,342,655	(11)	4%
Common, $.001 par value	Voting Trustee 5300 Claus Road, Box 760 Riverbank, CA 95367	17,600,000	(8)	6%
Common, $.001 par value	Excipio Group, S.A. Harbour House, Waterfront Drive P.O. Box 2221, Road Town Tortola, British Virgin Islands	12,502,322	(9)	4%
Common, $.001 par value	Todd Greenhalgh 5300 Claus Road, Box 760 Riverbank, CA 95367	13,188,083	(10)	4%
Common, $.001 par value	Frederick W. Smith, Jr. 5300 Claus Road, Box 760 Riverbank, CA 95367	626,435	(11)	<1%
Total Held by Officers and Directors:		261,612,425
Total Held by Officers, Directors and Certain Beneficial Owners:		299,645,485

(1)
Of this amount, Mr. De Laurentiis owns 6,106,519 shares of common stock. He has a common stock purchase warrant to acquire up to 11,636,111 shares at $0.06 per share/cashless. This warrant expires on April 15, 2015. Under the terms of Mr. De Laurentiis’ employment agreement, he is entitled to receive an additional 2,000,000 shares upon satisfying certain obligations.

(2)
Of this amount, Mr. Krause owns 200,000 shares of common stock. As the principal of KW Securities Corporation, Mr. Krause has a common stock purchase warrant to acquire up to 14,625,000 shares at $0.06 per share/cashless. This warrant expires on April 15, 2015.

(3)
Mr. Otto individually owns 2,500,000 shares of common stock. Mr. Otto is the principal of The Otto Law Group, PLLC (“OLG”) and 3,231,085 shares are held by OLG. An additional 2,802,925 shares of common stock are held with Cambridge Partners, LLC (“Cambridge”), of which Mr. Otto is one of two members. Mr. Otto also has common stock purchase warrants to purchase a total of 1,500,000 shares of common stock with a strike price of $0.06 per share/cashless. These warrants expire on April 15, 2010. Cambridge has common stock purchase warrants to acquire up to a total of 2,000,000 shares of common stock with a strike price of $0.06 per share/cashless. These warrants expire on April 15, 2015. Finally, Saratoga Capital Partners, LLC (“Saratoga”), an entity Mr. Otto is also a member of, has common stock purchase warrants to acquire up to a total of 2,650,000 shares of common stock with a strike price of $0.06 per share/cashless. These warrants expire on April 15, 2015. Saratoga also has 10% convertible notes totaling $350,000 which converts at $0.0975 per share or 3,961,304 shares.

(4)
Mr. Rougelot has common stock purchase warrants to acquire up to a total of 92,307 shares at $0.06 per share/cashless. These warrants expire on April 15, 2015. Mr. Rougelot also has 10% convertible debentures totaling $30,769 with a $0.0975 conversion rate, with interest through May 15, 2007, is convertible into 339,956 shares of common stock. Under the terms of Mr. Rougelot’s employment agreement, he is eligible to receive an aggregate amount of restricted common stock equal 44 million shares, of which 26,400,000 have fully vested. Mr. Rougelot acquired an additional 130,000 shares on the open market in November 2005.

(5)
Mr. Domingue owns a common stock purchase warrant to acquire up to 200,634 shares at $0.06 per share/cashless. These warrants expire on April 15, 2015. He also has 10% convertible debentures totaling $66,878 which can convert at $0.0975 per share, with interest through May 15, 2007, will convert into 734,808 shares. Mr. Domingue is a partner at Arbor Malone, LLC (“Arbor Malone”). Arbor Malone has 10% convertible debentures totaling $23,631,608 which converts at $0.0975, with interest through May 15, 2007, will convert into 31,784,671 shares. Arbor Malone has common stock purchase warrants to purchase a total of 23,000,000 shares of common stock with a strike price of $0.12 per share. This warrant expires on August 14, 2010. Arbor Malone also has common stock purchase warrants to purchase a total of 15,242,085 shares at $0.06 per share/cashless. These warrants expire on April 15, 2015.

(6)
Mr. Whittaker is the general partner of Whittaker Capital Partners I, LP (“WCP”). WCP has (i) warrants to purchase a total of 17,765,202 shares of common stock, each with a strike price of $0.06 per share; and (ii) 10% convertible debentures totaling $7,383,652, with interest through May 15, 2007, can convert at $0.0975 per share or 63,178,284 shares.

(7)
In connection with Mr. Sandoval’s employment agreement, he has been granted the option to purchase 24,000,000 shares of restricted stock with a strike price of $0.0975 per share. Of this amount, 12,000,000 shares have vested and Mr. Sandoval has been issued a common stock purchase warrant to acquire up to 12,000,000 at $0.0975 per share/cashless. This warrant will expire on January 17, 2017.

(8)
Under the terms of Mr. Rougelot’s employment agreement, he is eligible to receive an aggregate amount of restricted common stock equal to a total of 44,000,000 shares. Of this amount, 17,600,000 shares have not vested. In connection with an irrevocable proxy, David M. Otto has been appointed attorney-in-fact to vote the shares in connection with any shareholder meeting of ECO2 in accordance with, and under the direction of, the Company’s Board of Directors. The amount of shares the Voting Trustee may vote will adjust in accordance with the vesting schedule in Mr. Rougelot’s employment agreement.

(9)
Excipio Group, S.A. (“Excipio”), a company formed under the laws of the British Virgin Islands, owns 7,314,322 shares of common stock and has a common stock purchase warrant to acquire up to 1,440,000 shares at $0.06 per share/cashless. This warrant will expire on April 15, 2015. Excipio also has a common stock purchase warrant to acquire up to 3,748,000 shares at $0.12 per share/cashless. This warrant will expire on April 15, 2010.

(10)
Mr. Greenhalgh owns 9,036,923 shares of common stock. An additional 2,420,000 shares of common stock will vest on September 15, 2007. Mr. Greenhalgh also has common stock purchase warrants to purchase a total of 594,750 shares at $0.06 per share/cashless. These warrants expire on April 15, 2015, November 29, 2016 and January 17, 2017. Mr. Greenhalgh has a common stock purchase warrant to purchase a total of 3,300,000 shares at $0.0975 per share/cashless. This warrant expires on January 17, 2017. Mr. Greenhalgh also has a 10% convertible debenture for $25,000 with a $0.0975 conversion rate, with interest through May 15, 2007, will convert into 256,410 shares of common stock. Finally, Mr. Greenhalgh has a common stock purchase warrant to acquire up to 1,650,000 shares of common stock at $0.0975 per share/cashless that will vest on November 6, 2007.

(11)	Amount consists of common stock only.

(12)
As of May 15, 2007, there were 160,090,797 shares of common stock issued by the transfer agent that includes certain unvested shares. The total amount of shares that could be issued to certain beneficial owners and management within the next 60 days is 299,645,485 shares of which the percentage ownership is based on. The percentage ownership is based on a fully diluted amount of 488,179,885 shares.

DESCRIPTION OF SECURITIES.

As of May 16, 2007, ECO2 Plastics, Inc. had 160,090,797 shares of common stock issued by the transfer agent that includes certain unvested shares and had approximately 901 stockholders of record. There are no shares of preferred stock issued and outstanding.

ECO2’s common stock is not traded on a registered securities exchange, or the NASDAQ. ECO2’s common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board. The following table sets forth the range of high and low bid quotations for each fiscal quarter for the past two (2) years. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not necessarily represent actual transactions.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and may not cumulate their votes. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock. All outstanding shares of common stock are, and the shares underlying all options and public warrants will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

INTEREST OF NAMED EXPERTS AND COUNSEL.

Legal Matters

The validity of the securities being offered will be passed upon for the Company by David M. Otto, The Otto Law Group, 601 Union Street, Suite 4500, Seattle, WA 98101Seattle. The Company's legal counsel has been employed on a non-contingent basis.

Experts

The consolidated financial statements of the Company as of December 31, 2006 and 2005, included in this Prospectus have been included herein in reliance upon the report of Salberg & Company, P.A., our independent registered public accounting firm, given on the authority of said firm as an experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

The Company's Articles of Incorporation provide that the Company shall indemnify to the fullest extent permitted by Delaware law any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The right to and amount of indemnification shall be determined in accordance with the provisions of the Delaware Corporate Code in effect at the time of the determination.

Our bylaws generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Indemnification of Investor

Investor is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the Securities Purchase Agreement, registration statement and the Prospectus, except as they relate to information supplied by Investor to us for inclusion in the registration statement and Prospectus.

DESCRIPTION OF BUSINESS.

Founded in 1999 and based in Riverbank, California, ECO2 Plastics, Inc., a Delaware corporation (“ECO2” or the “Company”), is a publicly-traded company (OTCBB: ECOO), that has developed a unique and revolutionary patent pending process and system, referred to as the ECO2 Environmental System (the “ECO2 Environmental System”). The ECO2 Environmental System cleans post-consumer plastics, without the use of water, at a substantial cost savings versus traditional methods (the “Process”). This Process is licensed from Honeywell FM&T (“Honeywell”) and the Department of Energy (“DOE”) on an exclusive basis for the life of the patent. Since inception, ECO2 has invested in the development of the technology and equipment comprising the Eco 2 Environmental System, which includes the filing of a new “Process Patent” in May 2005. This included building several scaled up versions of the Prototype ECO2 Environmental System (the “Prototype”), testing of the Prototypes, building a pilot plant, evaluating the product produced by the Prototype and real-time testing. The Company’s first full scale production facility was constructed in Riverbank, California and is now mechanically complete, producing saleable product and ramping up to full scale operations. ECO2’s goal is to build and operate plastic recycling plants (the “ECO2 Plants”) in the USA that utilize the ECO2 Environmental System and to expand the ECO2 Environmental System worldwide. ECO2’s growth strategy includes organic growth, strategic acquisitions and licensing or partnership agreements, where appropriate.

In August 2004, the State of California Integrated Waste Management Board (“CIWMB”), through the Recycle Market Development Zone Loan (“RMDZ”) Program, approved a $2 million “matching funds loan” to assist ECO2 in building a plant in California. In order to qualify for the loan the Company leased a 58,000 square foot building in Riverbank, California with a 5 year lease, which includes a 5 year option. The matching funds loan was allowed to be released from an escrow account in draws based on certain criteria including the presentation of invoices for equipment and when ECO2 deposited $600,000 into the escrow account. The matching funds loan was used to complete Stage 1 and Stage 2 of the plant in Riverbank, California (the “Riverbank” or “Plant”).

The Plant is strategically located between the San Francisco bay area and the greater Sacramento metropolitan area. The Company believes that this strategic location will allow ECO2 to provide convenient access for the generators of the feedstock (bales of plastic bottles) from approximately 10 million residential customers.

ECO2 intends to locate its second plant in the greater Los Angeles basin, which is home to approximately 18.5 million residential customers. ECO2’s research indicates that the greater Los Angeles basin generates an enormous amount of plastic containers. The Company has engaged a team of engineers to conduct the preliminary design efforts and has engaged a team of location and logistics specialists to support the Company in the site selection process currently underway. In addition, a strong case can be made for a third ECO2 facility in San Diego County, which has both a significant population, strong continued growth and an ample supply of feedstock from Mexico. The Company buys its feedstock for an average of $0.23 per pound and sells the finished clean flake for an average of $0.50 per pound. Each plant the Company builds has a potential revenue stream of approximately $30 million per year.

Construction is mechanically complete and the Plant has begun ramping up to full scale operations. Based on the current production runs, the company believes that the Plant will annually produce annually approximately 60 million pounds of clean, clear PET flake at optimal throughput.

ECO2 has contracted through plastic brokers to purchase a supply of feedstock from the major collectors of the post consumer used beverage containers in California, as well as from several independent sources. Approximately 400 million pounds annually of PET bales is shipped from the western United States through ports in California to Asian buyers.

ECO2 believes it can utilize extensive contacts within the USA plastic container collection and processing industries to its benefit. Through these contacts, ECO2 and its strategic alliance partners, as specifically identified below, conservatively have access to over 60% of the domestically available Feedstock; post consumer beverage containers collected for recycling and made of Polyethylene Terephthalate (“PET”) and High Density Polyethylene (“HDPE”). For example, ECO2 and its team have established high level contacts at the following companies: Waste Management (“WM”), Recycle America Alliance (a division of WM), Allied Waste Industries, Republic Services, Waste Connections (all of which are publicly traded companies on the New York Stock Exchange) and Smurfit Stone Container (which is publicly traded on NASDAQ). These companies generate more baled PET plastic than ten ECO2 plants would be capable of processing. ECO2 believes it can secure feedstock agreements with these companies on a regional basis.

ECO2 also intends to use its contacts with large regional waste haulers and recyclers. These companies cover vast regions of the USA (i.e., Northeast, Midwest, Southwest and West Coast), and include: Norcal Waste Systems, Rumpke Consolidated Companies, Allan Company, Casella Waste Systems (which is publicly traded on NASDAQ), EDCO Disposal Corporation, Burtech Waste Industries, Waste Industries (which is publicly traded on NASDAQ) and IESI. These companies are an enormous source of recycled PET and HDPE beverage containers. ECO2 can utilize its relationships and technology to secure feedstock from these companies on an “as needed” basis.

Additional feedstock sources include public and private waste haulers (municipalities and counties) and recyclers who conduct the most plastic container collection and processing throughout the USA. Selected cities and counties such as Santa Monica (CA), Houston (TX) and Lufkin (TX) still provide theses services to their communities. ECO2 and its Strategic Alliance Partners have contacts within these government agencies, as well as other communities that provide these services.

Approximately one year ago, a representative approached ECO2 from the Vehicle Recycling Program of USCAR, a research consortium formed by General Motors, Ford and Chrysler. ECO2 was asked to develop a solution for the removal of PCB residue on plastic generated as a by-product of auto shredder operations (“Auto Shredder Fluff”). Approximately 2.5% of a car’s weight is comprised of various forms of plastic. This plastic ends up in the Auto Shredder Fluff with the resultant plastic often contaminated with harmful PCB’s. Obviously this is a significant problem for auto manufacturers, both economically and from a public relations and liability standpoint. ECO2 has tested contaminated samples submitted by the representative and has successfully cleaned the plastic to acceptable environmentally safe levels. ECO2 is confident that these additional tests will result in further proof that its technology for the removal of PCB residue is state of the art. The VRP has granted the Company approximately $84,000 to further study the possibility of using the ECO2 Environmental System to mitigate PCB contamination in Auto Shredder Fluff. The Company is negotiating the final terms of the purchase order before beginning the research. Should the results of the study prove to be positive, the VRP would then engage the Company to build a plant in Detroit to produce 4,000 pounds of flake per hour. Once successful, the VRP has suggested the possibility to build additional ECO2 plants to clean and consume the plastic domestically.

Further, ECO2 believes that the international market for ECO2’s products and services is substantial and has received multiple inquiries regarding the potential for construction of ECO2 plants around the world. In most cases internationally, ECO2 will be able to secure the plant feedstock for lower cost (versus $0.23 per pound in the USA), which should increase ECO2’s operating profit margins.

In February 2005, ECO2 entered into a three year “Agency Agreement” with H. Muehlstein & Co., Inc. (“Muehlstein”), pursuant to which Muehlstein will act as ECO2’s exclusive agent for the annual sale of up to 60 million pounds of ECO2’s PET flake and post-consumer HDPE natural flake and pellets in the USA and Canada. Muehlstein is willing to expand that number as ECO2 builds additional plants throughout the USA. The Muehlstein agreement prohibits ECO2 from engaging additional sales agents, but does not limit the Company’s direct sales to customers.

In 2006, ECO2 spent approximately $2 million on research and development and approximately $303,000 in 2005.

As of May 15, 2007, ECO2 had approximately 59 full time employees and 2 part-time employees.

Competition

Currently 70% of the materials collected west of the Mississippi are exported to China in the form of bales of crushed plastic bottles and containers. The Plastics Recycling Container Corporation (“PRCC”), who is responsible for the collection of over 100,000,000 pounds of plastic beverage containers annually, and several other major collection companies have encouraged ECO2 to build plants in the west. In fact, PRCC has told ECO2 that it is willing to sell ECO2 as much PET as it needs.

Major barriers to a competitor’s entry:

•	The patented technology, protected by Honeywell and the DOE;

•	Companies that use water require special discharge permits, on-site wastewater treatment plants and a method to dispose of a wet sludge consisting of labels and the contents of the containers;

•
The Eco2 Environmental System’s processing costs are significantly lower than water systems. The Eco2 Environmental System uses two (2) re-useable resources to clean the plastics that dramatically reduce operational costs.

Despite growing demand in California for ECO2’s, there is currently no significant competition in the PET or HDPE segments of the market west of the Mississippi. Wellman, which is publicly traded on the New York Stock Exchange and is ECO2’s largest competition, is in the eastern section of the USA, but they use the higher cost, less effective water-wash. In North Carolina, there are several small companies that wash PET, but they are also handicapped by their dependence on the water wash systems for processing. ECO2 is the only company that washes PET using the Eco2 Environmental System, and as an end result, offers a 30% to 40% efficiency advantage, and significant positive environmental benefits.

Technology

The patent pending Process of our ECO2 Environmental System was developed to clean used oil containers and to capture the residue oil for recycling. The process utilized CO2 as the cleaning solvent under “super critical” pressure. Plastic flakes were put into a pressure vessel and agitated to remove contaminates such as soda residue, and the glue that attached the label to the container. ECO2 proceeded to design and build equipment based on the original process patent. It became apparent after eighteen (18) months and two (2) prototypes that it was necessary to modify the process. In order to improve the Process, ECO2 consulted with Honeywell, along with several engineering companies with significant experience in the field of CO2, and several companies with expertise in the co-solvent field. By the middle 2003, ECO2 had successfully developed a new and improved method to utilize the CO2 patented process and added a second step to the process which utilizes a solvent to “pre-wash” the PET and HDPE flakes.

During the development of the solvent, ECO2 found several criteria to be absolutely necessary to the Process. ECO2 determined that the solvent had to: (i) be environmentally friendly; (ii) have the same viscosity characteristics as water; (iii) work in a time frame consistent with the CO2 process; and (iv) be reusable after distillation. ECO2 was able to achieve all of these goals.

After an additional year of testing the process in our leased Oakdale, California pilot plant and testing the finished product, the proof of the concept was realized. Honeywell completed a patent search which determined that ECO2 had developed a “new improved” method to clean oil containers and most types of plastics from the post-consumer waste stream. The new patent application was filed in April 2005.

In addition to the new patent, it was necessary for ECO2 to design, build and test the solvent washing ECO2 Environmental System as a compliment to the CO2 system. ECO2 also accomplished this within its Oakdale, California pilot plant.

Eco2 Technology & Process Description

How the plant operates:

Processing occurs in three-stages. During processing, the ECO2 Environmental System uses three different optical sorting systems to ensure the highest quality of contaminate free product.

Stage 1

Bale breaking and passing through Optical Sort system #1 which separates the PVC bottles from the PET, and then separates the Green bottles from the Clear bottles. The separated bottles are then grinded into 3/8 of an inch flakes.

Stage 2

The solvent and CO2 wash are the heart of the ECO2 Environmental System, and its most remarkable development. The use of the cleaning agents, which can be recycled over and over, make it possible to cut costs by no less than thirty percent (30%) compared to existing ECO2 Environmental Systems.

Stage 3

The paper and plastic label removal is the last stage. While Optical Sort system #2 removes any flakes that contain the “nylon” barrier, Optical Sort system #3 removes any “off color” flakes. The off color flakes are considered “Q2” grade within the industry and will be sold for Forty-Nine Cents ($0.49) per pound. Food grade are considered “Q1” within the industry and will sell for approximately $0.52 per pound. If necessary, the Company plans to use a Pelletizer for the flake at some point in the future, which will dispense pellets as opposed to flakes. Pellets sell for an average of $0.06 to $0.13 per pound higher than non-pellet flake.

In addition, the ECO2 Environmental System can be used for more than just the process set forth above. The Eco2 Environmental System can also be used to clean and recycle used motor-oil containers and recover the oil for recycling. No other system can do this.

The ECO2 Environmental System uses a specially developed solvent and CO2 that are reusable after going through a simple re-distillation process which creates virtually no secondary waste stream. It is this ability to reuse both the solvent and CO2 repeatedly that makes it possible to reduce costs so dramatically when compared to conventional water-wash systems. Water-wash systems use chemicals that are not reusable and are discharging nearly 100 billion gallons of contaminated water per year into the environment. Because plastic flakes recycled with the ECO2 Environmental System are odorless, they sell for significantly higher prices than conventionally cleaned plastics, especially PET. The Company intends to focus on the PET flake market from the start. In any event, the ECO2 Environmental System can and will be used by the Company to fully exploit its various uses in the recycling of all kinds of plastics.

Honeywell Partnership

Honeywell has acknowledged that the ECO2 Environmental System is a truly revolutionary breakthrough technology that is distinct from the one originally licensed by Honeywell to ECO2. The two companies have agreed to proceed as follows: (i) ECO2 will assign to Honeywell the “intellectual properties” discovered by ECO2 through its research and development which have expanded the scope of the patent; (ii) Honeywell will continue the process of applying for the patent in the USA (as filed in April 2005) and will file for patent protection worldwide at the request of ECO2; (iii) Honeywell will own all the rights to the technology; (iv) ECO2 will be granted an exclusive worldwide license for the life of the patent, which will cover all applications of the ECO2 Environmental System; (v) Honeywell will be entitled to a royalty fee of $0.005 per pound; and (vi) Honeywell will assume the worldwide responsibility for aggressively defending any attempts to circumvent the patents.

The Company believes that a patent offers no more protection than the ability to protect the patent. It will not take long for the ECO2 Environmental System to become noticed and, as a result, competitors may infringe upon our technology. Unlike Honeywell, small companies such as ECO2 are rarely able to afford the millions of dollars necessary to aggressively defend successful new technology patents. This is especially important in Europe, where the plastics recycling movement is years ahead of the USA, and China where much of the world’s recyclable plastics are sent.

From an investor’s perspective, we believe that Honeywell’s involvement should be considered particularly significant. Honeywell provides credibility to the Company’s assertions as to the viability of the technology and enforceability of the patent. Further, Honeywell’s vested interest in protecting the patent should significantly deter competitors from infringing upon our unique ECO2 Environmental System.

California Integrated Waste Management Board

The CIWMB offers funding opportunities authorized by legislation to assist public and private entities in the safe and effective management of the waste stream. In 1997, Mr. De Laurentiis was awarded a $256,800 research grant by the CIWMB. The agency’s specific concern is finding a way to divert some of the 2 billion 1-quart oil containers from landfills. Approximately 1 ounce of residual oil was leaking from each one-quart oil container into the ground, and eventually into the water table. After a careful evaluation of the results of ECO2’s research, and the fact that it led to improvements that now embrace all types of recyclable plastics, the Company was given a commitment for a $2 million low-interest loan in August of 2004 by the CIWMB to proceed with commercialization of ECO2’s new technology. The fact that this loan represents 20% of the agency’s total allocation of $10 million of funds for such loans for the fiscal year is considered by the Company to be, if not an outright endorsement, a tangible expression of the CIWMB’s faith in this new technology and its ability to further the CIWMB’s commitment to protecting the State’s environment.

Plastic Recycling Industry

Plastic has been recycled since the day it was first developed. Virgin plastic, or unused and uncontaminated plastic, is used to manufacture most products. The nature of the manufacturing creates a waste plastic part each time a part is made as well as imperfect parts. These parts have always been reused or sold to “scrap dealers” to be reground and sold as a secondary resin, which is commonly referred to as industrial “regrind.”

In the 1980’s it became clear that the USA had a larger solid waste problem than was initially projected. Up to that point, only paper, old corrugated cardboard, steel cans and aluminum beverage containers were being recycled. Landfills were filling up and finding new locations for landfills is difficult, because no one wants a landfill in their back yard.

Several waste characterization studies were completed and it was determined that recyclable plastics made up approximately 7% to 9% of the waste stream. Post-consumer plastics (e.g., containers from the public) were viewed as a source of additional diversion. Two types of plastics were identified as a majority of the plastic in the waste stream. The first type of plastic identified was HDPE, which is used in a majority of the consumer products we see on a daily basis, and the second type of plastic identified was PET, which is used for one-liter beverage containers.

In the early 1990’s, manufacturers were under pressure at both the local and federal levels of government to find solutions to the waste problem, and were forced to be responsible for what they were producing. As such, most virgin plastic resin manufacturers constructed recycling plants to clean the HDPE and PET, and “Product Stewardship” was born. Water was the natural ingredient used in this initial process, and in fact, since the start of post consumer plastic recycling, water and chemicals were the products of choice to clean HDPE and PET. Hundreds of millions of pounds of post consumer plastics have been recycled and reused over the past 20 years, consuming hundreds of millions of gallons of water in the process.

Since the first plant was built, water discharge was a problem. Plants were constructed in remote locations to avoid the typically more restrictive regulations of city and urban areas. The environment was always a concern in connection with the discharge of water. Chemicals were developed to remove the glue, paper and plastic labels, detergents were developed to remove contaminates, and de-foaming agents, PH adjusters and several other chemicals were developed to clean the water prior to discharge. All of these ingredients are proven to be costly and are essentially used once and discharged. In addition, water processing has a “sludge” material to handle after waste-water is cleaned but prior to its being discharged. Sludge consists of the paper labels and contaminates used to clean the plastic that come together during the water cleaning process. Sludge must be disposed of in a landfill; a requirement which increases the cost of the water process. Most cities that actually allow a plant to use water monitor the outflow of the plant and frequently fine the business for contaminated water discharge.

Plants built by major resin manufactures were short lived. They employed approximately 100 people to produce 25 million pounds of recycled resin in contrast with a virgin plant that employed the same amount of people and produced 500 million pounds of recycled resin. In addition, for most major resin manufactures, recycling resin was not their core business and the savings involved with the recycling were minimal. As a result, many plants struggled to make a profit and were eventually sold.

In 1996, as described earlier, Honeywell developed a process to recycle used one-quart containers (or other HDPE oil contaminated products), clean the plastic and capture the oil for recycling. Though not initially intended to recycle other types of plastic, the process was incredibly effective. After 6 years of research and development by ECO2, in conjunction with Honeywell, ECO2 successfully changed and perfected the Honeywell technology, expanded the technology’s use and filed a new patent. Because the Eco2 Environmental System does not use water, several steps of the previously impractical process could be eliminated, reducing both costs and becoming “environmentally friendly.”

ECO2 can reduce costs in several areas, including, most importantly (i) the number of employees necessary in sorting at the front end of the plant and (ii) the computerized Stage 2 of the process, which encompasses the clean-up and maintenance. Two environmentally friendly solvents are recycled and reused in the ECO2 process and 3 optical sort systems help produce a consistently higher quality product, resulting in higher selling prices.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

FORWARD LOOKING STATEMENTS CAUTIONARY

This Item 17 of the Form SB-2 Registration Statement may contain “ forward-looking statements. ” In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. Changes in the circumstances upon which we base our predictions and/or forward-looking statements could materially affect our actual results. Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: (1) our limited operating history; (2) our ability to pay down existing debt; (3) our ability to retain the professional advisors necessary to guide us through our corporate restructuring; (4) the risks inherent in the investigation, involvement and acquisition of a new business opportunity; (5) unforeseen costs and expenses; (6) potential litigation with our shareholders, creditors and/or former or current investors; (7) the Company's ability to comply with federal, state and local government regulations; and (8) other factors over which we have little or no control.

The following should be read in conjunction with the Company’s unaudited financial statements included in this Quarterly Report on Form 10-QSB and with the Company’s audited annual financial statements included in its December 31, 2006 Annual Report on Form 10-KSB.

Business   -   ECO2 Plastics, Inc. (f.k.a. Itec Environmental Group, Inc.) and its wholly-owned subsidiary, ECO 2 Environmental Systems, Inc., were incorporated under the laws of the State of Delaware in 2000, and formed for the purpose of acquiring certain patented technology and the development of a worldwide market for its usage. Unless the context indicates otherwise, all references herein to “ECO2 ” or the “Company” include ECO 2 Plastics, Inc and its wholly-owned inactive subsidiary. In March 2007, the Company changed its name to ECO2 Plastics, Inc.

Based in Riverbank, California, ECO2 has developed a unique and revolutionary patent pending process and system, referred to as the ECO2 Environmental System (the “ECO2 Environmental System”). The Eco2 Environmental System cleans post-consumer plastics, without the use of water, at a substantial cost savings versus traditional methods (the “Process”). This Process is licensed from Honeywell FM&T (“Honeywell”) and the Department of Energy (“DOE”) on an exclusive basis for the life of the patent. Since its inception, ECO2 has invested in the development of the technology and equipment comprising the Eco 2 Environmental System, which includes the filing of a new “Process Patent” in May 2005. This included building several scaled up versions of the Prototype ECO2 Environmental System (the “Prototype”), testing of the Prototypes, building a pilot plant, evaluating the product produced by the Prototype and real-time testing. The Company’s first full scale production facility was constructed in Riverbank, California and is now mechanically complete, producing saleable product and ramping up to full scale operations. ECO2’s goal is to build and operate plastic recycling plants (the “ECO2 Plants”) in the USA that utilize the Eco2 Environmental System and to expand the Eco 2 Environmental System worldwide. ECO2’s growth strategy includes organic growth, strategic acquisitions and licensing or partnership agreements, where appropriate.

ECO2 intends to locate its second plant in the greater Los Angeles basin, which is home to over 18.5 million residential customers. ECO2’s research indicates that the greater Los Angeles basin generates an enormous amount of plastic containers. The Company has engaged a team of engineers to conduct the preliminary design efforts and has engaged a team of location and logistics specialists to support the Company in the site selection process currently underway.

The Company operates in the evolving field of plastics materials recycling. New developments could both significantly and adversely affect existing and emerging technologies in the field. The Company's success in developing additional marketable products and processes and achieving a competitive position will depend on its ability to attract and retain qualified management personnel and to raise sufficient capital to meet its operating and development needs.

Critical Accounting Policies and Estimates  - The preparation of financial statements included in this Registration Statement on SB-2 requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The more significant accounting estimates inherent in the preparation of the Company's financial statements include estimates as to the depreciable lives of property and equipment, valuation of equity related instruments issued, and the valuation allowance for deferred income tax assets. Our accounting policies are described in the notes to financial statements included in the Quarterly Report on Form 10-QSB for the three months ended March 31, 2007 and our Annual Report on Form 10-KSBfor the year ended December 31, 2006. The more critical accounting policies are as described below.

Going concern presentation - The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The Company has incurred recurring losses from operations and has a net working capital deficiency and net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The Report of Independent Registered Public Accounting Firm included in this Registration Statement on Form SB-2 stated that these conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Company management intends to raise additional debt and equity financing to fund future operations and to provide additional working capital. However, there is no assurance that such financing will be obtained in sufficient amounts necessary to meet the Company’s needs. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Revenue recognition - The Company recognizes revenue when there is persuasive evidence of an arrangement, the product has been delivered to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured. The Company recognizes revenues from sales of recycled products upon shipment to customers. The Company will recognize revenues from sales of equipment or systems once configuration of such systems are completed and accepted by the customer.

Income taxes - The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized. The Company continues to provide a full valuation allowance to reduce its net deferred tax asset to zero, inasmuch as Company management has not determined that realization of deferred tax assets is more likely than not. The provision for income taxes represents the tax payable for the period and change during the period in net deferred tax assets and liabilities.

Stock-based compensation - The Company accounts for all options and warrant grants to employees and consultants in accordance with SFAS 123R, which requires recording an expense over the requisite service period for the fair value of all options or warrants granted employees and consultants.

Results of Operations for Three Months Ended March 31, 2007 vs. March 31, 2006 - Revenues were $99,000 during the three months ended March 31, 2007 as compared to $37,000 in the three months ended March 31, 2006. Revenues are expected to continue to increase in future periods. Cost of goods sold were $174,000 during the three months ended March 31, 2007 as compared to $26,000 in the three months ended March 31, 2006. The result of sales in the first quarter was a gross profit of ($75,000) as compared to $11,000 in the three months ended March 31, 2006. The plant has begun ramping towards full-scale operation and as a result, significant volumes of inventory are consumed for quality testing during this period. Most of the tested material is shipped out of the plant at prices significantly lower than market standard, which has resulted in a negative gross profit number for the quarter. Gross profit is expected to increase in future periods.

Total operating expenses for the three months ended March 31, 2007 approximated $3.3 million compared with $1.6 million in the comparative prior year period. As the Company ramps up the Riverbank Plant, our operating expenses are increasing commensurate with the increase in operating activity; payroll, plant supplies, repairs and maintenance as well as continuing to build our sales and management team have all resulted in higher operating expenses. Operating expenses increased in 2007 due primarily to increases in general and administrative expenses, due primarily to non-cash stock-based compensation of approximately $1.2 million relating to equity awards issuable in connection with employment agreements entered into with certain executive officers and related recruiter fees payable in equity securities, and increases in plant operations and technology development expenses, offset by decreases in consulting and legal expenses due to fewer equity based awards to consultants during 2007 as compared to 2006.

The Company recorded interest expense of approximately $3.4 million in the three months ended March 31, 2007 as compared to $114,000 in the three months ended March 31, 2006. Interest expense includes amortization of debt issue costs and debt discount of approximately $3.1 million and $52,000, for the three months ended March 31, 2007 and 2006, respectively. The increase in interest expense for 2007 as compared to the prior year is due to increased average borrowings during 2006.

The Company’s net loss increased approximately $4.1 million to approximately $6.8 million for the three months ended March 31, 2007 from $2.7 million for the comparative prior year period due primarily to the increase in loss from operations of approximately $1.8 million, due primarily to increases in plant operations and technology development and in general and administrative costs, offset by a decrease in consulting expenses, and to the increase in interest expense of $3.3 million, $3.1 million of which was non-cash amortization of debt issue costs and debt discount.

The Company has approximately $21 million of net operating loss carry-forwards at December 31, 2006 potentially available to offset future income taxes which expire through 2026.  Realization is dependent on generating sufficient taxable income prior to expiration of the loss carry-forwards.  A change of greater than 50% of the Company ownership could significantly limit the utilization of these loss carryforwards.  The Company continues to provide a full valuation allowance to reduce its net deferred tax asset to zero, inasmuch as Company management has not determined that realization of deferred tax assets is more likely than not.

Results of Operations Year Ended December 31, 2006 vs. December 31, 2005 - Revenues were $61,000 during 2006 as compared to $0 in 2005. Revenues in 2006 are the result of commencing recycling operations and initial sales of recycled product. Production was temporarily stopped during the year in order to upgrade, expand and retool the production line. Revenues are expected to continue to increase in future periods. The absence of revenues in 2005 was the result of a change in business strategy from the marketing of equipment and licensing of the System technology, to building our own plant for the recycling of plastic.

Total operating expenses for 2006 approximated $14.9 million compared with $10.5 million in 2005. Operating expenses increased during 2006 due to increases in general and administrative expenses, due primarily to non-cash stock-based compensation of approximately $7.6 million relating to equity awards issuable in connection with employment agreements entered into with the Company’s Chief Executive Officer, Chief Technical Officer and Chief Operating Officer and related recruiter fees payable in equity securities, and increases in technology development expenses, offset by decreases in consulting and legal expenses due to fewer equity based awards to consultants during 2006 as compared to 2005.

The Company recorded interest expense of approximately $4.7 million in 2006 as compared to $4.5 million in 2005. Interest expense in 2006 and 2005 includes amortization of debt issue costs and debt discount of approximately $4.6 million and $1.9 million, respectively. The increase in interest expense for 2006 as compared to the prior year is due to increased average borrowings during 2006.

During 2006, the Company recorded other expense of approximately $1.2 million relating to the change in fair value liability of warrants and derivatives and compared to other expense of $2.2 million in 2005. The primary reason for the decrease in expense as compared to the prior year is due to a decrease in stock price.

The Company’s net loss increased $5.5 million to approximately $20.8 million for 2006 from $15.3 million for 2005 due primarily to the increase in loss from operations of approximately $4.4 million, due primarily to increased non-cash stock based compensation in 2006.

The Company has approximately $21 million of net operating loss carry-forwards at December 31, 2006 potentially available to offset future income taxes which expire through 2026.  Realization is dependent on generating sufficient taxable income prior to expiration of the loss carry-forwards.  A change of greater than 50% of the Company ownership could significantly limit the utilization of these loss carryforwards.  The Company continues to provide a full valuation allowance to reduce its net deferred tax asset to zero, inasmuch as Company management has not determined that realization of deferred tax assets is more likely than not.

Liquidity and Capital Resources for Three Months Ended March 31, 2007 - Historically, our cash needs have been satisfied primarily through proceeds from private placements of our equity securities and debt instruments including debt instruments convertible into our equity securities.  We expect to continue to raise capital in the future, but cannot guarantee that such financing activities will be sufficient to fund our current and future projects and our ability to meet our cash and working capital needs.

At March 31, 2007, we had a working capital deficit of approximately $6.6 million, compared to a working capital deficit of $3.2 million at December 31, 2006.  At March 31, 2007, we had total assets of approximately $9.6 million and a total stockholders’ deficit of $642,000 compared with total assets of approximately $10.3 million and total stockholder's equity of approximately $2.7 million at December 31, 2006.

During the three months ended March 31, 2007 cash used by operating activities increased to approximately $1.7 million from $424,000 during the comparative prior year period, due primarily to an increase in net loss.

During the three months ended March 31, 2007, cash used by investing activities increased to approximately $1.2 million relating to capital expenditures on the recycling plant as compared to $302,000 during the comparative prior year period.

During the three months ended March 31, 2007, cash provided by financing activities increased to approximately $2.8 million from $704,000 during the comparative prior year period. During 2007, the Company received proceeds of approximately $3.0 million (including approximately $1.2 million receivable for cash in escrow for securities sold in 2006, and excluding approximately $241,000 for cash in escrow for securities sold during the three months ended March 31, 2007) from sales of private placement units comprised of convertible promissory notes and warrants and subordinated notes and warrants.

At March 31, 2007, the Company does not have sufficient cash to meet its needs for the next twelve months. However, the Company continues to be in the process of raising funds, and Company management anticipates being able to raise sufficient cash to meet the Company’s needs in the next twelve months. There is no guarantee, however, that our efforts will result in raising cash in amounts sufficient to meet the Company’s needs.

Liquidity and Capital Resources Year Ended December 31, 2006 vs. December 31, 2005 - Historically, our cash needs have been satisfied primarily through proceeds from private placements of our equity securities and debt instruments including debt instruments convertible into our equity securities.  We expect to continue to raise capital in the future, but cannot guarantee that such financing activities will be sufficient to fund our current and future projects and our ability to meet our cash and working capital needs.

At December 31, 2006, we had a working capital deficit of approximately $3.2 million, compared to a working capital deficit of $7.4 million at December 31, 2005 (which included $3.6 million of fair value liabilities for warrants and embedded derivatives, or $3.8 million excluding fair value liabilities).  At December 31, 2006, we had total assets of approximately $10.3 million and a total stockholders’ equity of approximately $2.7 million compared with total assets of approximately $3.1 million and total stockholder's deficit of approximately $6.5 million at December 31, 2005.

During 2006 cash used by operating activities increased to approximately $4.1 million from $1.4 million during 2005, due primarily to an increase in net loss.

During 2006, cash used by investing activities increased to approximately $3.6 million relating to capital expenditures on the recycling plant as compared to $2.7 during 2005.

During 2006, cash provided by financing activities increased to approximately $7.8 million from $4.1 million during 2005. During 2006, the Company received proceeds of approximately $9.7 million (excluding approximately $1.2 million receivable for cash in escrow for securities sold) from sales of private placement units comprised of convertible promissory notes and warrants and subordinated notes and warrants. Also during 2006, the Company repaid $1.2 million of notes payable.

At December 31, 2006, the Company does not have sufficient cash to meet its needs for the next twelve months. However, the Company continues to be in the process of raising funds, and Company management anticipates being able to raise sufficient cash to meet the Company’s needs in 2007. There is no guarantee, however, that our efforts will result in raising cash in amounts sufficient to meet the Company’s needs.

Recent accounting pronouncements - In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN  48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. FIN 48 will be effective for the Company beginning January 1, 2007. Although the Company is still evaluating the potential effects of FIN 48, it is expected that the adoption of FIN 48 will not have a significant impact on the Company’s consolidated results of operations or financial position.

In December 2006, the FASB issued FASB Staff Position No. EITF 00-19-2 “ Accounting for Registration Payment Arrangements ” (FSP EITF 00-19-2”), which addresses an issuer’s accounting and disclosures relating to registration payment arrangements. Inasmuch as the Company does not have any such registration payment arrangements, it is not expected that adoption of the provision of FSP EITF 00-19-2 will have a significant impact on the Company’s financial position, results of operations, or cash flows

Off-Balance Sheet Arrangements - We do not have any off balance sheet arrangements that have or are likely to have a material current or future effect on the Company's financial condition, or changes in financial condition, liquidity or capital resources or expenditures.

Quantitative and Qualitative Disclosures about Market Risk  - We do not use derivative financial instruments. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. Investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase are considered to be cash equivalents.

Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short and long-term obligations, all of which have fixed interest rates. Thus, fluctuations in interest rates would not have a material impact on the fair value of these securities.

DESCRIPTION OF PROPERTY.

The Company does not own any real property. ECO2 has entered into a 5 year lease agreement expiring March 2009 with a 5 year option on a 58,000 sq. ft. steel frame building in the heavy industrial complex building in Riverbank, California. The agreement includes a 3,500 sq. ft. of office space. ECO2 has also entered into a 2 year lease agreement expiring May 2009 on a 2,300 sq. ft. office space located in San Francisco, California.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

During 2006, the Company issued 2,802,925 shares of its common stock to Cambridge Partners, LLC (“Cambridge”) for investor advisory services provided to the Company and recorded consulting expense of approximately $336,000, which was determined based on the $0.12 per share quoted trading price on the issuance date. The managing partner of The Otto Law Group, PLLC (“OLG”), one of the Company’s Directors, is one of the two members of Cambridge.

In 2006, the Company entered into a Funding Agreement with Itec Capital Group, LLC (“ICG”), a Washington limited liability company owned by the managing partner of OLG, who is one of the Company’s Directors, and Lawrence A. Krause, who is also one of the Company’s Directors, and KW Securities Corporation (“KW”), a company owned by Mr. Krause. Pursuant to terms of the Funding Agreement, the Company agreed to pay fees of 8% of Notes payable issued pursuant to certain financings and issue warrants based on securities sold and common shares convertible or exercisable into. Pursuant to a consulting agreement between ICG and Excipio Group, S.A. (“Excipio”), an entity affiliated with Hudson Investment Advisors, Inc., ICG agreed to pay Excipio a dollar amount and securities to be agreed upon from time to time upon completion of certain defined objectives and projects, and in this regard, ICG has agreed to pay Excipio fees and warrants in the amounts ICG receives from the Company. In November 2006, Excipio, ICG and the Company entered into a mutual settlement and release agreement, pursuant to which, among other things, in full satisfaction of amounts owed under all prior agreements or arrangements, the Company agreed to pay approximately $429,000 (in addition to $296,000 previously paid) and issue a warrant to purchase 1,440,000 shares of Company common stock with an exercise price of $0.06 per share for approximately eight and one-half years and a warrant to purchase 3,748,000 shares of Company common stock with an exercise price of $0.12 per share for approximately three and one-half years. The $429,000 was payable $200,000 upon execution of the settlement agreement and in varying amounts based on certain conditions, and in full no later than May 2007 and was fully paid by March 31, 2007. At December 31, 2006, approximately $112,000 was still payable and is included in accrued liabilities. In connection with the settlement agreement, the consulting agreement between ICG and Excipio was cancelled and any further obligation under the consulting agreement has been waived and dismissed, and the Funding Agreement between the Company and ICG was amended to reflect the settlement of fees and expenses owed and paid under the Funding Agreement and that no additional fees or expenses shall accrued or become due in accordance with the Funding Agreement.

In August 2006, the Company entered into an engagement agreement with OLG, a law firm, the managing partner of which is one of the Company’s Directors, whereby the prior agreement was superseded and replaced, and among other things, the Company issued 2,500,000 shares of its common stock. The agreement does not have a stated term. During 2006, the Company incurred OLG legal fee services of $967,000, of which $194,000 was recorded as deferred debt issue costs. Accounts payable to OLG for legal services was approximately $468,000 at December 31, 2006.

In August 2006, the Company entered into a loan agreement (the “Arbor Malone Loan Agreement”) with Arbor Malone, LLC, a Delaware limited liability company (“Arbor Malone”) pursuant to which the Arbor Malone undertook to loan the Company an aggregate amount totaling $2,300,000 (the “Arbor Malone Loan”). In accordance with the Arbor Malone Loan Agreement, the Company executed 10% Convertible Debentures (“Arbor Malone Debenture”) totaling $2,300,000, with interest at the rate of ten percent (10%) per annum until paid and issued a warrant to Arbor Malone exercisable into 23,589,974 shares of ECO2’s common stock at a per share price of $0.12 per share. All outstanding principal and accrued and unpaid interest shall become due twelve (12) months from the date upon which the Arbor Malone Debenture is executed (the “Arbor Malone Maturity Date”).

At any time prior to or at the Arbor Malone Debenture Maturity Date, at the option of Arbor Malone, all principal and accrued interest due on the Arbor Malone Debenture may be converted into common stock of the Company at $0.0975 per share. If, upon the expiration of the maturity date, Arbor Malone elects not to convert their debenture, all outstanding principal and accrued and unpaid interest shall become due and payable. The converting party shall provide 15 days written notice to the Company of their election to convert their debenture.

In the event that Arbor Malone elects to convert, via written notice to the Company, all principal and accrued interest payable under the Arbor Malone Debenture and the Arbor Malone Loan Agreement will be converted into shares of common stock of the Company at a conversion price of $0.0975 per share. Further, upon exercise of the conversion right, the Company will issue to Arbor Malone a warrant exercisable into that number of shares of the Company’s common stock equal to the quotient of (i) 65% of the value of the loan divided by (ii) a per share price of $0.12. The conversion warrant will be exercisable at a per share price of $0.12.

In January 2006, the Company entered into an agreement with KW to act as the underwriter for the private placement of the Company’s securities. In connection with the KW agreement, the principal of KW, Lawrence A. Krause, was appointed to the Board of Directors in February 2006. The private placement memorandum (the “PPM”) sought up to $9 million, through the offering of a minimum of 20 Units for $25,000 per unit. Each Unit consists of a $25,000 junior secured subordinated convertible debenture, bearing interest at 10% with principal and accrued interest due 18 months from issuance (“maturity date”), convertible into shares of the Company’s common stock at a price of $0.0975 per share, and a warrant, with a cashless exercise provision, to purchase 75,000 shares of restricted common stock of the Company, exercisable for approximately 10 years (expires April 15, 2015) at an exercise price of $0.06 per share. KW received, as a fee for services rendered, a common stock purchase warrant to purchase 14,625,000 shares of the Company’s common stock with a $0.06 per share strike price/cashless. On February 1, 2007, the offering closed with a total of $8 million raised.

In February, 2006, the Company issued a warrant to Jeffrey Chartier, a former Director, in exchange for services rendered to the Company. The warrant allows Mr. Chartier to purchase up to 500,000 shares of common stock of the Company at a price of $.12 per share. The warrant is exercisable for a period of ten (10) years and may be exercised for cash. The shares underlying the warrant have piggy-back registration rights.

In February, 2006, the Company issued a warrant to George Kanakis, a former Director, in exchange for services rendered to the Company. The warrant allows Mr. Kanakis to purchase up to 500,000 shares of common stock of the Company at a price of $.12 per share. The warrant is exercisable for a period of ten (10) years and may be exercised for cash. The shares underlying the Warrant have piggy-back registration rights.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

As of May 15, 2007, ECO2 Plastics, Inc. had 160,090,797 shares of common stock issued and outstanding and had approximately 893 stockholders of record. There are 0 shares of preferred stock issued and outstanding.

ECO2’s common stock is not traded on a registered securities exchange, or the NASDAQ. ECO2’s common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board. The following table sets forth the range of high and low bid quotations for each fiscal quarter for the past two (2) years. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not necessarily represent actual transactions.

FISCAL QUARTER ENDING	HIGH BID	LOW BID
March 31, 2007	$.28	$.21
December 31, 2006	$.16	$.11
September 30, 2006	$.15	$.10
June 30, 2006	$.16	$.11
March 31, 2006	$.14	$.10
December 31, 2005	$.18	$.11
September 30, 2005	$.28	$.05
June 30, 2005	$.15	$.06

On May 15, 2007 the closing price was $0.20 per share.

We have never declared or paid cash dividends to our stockholders. We currently intend to retain all available funds and any future earnings for use in the operation of our business and we do not anticipate declaring or paying cash dividends for the foreseeable future.

Securities authorized for issuance under equity compensation plans as of December 31, 2006:

Equity Compensation Plan Information

Plan Category	Number of securities to	Weighted-average	Number of securities
	be issued upon exercise	exercise price of	remaining available for
	of outstanding options,	outstanding options,	future issuance under
	warrants and rights (a)	warrants and rights (b)	equity compensation
			plans (excluding
			securities reflected in
			column (a))

Equity compensation	N/A	N/A	N/A
plans approved by
security holders

Equity compensation	4,457,370(1)	$.06	N/A
plans not approved by
security holders	15,000,000(2)	Price as listed on the	5,150,000
		OTCBB at the time of
		issuance.

	19,500,000(3)	$.06	N/A

	1,500,000(4)	$.06	N/A

	750,000(5)	$.06	N/A

	500,000(6)	$.06	N/A

	1,000,000(7)	$.06	N/A

	12,000,000(8)	$0.0975	12,000,000

(1)
Consists of a warrant issued by the Company to Gary De Laurentiis, its Chairman and CTO, pursuant to which Mr. De Laurentiis may purchase up to 2,457,370 shares of common stock of the Company, exercise price of $.06 per share and a Warrant issued by the Company pursuant to which Mr. De Laurentiis may purchase up to 2 million shares of common stock of the Company at a price of $.06 per share. These warrants were fully assigned and cancelled on August 11, 2005.

(2)
2005 Stock Plan of the Company adopted by the Board of Directors on January 28, 2005. The 2005 Stock Plan (the “Plan”) was adopted by the Board of Directors as a method to compensate company employees, directors and non-employee independent contractors that provide services to the Company. The Plan is administered by the two non-employee directors of the Company based upon recommendations for issuances by the Company’s CTO.

(3)
Consists of a warrant issued by the Company to Gary De Laurentiis, its Chairman and CTO, pursuant to which Mr. De Laurentiis may purchase up to 20 million shares of common stock of the Company, exercise price of $.06 per share. While the Company authorized the warrant in the amount of 20 million shares, simultaneous with the issuance of the warrant Mr. De Laurentiis transferred the rights represented by the warrant in the right to buy 500,000 shares of common stock of the company to another. Accordingly, the presentation of the warrant in this report has been limited to the 19.5 million shares the right to purchase Mr. De Laurentiis actually received. In connection with various assignments made from this warrant to other related and unrelated parties, Mr. De Laurentiis can purchase up to 11,636,111 shares of common stock of the Company in accordance with this warrant.

(4)
Consists of a warrant issued by the Company to David M. Otto, corporate counsel to the Company, pursuant to which Mr. Otto may purchase up to 1 million shares of common stock of the Company, exercise price of $.06 per share and a warrant issued by the Company to Mr. Otto pursuant to which he may purchase up to 500,000 shares of common stock of the Company, exercise price of $.06 per share.

(5)
Consists of a warrant issued by the Company to Frederick W. Smith, Jr., its former Chief Financial Officer, pursuant to which Mr. Smith may purchase up to 500,000 shares of common stock of the Company, exercise price of $.06 per share and a warrant issued by the Company pursuant to which Mr. Smith may purchase up to 250,000 shares of common stock of the Company at an exercise price of $.06 per share.

(6)
Consists of a warrant issued by the Company to George Kanakis, a former Director, pursuant to which Mr. Kanakis may purchase up to 500,000 shares of common stock of the Company, exercise price of $.06 per share.

(7)
Consists of a warrant issued by the Company to Jeffrey Chartier, a former Director, pursuant to which Mr. Chartier may purchase up to 1 million shares of common stock of the Company, exercise price of $.06 per share.

(8)
Consists of a warrant issued by the Company to Mario Sandoval, its Chief Operating Officer, pursuant to which Mr. Sandoval may purchase up to 12 million shares of common stock of the Company, exercise price of $0.0975 per shares. This warrant was issued in accordance with Mr. Sandoval’s employment agreement, dated October 20, 2006. Under this agreement, Mr. Sandoval is to receive a total of 24 million warrant shares, of which 12 million have vested.

EXECUTIVE COMPENSATION.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
CEO	2006	$129,199	$0	$4,600,000	(1)	$0		$0	$0	$8,700		$4,737,899
Rodney S. Rougelot	2005	N/A	N/A	N/A		N/A		N/A	N/A	N/A		N/A
Appointed July 2006	2004	N/A	N/A	N/A		N/A		N/A	N/A	N/A		N/A

CTO	2006	$291,628	$0	$847,000	(2)	$0		$0	$0	$7,500		$1,146,128
Gary De Laurentiis CEO during 2004	2005	$84,000	$0	$3,071,376		$0		$0	$0	$168,000	(3)	$3,323,376
through July 2006.	2004	$23,400	$0	$0		$0		$0	$0	$197,386	(4)	$220,786

CFO	2006	$153,815	$0	$0		$0		$0	$0	$0		$153,815
Frederick	2005	$48,000	$0	$96,250		$0		$0	$0	$96,000	(5)	$240,250
W. Smith, Jr.	2004	N/A	N/A	N/A		N/A		N/A	N/A	N/A		N/A

COO	2006	$45,833	$0	$0		$1,600,000	(6)	$0	$0	$5,800		$1,651,633
Mario Sandoval	2005	N/A	N/A	N/A		N/A		N/A	N/A	N/A		N/A
Appointed October 2006	2004	N/A	N/A	N/A		N/A		N/A	N/A	N/A		N/A

(1)
Under the terms of Mr. Rougelot’s employment agreement, he received 35.2 million shares of Company common stock, of which 17.6 million (50%) shares are fully-vested, and of which 8.8 million shares vest in September 2007 and the remaining 8.8 million vest pro-rata from October 2007 to September 2008. The total value of the shares based on the $0.13 per share grant date quoted trading price of the Company’s common stock was approximately $4.6 million. In connection with this agreement, the Company recorded compensation expense in 2006 of approximately $2.3 million for fully-vested shares, and $500,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods. In addition, pursuant to terms of the executive’s employment agreement, the executive received an additional 8.8 million fully-vested shares in connection with the certain agreement specified capital raising events, and as a result of the occurrence of such event, the Company recorded additional compensation expense of approximately $1.1 million based on the $0.125 per share closing quoted trading price on the date of the event. A total of 44 million shares of Company common stock were issued to the executive in 2006, a portion of which is subject to return in accordance with vesting provisions. This information is also found in the Outstanding Equity Awards at Fiscal Year-End table and the Option Exercises and Stock Vested table below.

(2)
Under the terms of Mr. De Laurentiis’ employment agreement, he will receive 24 million fully-vested shares or share equivalents (warrants), of which he has received all 24 million shares or share equivalents. The grant of these shares settle certain net liabilities owed to Mr. De Laurentiis valued at $619,000. Accordingly, in connection with this agreement, inasmuch as the shares were fully vested, the Company recorded compensation expense of $228,000 and an increase in additional paid-in capital of $847,000, which was determined on the $0.14 per share quoted trading price on the date of the employment agreement. Mr. De Laurentiis has not yet been issued these shares. This information is also found in the Outstanding Equity Awards at Fiscal Year-End table and the Option Exercises and Stock Vested table below.

(3)	Accrued compensation for 2005.

(4)	Of this amount, $31,186 was previously classified as “Other Annual Compensation” and $166,200 was paid as accrued compensation for 2004.

(5)	Accrued compensation for 2005.

(6)
Under the terms of Mr. Sandoval’s employment agreement, he is to receive shares of Company common stock (or stock options, at the executive’s election) covering 5% of Common Stock Equivalents, as defined in the agreement. The Effective Date of the employment agreement is October 19, 2006, at which date the executive is to receive options to purchase 24 million common shares (shares were not elected) of Company common stock, of which 12,000,000 (50%) warrant are fully-vested, and of which 6 million warrant shares vest in October 2007 and the remaining 6 million vest pro-rata from November 2007 to October 2008. The warrants are exercisable at $0.0975 per share for ten years. In connection with this agreement, the Company recorded compensation expense of approximately $1.6 million based on the fair value as determined utilizing the Black-Scholes valuation model as of the Effective Date for fully-vested shares, and $155,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods. This information is also found in the Outstanding Equity Awards at Fiscal Year-End table and the Option Exercises and Stock Vested table below.

GRANTS OF PLAN BASED AWARDS.

No grants of plan based awards were granted during the 2006 fiscal year.

DESCRIPTION OF ADDITIONAL MATERIAL FACTORS

On July 26, 2006, Gary M. De Laurentiis entered into an employment agreement with the Company, making him the new Chief Technology Officer. Pursuant to the terms of the employment agreement, Mr. De Laurentiis shall receive an annual salary of $290,000 and he shall receive equity in the Company equal to an aggregate amount of 24 million shares of the Company’s common stock, of which he has received. Mr. De Laurentiis is also eligible to receive 2 million additional equity awards contingent upon certain events.

On July 31, 2006, Rodney S. Rougelot entered into an employment agreement with the Company, making him the new Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Rougelot shall receive an annual salary of $300,000 and shall receive equity in the Company equal to 8% of the Company’s issued and outstanding stock. Mr. Rougelot is also eligible to receive additional equity in connection with the successful performance of his duties.

In accordance with Mr. Rougelot’s employment agreement, the Company obtained a third party valuation, whereby it was concluded that, as of July 31, 2006, the appraised per share value of Mr. Rougelot’s stock grant was $0.006 per share.

On October 19, 2006, Mr. Rougelot’s annual salary increased to $330,000 in accordance with the terms of his employment agreement and the hiring of Mario Sandoval.

On October 19, 2006, Mario Sandoval entered into an employment agreement with the Company, making him the new Chief Operating Officer and Executive Vice President of Operations. Pursuant to the terms of the employment agreement, Mr. Sandoval shall receive an annual salary of $300,000 and shall receive equity in the Company of up to 5% of the Company’s issued and outstanding stock based on his length of service to the Company. Mr. Sandoval is also eligible to receive additional equity in connection with the successful performance of his duties.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
CEO Rodney S. Rougelot (1)	0	0	0	$0	N/A	17,600,000	$1,787,500	0	$0

CTO Gary De Laurentiis (2)	0	0	0	$0	N/A	0	$0	0	$0

COO Mario Sandoval (3)	0	0	0	$0	N/A	12,000,000	$1,600,000	0	$0

(1)
Under the terms of Mr. Rougelot’s employment agreement, he received 35.2 million shares of Company common stock, of which 17.6 million (50%) shares are fully-vested, and of which 8.8 million shares vest in September 2007 and the remaining 8.8 million vest pro-rata from October 2007 to September 2008. The total value of the shares based on the $0.13 per share grant date quoted trading price of the Company’s common stock was approximately $4.6 million. In connection with this agreement, the Company recorded compensation expense in 2006 of approximately $2.3 million for fully-vested shares, and $500,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods. In addition, pursuant to terms of the executive’s employment agreement, the executive received an additional 8.8 million fully-vested shares in connection with the certain agreement specified capital raising events, and as a result of the occurrence of such event, the Company recorded additional compensation expense of approximately $1.1 million based on the $0.125 per share closing quoted trading price on the date of the event. A total of 44 million shares of Company common stock were issued to the executive in 2006, a portion of which is subject to return in accordance with vesting provisions. This information is also found in the Summary Compensation table above and the Option Exercises and Stock Vested table below.

(2)
Under the terms of Mr. De Laurentiis’ employment agreement, he will receive 24 million fully-vested shares or share equivalents (warrants), of which he has received all 24 million shares or share equivalents. The grant of these shares settle certain net liabilities owed to Mr. De Laurentiis valued at $619,000. Accordingly, in connection with this agreement, inasmuch as the shares were fully vested, the Company recorded compensation expense of $228,000 and an increase in additional paid-in capital of $847,000, which was determined on the $0.14 per share quoted trading price on the date of the employment agreement. Mr. De Laurentiis has not yet been issued these shares. This information is also found in the Outstanding Equity Awards at Fiscal Year-End table and the Option Exercises and Stock Vested table below.

(3)
Under the terms of Mr. Sandoval’s employment agreement, he is to receive shares of Company common stock (or stock options, at the executive’s election) covering 5% of Common Stock Equivalents, as defined in the agreement. The Effective Date of the employment agreement is October 19, 2006, at which date the executive is to receive options to purchase 24 million common shares (shares were not elected) of Company common stock, of which 12 million (50%) warrant shares are fully-vested, and of which 6 million warrants vest in October 2007 and the remaining 6 million vest pro-rata from November 2007 to October 2008. The warrants are exercisable at $0.0975 per share for ten years. In connection with this agreement, the Company recorded compensation expense of approximately $1.6 million based on the fair value as determined utilizing the Black-Scholes valuation model as of the Effective Date for fully-vested shares, and $155,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods. This information is also found in the Summary Compensation table and the Option Exercises and Stock Vested table below.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
CEO Rodney S. Rougelot (1)	0	0	26,400,000	$4,600,000

CTO Gary De Laurentiis (2)	0	0	6,046,792	$847,000

COO Mario Sandoval (3)	0	0	12,000,000	$1,600,000

(1)
Under the terms of Mr. Rougelot’s employment agreement, he received 35.2 million shares of Company common stock, of which 17.6 million (50%) shares are fully-vested, and of which 8.8 million shares vest in September 2007 and the remaining 8.8 million vest pro-rata from October 2007 to September 2008. The total value of the shares based on the $0.13 per share grant date quoted trading price of the Company’s common stock was approximately $4.6 million. In connection with this agreement, the Company recorded compensation expense in 2006 of approximately $2.3 million for fully-vested shares, and $500,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods. In addition, pursuant to terms of the executive’s employment agreement, the executive received an additional 8.8 million fully-vested shares in connection with the certain agreement specified capital raising events, and as a result of the occurrence of such event, the Company recorded additional compensation expense of approximately $1.1 million based on the $0.125 per share closing quoted trading price on the date of the event. A total of 44 million shares of Company common stock were issued to the executive in 2006, a portion of which is subject to return in accordance with vesting provisions. This information is also found in the Summary Compensation table and Outstanding Equity Awards at Fiscal Year-End table above.

(2)
Under the terms of Mr. De Laurentiis’ employment agreement, he will receive 24 million fully-vested shares or share equivalents (warrants), of which he has received all 24 million shares or share equivalents. The grant of these shares settle certain net liabilities owed to Mr. De Laurentiis valued at $619,000. Accordingly, in connection with this agreement, inasmuch as the shares were fully vested, the Company recorded compensation expense of $228,000 and an increase in additional paid-in capital of $847,000, which was determined on the $0.14 per share quoted trading price on the date of the employment agreement. Mr. De Laurentiis has not yet been issued these shares. This information is also found in the Summary Compensation table and the Outstanding Equity Awards at Fiscal Year-End table above.

(3)
Under the terms of Mr. Sandoval’s employment agreement, he is to receive shares of Company common stock (or stock options, at the executive’s election) covering 5% of Common Stock Equivalents, as defined in the agreement. The Effective Date of the employment agreement is October 19, 2006, at which date the executive is to receive options to purchase 24 million common shares (shares were not elected) of Company common stock, of which 12 million (50%) warrant shares are fully-vested, and of which 6 million warrant shares vest in October 2007 and the remaining 6 million vest pro-rata from November 2007 to October 2008. The warrants are exercisable at $0.0975 per share for ten years. In connection with this agreement, the Company recorded compensation expense of approximately $1.6 million based on the fair value as determined utilizing the Black-Scholes valuation model as of the Effective Date for fully-vested shares, and $155,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods. This information is also found in the Summary Compensation table and the Outstanding Equity Awards at Fiscal Year-End table above.

PENSION BENEFITS TABLE

The Company did not offer a pension plan during fiscal year 2006.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Company did not offer any non-qualified deferred compensation plans during fiscal year 2006.

DIRECTOR COMPENSATION DISCLOSURE

The Company did not enter into director compensation arrangements during the fiscal year 2006.

FINANCIAL STATEMENTS.

ECO2 Plastics, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2007	December 31, 2006
Current assets	(unaudited)
Cash and cash equivalents	$11	$97
Receivable for cash in escrow for securities sold	241	1,244
Accounts receivable	86	-
Inventory	155	213
Prepaid expenses and other current assets	24	62
Total current assets	517	1,616
Property and equipment, net	6,899	5,894
Deferred debt issue costs, net	2,183	2,736
Other assets	42	37
Total assets	$9,641	$10,283

Current liabilities
Accounts payable	$957	$534
Accounts payable - related party	532	468
Accrued interest	677	374
Accrued liabilities	459	709
Current portion of capital lease obligations	7	7
Current portion of convertible notes payable, net of debt discount
Held by related party Directors, net of debt discount of $1,150 and $1,567	2,001	783
Held by others, net of debt discount of $1,840 and $1,613	1,963	1,409
Current portion of note payable to California Integrated Waste Management Board	194	192
Participation Certificates obligations issued prior to 2004	354	354
Total current liabilities	7,144	4,830
Non-current liabilities
Capital lease obligations, net of current portion	1	9
Convertible notes payable, net of debt discount and current portion
Held by related party Directors, net of debt discount of $2,940 and $4,264	942	420
Held by others, net of debt discount of $1,669 and $417	556	588
Note payable to California Integrated Waste Management Board, net of discount and current portion	1,640	1,706
Total non-current liabilities	3,139	2,723
Total liabilities	10,283	7,553
Commitments and contingencies (Note 6)
Stockholders' Equity (deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 750,000,000 shares authorized,
126,282,813 and 114,263,824 shares issued and outstanding	126	114
7,189,492 and 15,083,715 shares issuable	7	15
Additional paid-in capital	52,181	48,747
Accumulated deficit	(52,956)	(46,146)
Total stockholders' equity (deficit)	(642)	2,730
Total liabilities and stockholders' equity (deficit)	$9,641	$10,283

ECO2 Plastics, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2007	2006

Revenue	$99	$37
Cost of goods sold	174	26
Gross profit	(75)	11
Operating expenses
Plant operations and technology development	1,041	285
Consulting and legal fees	313	1,012
General and administrative	1,972	179
Settlement expense	-	120
Total operating expenses	3,326	1,596

Loss from operations	(3,401)	(1,585)
Other income (expense)
Interest expense	(3,409)	(114)
Change in fair value liability of warrants and derivatives		(967)
Total other income (expense)	(3,409)	(1,081)

Loss before income taxes	(6,810)	(2,666)
Income taxes	-	-

Net loss	$(6,810)	$(2,666)

Net loss per share, basic and diluted	$(0.05)	$(0.04)
Weighted average shares used in computing
net loss per share, basic and diluted	131,232	61,818

ECO2 Plastics, Inc. and Subsidiary
Condensed Consolidated Statement of Changes in Stockholders' Equity (Deficit)
For the Three Months Ended March 31, 2007
(in thousands, except share data)
(unaudited)

	Common stock		Common Stock Issuable		Additional
	Shares	Amount	Shares	Amount	paid-in capital	Accumulated deficit	Total

Balance at December 31, 2006	114,263,824	$114	15,083,715	$15	$48,747	$(46,146)	$2,730
Issuance of shares upon exercise of warrants	1,701,297	2			(1)		1
Issuance of shares for services	19,230	-			4		4
Issuance of shares for accrued compensation	492,308	-			133		133
Issuance of shares recorded as issuable in 2006	9,036,923	9	(9,036,923)	(9)			-
Shares issuable for executive compensation			1,100,000	1	291		292
Shares issuable for services			42,700	-	11		11
Stock-based compensation expense					765		765
Value of beneficial conversion feature							-
and warrants issued with notes payable					2,156		2,156
Issuance of shares upon conversion of notes payable	769,231	1			75		76
Net loss						(6,810)	(6,810)
Balance at March 31, 2007	126,282,813	$126	7,189,492	$7	$52,181	$(52,956)	$(642)

ECO2 Plastics, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months ended March 31
	2007	2006
Cash flows from operating activities:
Net loss	$(6,810)	$(2,666)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	232	46
Change in fair value of warrants and derivatives	-	967
Stock-based compensation	1,157	959
Amortization of debt issue costs and discount	3,081	52
Expenses paid by issuance of notes payable	75	-
Changes in operating assets and liabilities:
Accounts receivable	(86)	-
Inventory	57	8
Prepaid expenses and deposits	33	-
Accounts payable	487	89
Accrued liabilities	101	128
Other	-	(7)
Net cash used by operating activities	(1,673)	(424)
Cash flows from investing activities:
Purchase of property, plant & equipment	(1,237)	(302)
Net cash used by investing activities	(1,237)	(302)
Cash flows from financing activities:
Decrease in restricted cash in CIWMB escrow	-	58
Payments on CIWMB note payable	(64)	-
Principal payments on capital lease obligations	(8)	-
Proceeds from issuance of notes payable	3,002	550
Payments of debt issue costs	(108)	-
Proceeds from notes payable - officers	-	96
Proceeds from warrant exercises	2	-
Net cash provided by financing activities	2,824	704
Net decrease in cash and cash equivalents	(86)	(22)
Cash and cash equivalents, beginning of period	97	32
Cash and cash equivalents, end of period	$11	$10

Supplemental disclosures of cash flow information:
Cash paid for interest	$19	$26
Cash paid for income taxes	$-	$-

Supplemental disclosures of non-cash investing and financing activities:
Warrants issued as debt issue costs	$82	$-
Stock issued in exchange for accrued compensation	$48	$-
Notes issued as relocation fee	$75	$-
Debt discounts	$2075	$-
Deferred debt issue costs	—	$49
Reclassification of temporary equity on termination of contingent price reduction	—	$164

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Condensed Consolidated Financial Statements
March 31, 2007
(unaudited)

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization and Business - ECO2 Plastics, Inc. (f.k.a. Itec Environmental Group, Inc.) and its wholly-owned subsidiary, ECO2 Environmental Systems, Inc. were incorporated under the laws of the State of Delaware in 2000, and formed for the purpose of acquiring certain patented technology and the development of a worldwide market for its usage. Unless the context indicates otherwise, all references herein to“ECO2” or the “Company” include ECO2 Plastics, Inc and its wholly-owned inactive subsidiary. In March 2007, the Company changed its name to ECO2 Plastics, Inc.

Based in Riverbank, California, ECO2 has developed a unique and revolutionary patent pending process and system, referred to as the Eco2 TM Environmental System (the “Eco2 Environmental System”). The Eco 2 Environmental System cleans post-consumer plastics, without the use of water, at a substantial cost savings versus traditional methods (the “Process”). This Process is licensed from Honeywell FM&T (“Honeywell”) and the Department of Energy (“DOE”) on an exclusive basis for the life of the patent. Since its inception, ECO2 has invested in the development of the technology and equipment comprising the Eco2 Environmental System, which includes the filing of a new “Process Patent” in May 2005. This included building several scaled up versions of the Prototype Eco2 Environmental System (the “Prototype”), testing of the Prototypes, building a pilot plant, evaluating the product produced by the Prototype and real-time testing. The Company’s first full scale production facility was constructed in Riverbank, California and is now mechanically complete, producing saleable product and ramping up to full scale operations. ECO2’s goal is to build and operate plastic recycling plants (the “ECO2 Plants”) in the USA that utilize the Eco2 Environmental System and to expand the Eco2 Environmental System worldwide. ECO2’s growth strategy includes organic growth, strategic acquisitions and licensing or partnership agreements, where appropriate.

Business risks and uncertainties - The Company’s business is reliant on its licensing of technology from Honeywell Federal Manufacturing & Technologies, LLC. The Company operates in the evolving field of plastics materials recycling. New developments could both significantly and adversely affect existing and emerging technologies in the field. The Company's success in developing additional marketable products and processes and achieving a competitive position will depend on, among other things, its ability to attract and retain qualified management personnel and to raise sufficient capital to meet its operating and development needs. While the Company is seeking financing through equity and loans, there can be no assurance that it will be successful in accomplishing its objectives.

Basis of presentation and Going Concern - The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. Since inception, the Company has reported recurring losses and cash used by operating activities, and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. During the three months ended March 31, 2007, the Company reported a net loss of approximately $6.8 million and used cash in operating activities of approximately $1.7 million, and as of March 31, 2007, had a working capital deficiency of approximately $6.6 million and a stockholders’ deficit of $642,000, including accumulated losses from inception of $53.0 million.

Company management intends to raise additional debt and equity financing to fund future capital expenditures, operations and to provide additional working capital, and in this regard during the three months ended March 31, 2007, the Company received cash of approximately $2.9 million, and at March 31, 2007 has a receivable for cash in escrow for securities sold of $241,000 pursuant to sales of securities in connection with its private placement and subordinated debt offerings. Further, subsequent to March 31, 2007, the Company has raised $3.0 million in connection with an additional financing on the same terms as the private placement offering. There is no assurance that such financing will be obtained in sufficient amounts necessary to meet the Company's needs. In view of these matters, continuation as a going concern is dependent upon the Company's ability to meet its financing requirements, raise additional capital, and the success of its future operations or completion of a successful business combination.

The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Interim Financial Statements - The unaudited interim condensed consolidated financial statements and related notes are presented in accordance with the rules and regulations of the Securities and Exchange Commission with regard to interim financial information. Accordingly, the condensed consolidated financial statements do not include all of the information and notes to financial statements required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the interim periods presented have been included. Results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2007 or for any other future interim period. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual financial statements included in the Company’s December 31, 2006 Annual Report on Form 10-KSB.

ECO2 Plastics, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

Use of estimates in the preparation of financial statements - Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting estimates inherent in the preparation of the Company's financial statements include estimates as to the depreciable lives of property and equipment, valuation of inventories, valuation of equity related instruments and derivatives issued, and valuation allowance for deferred income tax assets.

Cash and cash equivalents - The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months when purchased to be cash equivalents.

Receivable for cash in escrow for securities sold - In connection with the sale of its securities, cash is received cash in escrow for the sale of notes payable and warrants, a portion of which had not been released to the Company as of the reporting period date, and which has subsequently been received by the Company.

Accounts Receivable and allowance for doubtful accounts - The Company’s accounts receivable are due from companies in the packaging and manufacturing industries. Payments from customers are due within 30 days after a satisfactory credit check, if not satisfactory, payment is required in advance of shipment. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding beyond payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently collected on such accounts are credited to the allowance for doubtful accounts and bad debt expense.

Inventories - Inventories are comprised primarily of raw materials and, to a lesser extent, finished goods and recorded at cost determined on a first-in-first out basis.

Property and equipment - Property and equipment are recorded at cost less accumulated depreciation and amortization. Expenditures for major additions and improvements are capitalized, and minor maintenance, repairs and replacements are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets, which are 3 years for computer equipment and software and furniture and fixtures, 5 to 7 years for manufacturing equipment and 7 years for the recycling plant.

Impairment of long-lived assets - Long-lived assets are reviewed for impairment at least annually, and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment of long-lived assets would be recognized in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.

Deferred debt issue costs - The Company capitalizes costs incurred in connection with borrowings. These costs are amortized as an adjustment to interest expense over the life of the borrowing.

Debt discount - The Company records, as applicable, fees paid to lenders, the fair value of warrants issued with debt securities, value of beneficial conversion features of convertible debt, or fair value of derivatives embedded in convertible debt instruments relating to debt securities, as a debt discount, which is amortized as an adjustment to interest expense over the life of the borrowing.

Contingencies - Certain conditions may exist as of the date financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. Company management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a liability has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable would be disclosed.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Condensed Consolidated Financial Statements
March 31, 2007
(unaudited)

Fair value of financial instruments - The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents, receivables, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

Accounting for Derivatives - The Company evaluates its convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under SFAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date.

Revenue recognition - The Company recognizes revenue when there is persuasive evidence of an arrangement, the product has been delivered to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured. The Company recognizes revenues from sales of recycled products upon shipment to customers. Amounts received in advance of when products are delivered are recorded as liabilities in the accompanying consolidated balance sheet.

Cost of goods sold - Cost of goods sold includes the cost of raw materials processed.

Income taxes - The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized. The Company continues to provide a full valuation allowance to reduce its net deferred tax asset to zero, inasmuch as Company management has not determined that realization of deferred tax assets is more likely than not. The provision for income taxes represents taxes payable for the period and change during the period in net deferred tax assets and liabilities.

Research and development cost - Research and development represent costs incurred in connection with the Company’s development of recycling processes, and such costs are expensed as incurred and included in technology development expenses.

Stock-based compensation - In January 2005 the Company early adopted Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“FAS 123R”). FAS 123R sets forth the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The statement requires that such transactions be accounted for using a fair-value-based method, which requires recording expense over the requisite service period for the fair value of options or warrants granted to employees and consultants. Upon adoption, the Company applied the modified-prospective transition method for the transition from APB 25 to SFAS 123R. There was no cumulative effect from the change in accounting principles from APB 25 to SFAS 123R.

Basic and diluted net loss per share - Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options, warrants or convertible promissory notes. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. Computations of net loss per share for the three months ended March 31, 2007, exclude 133,955,179 shares relating to common stock issuable upon conversion of convertible notes payable, and 128,664,686 shares issuable upon exercise of outstanding and issuable warrants to purchase common stock. Computations of net loss per share for the three months ended March 31, 2006, exclude 12,273,679 shares relating to common stock issuable upon conversion of convertible notes payable, 46,217,930 shares issuable upon exercise of outstanding and issuable warrants, and 19,458,403 shares issuable upon exercise of rights to purchase common stock. These common stock equivalents could have the effect of decreasing diluted net income per share in future periods.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Condensed Consolidated Financial Statements
March 31, 2007
(unaudited)

Reclassifications - Certain amounts in 2006 financial statements have been reclassified or rounded to conform to 2007 presentations.

Recent accounting pronouncements - In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN  48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. FIN 48 will be effective for the Company beginning January 1, 2007. Although the Company is still evaluating the potential effects of FIN 48, it is expected that the adoption of FIN 48 will not have a significant impact on the Company’s consolidated results of operations or financial position.

In December 2006, the FASB issued FASB Staff Position No. EITF 00-19-2 “Accounting for Registration Payment Arrangements” (FSP EITF 00-19-2”), which addresses an issuer’s accounting and disclosures relating to registration payment arrangements. It is not expected that adoption of the provision of FSP EITF 00-19-2 will have a significant impact on the Company’s financial position, results of operations, or cash flows.

Note 2. Technology License

Pursuant to terms of a license agreement entered into by the Company and Honeywell International, Inc. (“Honeywell”), as amended, the Company obtained an exclusive, nontransferable, worldwide license rights for the life of the underlying patent to practice the methods and to make, use, and sell the products and/or services and to certain sublicense rights, which are covered by the proprietary rights, limited to the field of use of separating and recovering motor oil from high density polyethylene plastic. Under this agreement, the Company is required to pay royalties at a rate of $0.005 per pound of recycled plastics sold, with minimum annual royalties of $50,000 for 2006, $100,000 for 2007, $200,000 for 2008 and $300,000 for 2009 and for years thereafter. Honeywell may terminate this agreement in the event of, among other things, the nationalization of the industry which encompasses any products or services, any suspension of payments under the terms of the agreement by government regulation, a substantial change in ownership of the Company (whether resulting from merger, acquisition, consolidation or otherwise), another company or person acquiring control of the Company, or the existence of a state of war between the United States and any country where the Company has a license to manufacture products or provide services.

Note 3. Convertible Notes Payable

Convertible notes payable and related unamortized debt discount at March 31, 2007 consist of the following (in thousands):

	Notes	Unamortized Debt discount		Notes, net of debt discount

Private Placement Notes	$10,059	$	(6,427)	$3,632
Subordinated Notes	3,002		(1,172)	1,830
Total	13,061		(7,599)	5,462
Less current portion	(6,953)		2,989	(3,964)
Convertible Notes payable, net	$6,108	$	(4,610)	$1,498

Private Placement Notes - The Company has received subscriptions and related funds into escrow pursuant to a private placement memorandum (the “PPM”) of up to $9 million, through the offering of a minimum of 20 Units for $25,000 per unit. Each Unit consists of a $25,000 junior secured subordinated convertible debenture (the “Private Placement Notes”), bearing interest at 10% with principal and accrued interest due 18 months from issuance (“maturity date”), convertible into shares of the Company’s common stock at a price of $0.0975 per share, and a warrant, with a cashless exercise provision, to purchase 75,000 shares of restricted common stock of the Company, exercisable until April 15, 2015 at an exercise price of $0.06 per share (the “Private Placement Warrants”). The conversion price of the debentures and exercise price of the warrant are subject to anti-dilution downward adjustments in the event the Company sells common stock or securities convertible into common stock at a price below the conversion or exercise prices. The security is subordinated only to the security interest granted to CIWMB. The shares underlying the debentures and warrants are subject to piggy back registration rights. In addition, a registration statement must be filed within 30 days after an investor elects to convert all or any portion of the debenture. During 2006, proceeds for approximately $7.9 million of Private Placement Notes had been received into escrow, and as a result the Company has recorded convertible notes payable and approximately 23.7 million warrants. At December 31, 2006, approximately $1.2 million of escrowed funds had not been disbursed to the Company, which was reported as a receivable for cash in escrow for securities sold, and which was received by the Company in 2007. During 2006, holders of $150,000 of other notes payable converted those notes, plus accrued interest into subscription units comprised of approximately $159,000 of Private Placement Notes and 450,000 warrants, and the Company also issued $60,000 of Private Placement Notes and 180,000 Private Placement Warrants. As of December 31, 2006, the offering had not closed and the debentures and warrants not been issued. On February 1, 2007, the offering closed and during the three months ended March 31, 2007, the debentures and warrants were issued.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Condensed Consolidated Financial Statements
March 31, 2007
(unaudited)

Prior to August 18, 2006, the Company had certain notes payable outstanding that included a variable conversion price, which qualified the embedded conversion option as a derivative pursuant to SFAS 133 and related interpretations, since the conversion price was variable and the ability to have enough authorized common shares to fulfill its potential obligations under convertible debt contracts was not under Company control. In such circumstances, the debenture instrument is separated into a debt instrument and an embedded option instrument for financial statement purposes and the embedded option instrument is recorded as a liability at fair value and marked to fair value at each reporting date through the statement of operations as other income or expense. The existence of the absence of the ability to have enough authorized common shares to fulfill its potential obligations for the repaid notes payable, required that all conversion features and all warrants outstanding also be accounted for at fair value and marked to fair value through the statement of operations.

At the Private Placement Note issuance dates through August 18, 2006, the total fair value liability recorded for the Private Placement Note embedded conversion options and Private Placement Warrants was approximately $3.8 million and at August 18, 2006, the total fair value liability recorded approximated $2.4 million. The full fair value of the warrants of approximately $1.1 million, and $1.5 million of the $2.7 million fair value of the embedded conversion feature were allocated to debt discount, the maximum to be recorded, and the remaining $1.2 million to operations for the year ended December 31, 2006, respectively, as a change in fair value of warrants and derivatives. At August 18, 2006, when the Company no longer had an inability to have enough authorized common shares to fulfill its potential obligations, the fair value liability of approximately $2.4 million recorded at that date was reclassified to additional paid-in capital.

In 2006, debt discount of approximately $7.7 million was recorded, of which approximately $550,000 was recorded during the three months ended March 31, 2006, and of which $46,000 was amortized to interest expense during the three months March 31, 2006. During the three months ended March 31, 2007, approximately $1.3 million of the discount recorded in 2006 was amortized to interest expense.

In February 2007, the Company received $2 million pursuant to investment terms substantially similar to the PPM (the “Additional Investment”). As a result the Company issued a $2 million junior subordinated convertible debenture, bearing interest at 10% with principal and accrued interest due 18 months from issuance (“maturity date”), convertible into shares of the Company’s common stock at a price of $0.0975 per share, and a warrant, with a cashless exercise provision, to purchase 6,000,000 shares of restricted common stock of the Company, exercisable for approximately 8 years (expires April 15, 2015) at an exercise price of $0.06 per share. The conversion price of the debenture and exercise price of the warrant are subject to anti-dilution downward adjustments in the event the Company sells common stock or securities convertible into common stock at a price below the conversion or exercise prices. The debenture ranks pari passu with Private Placement Notes and Subordinated Notes and is subordinated only to the security interest granted to CIWMB. Shares underlying the debenture and warrants are subject to piggy back registration rights. In addition, a registration statement must be filed within 30 days after the investor elects to convert all or any portion of the debenture. In connection with the Additional Investment, the Additional Investment’s placement agent received a cash payment of $85,000 and received warrants, with a cashless exercise provision, to purchase 314,815 shares of restricted common stock of the Company at a per share price of $0.06 exercisable for 10 years. Pursuant to terms of the Additional Investment purchase agreement, the holder of the Additional Investment notes has the right to designate one person to become a member of the Company’s Board of Directors.

Additionally, in February 2007, the Company issued three PPM Units, comprised of $75,000 of Private Placement Notes and 225,000 Private Placement Warrants in exchange for accrued liabilities, which such notes were immediately converted into 769,231 shares of Company common stock in accordance with the terms of the notes.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Condensed Consolidated Financial Statements
March 31, 2007
(unaudited)

During the three months ended March 31, 2007, debt discount of approximately $2.1 million, comprised of $908,000 of warrant and $1.2 million beneficial conversion feature value, was recorded, of which $222,000 was amortized to interest expense during the three months March 31, 2007. The fair value of warrants was computed using a Black-Scholes option pricing method with the following assumptions: expected term of 10 years (based on the contractual term), volatility of approximately 182% (based on historical volatility), zero dividends and interest rate of approximately 4.5%.

Subordinated Notes - During 2006, the Company received $2.8 million pursuant to a private placement of subordinated convertible notes (the “Subordinated Notes”), bearing interest at 10%, with principal and accrued interest due 12 months from issuance (“maturity date”), convertible into shares of the Company’s common stock at a price of $0.0975 per share, and warrants, with cashless exercise provisions, to purchase 28,000,000 shares of restricted common stock of the Company, exercisable until April 2015 at an exercise price of $0.12 per share (the “Subordinated Notes Warrants”). The conversion price of the debentures is subject to anti-dilution downward adjustments in the event the Company sells common stock or securities convertible into common stock at a price below the conversion price. The Subordinated Notes rank pari passu with Private Placement Notes and are subordinated only to the security interest granted to CIWMB. The shares underlying the notes and warrants are subject to piggy back registration rights. In addition, a registration statement must be filed within 30 days after an investor elects to convert all or any portion of the note. In August 2006, the holder of a $200,000 short-term convertible note payable converted the note, plus accrued interest into a Subordinated Note of $202,000 and 2,020,000 warrants. In the event the holders of Subordinated Notes elect to convert such notes into shares of Company common stock, the Company will issue warrants exercisable into that number of shares of the Company’s common stock equal to the quotient of (i) 65% of the value of the converted notes divided by (ii) a per share price of $0.12.

In 2006, debt discount of approximately $3.2 million was recorded, none during the three months ended March 31, 2006, of which $751,000 was amortized to interest expense during the three months March 31, 2007.

Note 4. Common Stock, Stock Warrants and Other Rights to Purchase Common Stock

Common Stock Issued for Services -

During July 2006, the Company entered into an employment agreement with an individual to serve as its Chief Executive Officer and a Director, pursuant to which, among other things, the executive received 44,000,000 shares of Company common stock, of which 26,400,000 were fully vested, issued and outstanding at December 31, 2006 and March 31, 2007, and of which 8,800,000 shares vest in September 2007 and the remaining 8,800,000 vest pro-rata from October 2007 to September 2008. The total value of the shares based on the grant date quoted trading price of the Company’s common stock was approximately $5.7 million. In connection with this agreement, the Company recorded compensation expense of approximately $3.4 million for fully-vested shares, and $500,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods. A total of 44,000,000 shares of Company common stock were issued to the executive in 2006, a portion of which is subject to return in accordance with vesting provisions. As of December 31, 2006, there was approximately $1.8 million of unrecognized compensation expense related to unvested stock awards, which is expected to be recognized as expense of approximately $1.4 million in 2007 and $405,000 in 2008. During the three months ended March 31, 2007, the Company recognized stock-based compensation expense of approximately $429,000, and as of March 31, 2007, there was approximately $1.4 million of unrecognized compensation expense related to unvested stock.

Pursuant to an agreement with an executive recruiter and 2006 placements of the Company’s Chief Executive and Operating Officers, the recruiter is entitled to receive 11,456,923 shares of Company common stock, of which 9,036,923 shares are fully-vested, and of which 2,420,000 shares vest in September 2007, and warrants to purchase 519,750 shares of Company common stock at a per share price of $0.06 per share exercisable for 10 years, and warrants to purchase 4,950,000 shares of Company common stock at a per share price of $0.0975 exercisable for 10 years. In connection with this agreement, the shares are valued at approximately $1.5 million based on the quoted trading prices of $0.13 and $0.135 on the effective dates and the warrants are valued at approximately $737,000 computed using a Black-Scholes option pricing method with the following assumptions: contractual term of 10 years, volatility of 183% (based on historical volatility over the term), zero dividends and interest rate of approximately 4.8%. In 2006, the Company recorded compensation expense of approximately $1.7 million for fully-vested shares and fully-vested warrants, and $129,000 for a portion of the unvested shares and warrants amortized on a straight-line basis over the vesting periods. During the three months ended March 31, 2007, the Company recognized stock-based compensation expense of approximately $134,000, and as of March 31, 2007, there was approximately $312,000 of unrecognized compensation expense related to unvested stock and stock warrants, which is expected to be recognized as expense in 2007.

Stock Warrants - Warrants have been granted with exercise prices that are equal to, or more or less than, the current fair value of the Company's common stock at the date of grant. Therefore they were expensed at the grant date. The fair value of warrants issued during 2006 and 2007was estimated using the Black-Scholes option-pricing model with the following assumptions: a dividend yield of 0%; expected volatility of approximately 172% to 183% (based on historical volatility over the terms); risk-free interest rates of approximately 5%; and contractual terms of 3.5 to 10 years. The weighted-average fair value of warrants granted during the three months ended March 31, 2006 and 2007 approximated $0.13 and $0.25, respectively.

During 2006, the Company also entered into an employment agreement with an individual to serve as its Chief Operating Officer, pursuant to which, among other things, the executive will receive shares of Company common stock (or stock options, at the executive’s election) covering 5% of Common Stock Equivalents, as defined in the agreement. The Effective Date of the employment agreement is October 19, 2006, at which date the executive is to receive options to purchase 24,000,000 common shares (shares were not elected) of Company common stock, of which 12,000,000 (50%) warrant are fully-vested, and of which 6,000,000 warrants vest in October 2007 and the remaining 6,000,000 vest pro-rata from November 2007 to October 2008. The warrants are exercisable at $0.0975 per share for ten years. In connection with this agreement, the Company recorded compensation expense of approximately $1.6 million based on the fair value as determined utilizing the Black-Scholes valuation model as of the Effective Date for fully-vested shares, and $155,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods. As of December 31, 2006, there was approximately $1.5 million of unrecognized compensation expense related to unvested stock warrants, which is expected to be recognized as expense of approximately $810,000 in 2007 and $655,000 in 2008. During the three months ended March 31, 2007, the Company recognized stock-based compensation expense of approximately $202,000, and as of March 31, 2007, there was approximately $1.3 million of unrecognized compensation expense related to unvested stock warrants.

In connection with sales of Private Placement units comprised of Private Placement Notes and warrants, during the year ended December 31, 2006, approximately warrants to purchase 24,000,000 shares of common stock at a per share price of $0.06 for 10 years are issuable.

Additionally, in connection with sales of Private Placement units and Subordinated Notes and Warrants, pursuant to terms of a funding agreement with a related party, the Company agreed to issue warrants based on securities sold and common shares convertible or exercisable into. In 2006, the Company has recorded debt issue costs of approximately $655,000 based on the fair value of approximately 1,440,000 warrants exercisable at $0.06 per share for approximately eight and one-half years and 3,748,000 warrants exercisable at $0.12 per share for approximately three and one-half years, determined utilizing the Black-Scholes valuation model.

Additionally, in connection with sales of Private Placement units and Subordinated Notes and warrants, pursuant to terms of a placement agent agreement with KW Securities, the Company agreed to issue warrants based on securities sold. In 2006, the Company has recorded debt issue costs of approximately $2.1 million based on the fair value of 14,625,000 warrants exercisable at $0.06 per share for approximately eight and one-half years, determined utilizing the Black-Scholes valuation model.

Prior to August 18, 2006, the Company had determined that pursuant to EITF 00-19, all of the Company’s warrants and investment rights granted to non-employees are to be classified as liabilities, since the Company has issued convertible debt with variable conversion terms, the ability to have enough authorized common shares to fulfill its potential obligations under convertible debt and warrant contracts is not under the Company control and accordingly the criteria for classification as equity instruments under EITF 00-19 is not met. During the three months ended March 31, 2006, the Company recognized approximately $967,000 of other expense relating to the change in fair value of warrants during the period which is included in the accompanying statement of operations as the change in fair value liability of warrants and derivatives. At August 18, 2006, when the Company no longer had the inability to have enough authorized common shares to fulfill its potential obligations, the fair value liability of all outstanding warrants and investment rights recorded at that date was reclassified to additional paid-in capital.

Stock Issued Upon Exercise of Warrants - During the three months ended March 31, 2007, pursuant to receipt of notices of cash and cashless exercises of 1,778,439 warrants, the Company issued 1,701,297 shares of its common stock and received proceeds of approximately $1,400.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Condensed Consolidated Financial Statements
March 31, 2007
(unaudited)

The following summarizes activity for stock warrants issued to lenders in connection with borrowings, all of which are exercisable:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2006	59,858,439	$0.09	5.8	$3,518
Granted	6,000,000	0.06
Exercised	(1,778,439)	0.01
Expired/cancelled	-	-
Balance at March 31, 2007	64,080,000	$0.09	5.6	$7,033

The following summarizes activity for stock warrants issued to consultants for services, all of which are exercisable:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2006	32,194,871	$0.08	7.4	$2,433
Granted	314,815	0.06
Exercised	-	-
Expired/ Cancelled	-	-
Balance at March 31, 2007	32,509,686	$0.08	7.2	$3,908

The following summarizes activity for stock warrants issued to employees:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2006	31,850,000	$0.07	9.2	$2,416
Granted	225,000	0.06
Exercised	-	-
Expired/ Cancelled	-	-
Balance at March 31, 2007	19,850,000	$0.06	9.0	$4,040

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Condensed Consolidated Financial Statements
March 31, 2007
(unaudited)

The following summarizes activity for all stock warrants:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2006	123,903,310	$0.08	6.9	$8,425
Granted	6,539,815	0.06
Exercised	(1,778,439)	0.01
Expired/ Cancelled	-	-
Balance at March 31, 2007	128,664,686	$0.08	6.7	$14,981

Additional information regarding all warrants outstanding as of March 31, 2007, is as follows:

Range of exercise prices		Shares	Weighted average remaining life	Weighted average exercise price
	$0.001	910,000	3.5 years	$0.001
$ 0.045-	$0.05	1,600,000	3.6 years	$0.05
	$0.06	72,024,565	7.7 years	$0.06
$ 0.09 -	$0.10	17,950,000	9.6 years	$0.10
$ 0.12 -	$0.13	35,868,000	3.6 years	$0.12
	$0.25	300,000	3.3 years	$0.25
	$29.70	12,121	0.6 years	$29.70
	Total	128,664,686	6.7 years	$0.08

Note 5.  Related Party Transactions

Certain of the Company’s Directors are holders of the Company’s Private Placement Notes and Subordinated Notes in the amounts of approximately $4.7 million held by one Director and $2.3 million held by another Director.

Pursuant to an agreement with The Otto Law Group, PLLC (“OLG”), a law firm, the managing partner of which is one of the Company’s Directors, for legal services, the Company periodically issued vested non-forfeitable common shares, and any proceeds from the sale of such shares by OLG and reported to the Company were credited against invoice amounts due to OLG for legal services. The agreement had no stated term. During 2006, the Company issued 2,802,925 shares of its common stock and recorded legal expense of approximately $336,000, which was determined based on the $0.12 per share quoted trading price on date of issuance. There were no reported stock sale proceeds during 2006. In August 2006, the Company entered into an engagement agreement with OLG, whereby the prior agreement was superseded and replaced, and among other things, the Company issued 2,500,000 shares of its common stock. The shares were valued at the quoted trading prices of $0.11 on the grant date, resulting in an expense of $275,000. During 2006, the Company incurred OLG legal fee services of $967,000. Accounts payable to OLG for legal services was approximately $532,000 at March 31, 2007 and reported as accounts payable - related party in the accompanying consolidated balance sheet.

During 2006, the Company issued 2,802,925 shares of its common stock to Cambridge Partners, LLC (“Cambridge”) for investor advisory services provided to the Company and recorded consulting expense of approximately $336,000, which was determined based on the $0.12 per share quoted trading price on the issuance date. The managing partner of OLG, one of the Company’s Directors, is one of the two members of Cambridge.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Condensed Consolidated Financial Statements
March 31, 2007
(unaudited)

In 2006, the Company entered into an agreement with KW Securities, Inc. (“KW”), a registered broker dealer and a company owned by Lawrence Krause, one of the Company’s Directors, for KW to serve as placement agent for the Private Placement Offering. Pursuant to terms of the agreement, as amended, among other things, the Company shall pay compensation of warrants to purchase Company common stock at a per share price of $0.06 until April 2015, at varying rates of warrants for funds raised based on securities sold. In connection with sales of Private Placement units and Subordinated Notes and warrants in 2006, the Company has recorded debt issue costs of approximately $2.1 million based on the fair value of 14,625,000 warrants exercisable at $0.06 per share for approximately eight and one-half years, determined utilizing the Black-Scholes valuation model, which such warrants were issued to KW in 2007. Upon the closing of the PPM in 2007, the agreement with KW terminated.

In 2006, the Company entered into a Funding Agreement with Itec Capital Group, LLC (“ICG”), a Washington limited liability company owned by the managing partner of OLG, who is one of the Company’s Directors, and Lawrence Krause, who is also one of the Company’s Directors, and KW, a company owned by Mr. Krause. Pursuant to terms of the Funding Agreement, the Company agreed to pay fees of 8% of Notes payable issued pursuant to certain financings and issue warrants based on securities sold and common shares convertible or exercisable into. Pursuant to a consulting agreement between ICG and Excipio Group, S.A. (“Excipio”), an entity affiliated with Hudson Investment Advisors, Inc., ICG agreed to pay Excipio a dollar amount and securities to be agreed upon from time to time upon completion of certain defined objectives and projects, and in this regard, ICG has agreed to pay Excipio fees and warrants in the amounts ICG receives from the Company. In November 2006, Excipio, ICG and the Company entered into a mutual settlement and release agreement, pursuant to which, among other things, in full satisfaction of amounts owed under all prior agreements or arrangements, the Company agreed to pay approximately $429,000 (in addition to $296,000 previously paid) and issue a warrant to purchase 1,440,000 shares of Company common stock with an exercise price of $0.06 per share for approximately eight and one-half years and a warrant to purchase 3,748,000 shares of Company common stock with an exercise price of $0.12 per share for approximately three and one-half years. The $429,000 was payable $200,000 upon execution of the settlement agreement and in varying amounts based on certain conditions, and was paid in full during the three months ended March 31, 2007. In connection with the settlement agreement, the consulting agreement between ICG and Excipio was cancelled and any further obligation under the consulting agreement has been waived and dismissed, and the Funding Agreement between the Company and ICG was amended to reflect the settlement of fees and expenses owed and paid under the Funding Agreement and that no additional fees or expenses shall accrued or become due in accordance with the Funding Agreement.

Note 6. Commitments and Contingencies

Legal Matters - During 2005, the Company issued 2,737,220 shares of its common stock (and certain registration rights) to Brean Murray Carret & Co., LLC (“BMC”) as retainer for certain corporate finance and investment banking services to be provided pursuant to the corporate finance representation agreement between the parties entered into in 2005. The agreement was for a period of one year, extendable to two years upon completion of a successful financing. In the event of a consummated transaction, the Company would pay BMC fees ranging from 2% to 8% of amounts raised, varying in amounts of securities issued in the financing, depending of the type of securities and nature of transaction. In October 2005, the Company issued to BMC an additional 744,542 shares of its common stock and warrants to purchase 850,000 shares of Company common stock at a per share price of $0.001 for a term of 5 years. In December 2006, BMC filed an arbitration claim against the Company with the NASD seeking in excess of $1 million from the Company. The Company filed a response and affirmative defenses and a counterclaim against BMC, and BMC subsequently filed its response and affirmative defenses to the Company’s counterclaim in March 2007. It is the Company’s position, among other things, that the BMC claim does not contain any legal, factual or substantive merit, that the Company intends to vigorously defend BMC’s claim, that it intends to vigorously pursue its counterclaim against BMC, and that it is not probable that a loss will be incurred. Arbitration, if it should occur with respect to this matter, is inherently uncertain and always difficult to predict. However, based on the Company’s understanding and evaluation of the relevant facts and circumstances, it believes that the above-described matter is not likely to have a material adverse effect on its consolidated results of operations, financial position or cash flows. There is a possibility of a material adverse impact on the results of operations of the period in which the matter is ultimately resolved, if it is resolved unfavorably, or in the period in which an unfavorable outcome becomes probable and reasonably estimable.

Consulting Agreement - In February 2007, the Company entered into a consulting services agreement, which agreement terminates December 31, 2007, with the Company’s former Chief Financial Officer, pursuant to which, among other things, the Company issued to the former officer 492,308 fully-vested shares of its common stock, and pay annual compensation of $120,000 in consideration for services during the term and in exchange for the release of any claim to accrued compensation recorded by the Company while previously employed by the Company as its Chief Financial Officer, which such amount was $168,000 at December 31, 2006. In connection with this agreement, the Company recorded the shares issued as an increase in common stock and additional paid-in capital of approximately $133,000 based on the $0.27 quoted trading price on the agreement date and compensation expense of approximately $85,000.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Condensed Consolidated Financial Statements
March 31, 2007
(unaudited)

During the three months ended March 31, 2007 the Company entered into various arrangements with non-employee service providers in exchange for common stock. The Company recorded approximately $71,000 of expense, $60,000 of accrued liability and $11,000 of issuable common stock (see Note 7).

Other Commitments and Contingencies

In 2005, the Company entered into a three year Agency Agreement with H. Muehlstein & Co., Inc. (“Muehlstein”), pursuant to which Muehlstein will act as the Company’s exclusive agent for the annual purchase and sale of up to sixty million pounds, subject to increase under certain circumstances, of ECO2’s PET flake and post-consumer HDPE natural flake and pellets in the USA and Canada. This agreement prohibits the Company from engaging additional sales agents, but does not limit the Company’s direct sales to customers.

In connection with issuance of Bridge Notes and Bridge Warrants, the Company agreed to prepare and, as soon as practicable, but in no event later than 75 days following the closing date of the Private Placement (the “Filing Deadline”), file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form SB-2 covering the resale of all shares of common stock underlying the Bridge Warrants, and has further agreed to use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable, but in no event later than the date which is 180 days following the closing date of the Private Placement (the “Effectiveness Deadline”). In the event the registration statement required to be filed is not filed by the Filing Deadline, the Company shall issue to the lender additional cashless warrants to purchase shares of the Company's common stock (“Additional Warrants”) in an amount equal to 10% of the number of shares underlying the Bridge Warrant issued to the lender for each 30 day period (or a portion thereof) during which time such registration statement has not been filed with the SEC, which Additional Warrants shall be issued on the first day of each 30 day period commencing on the Filing Deadline. In addition, in the event the registration statement required to be filed is not declared effective by the SEC by the Effectiveness Deadline, the Company shall issue to the Lender Additional Warrants in an amount equal to 10% of the number of shares underlying the Warrant issued to the Lender for each 30 day period (or portion thereof) during which time such registration statement has not been declared effective by the SEC, which Additional Warrants shall be issued on the first day of each 30 day period and commencing on the Effectiveness Deadline. The exercise price for the Additional Warrants issued shall be the same as the exercise price of the warrants that are issued in the Private Placement. Due to the contingent nature of the registration statement filing penalties and Company management’s belief that at March 31, 2007 that it is not more likely than not that such penalties will be payable, no liability has been recorded.

Note 7. Subsequent Events

Subsequent to March 31, 2007, the Company has raised $3.0 million in connection with an additional financing on the same terms as the private placement offering.

On May 7, 2007, the Company (see Note 6) granted 4,036,889 common shares to various non-employee service providers and 191,579 common shares for rent for accrued liabilities and future services. The shares will be valued on the measurement date as determined under EITF 96-18 and expensed as services are provided.

ECO2 Plastics, Inc. and Subsidiary
(formerly ITEC Environmental Group, Inc.)
December 31, 2006 and 2005 Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of:
ECO2 Plastics, Inc.

We have audited the accompanying consolidated balance sheet of ECO2 Plastics, Inc. (f.k.a. ITEC Environmental Group, Inc.) and Subsidiary as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ECO2 Plastics, Inc. (f.k.a. ITEC Environmental Group, Inc.) and Subsidiary as of December 31, 2006 and the consolidated results of its operations and its cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements the Company reported a net loss of approximately $20.8 million and used cash for operating activities of approximately $4.1 million during the year ended December 31, 2006, and, as of that date, had a working capital deficiency of approximately $3.2 million and accumulated deficit of approximately $46.1 million. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 30, 2007

ECO2 Plastics, Inc. and Subsidiary
(formerly ITEC Environmental Group, Inc.)
Consolidated Balance Sheet
December 31, 2006
(in thousands, except share and per share data)

Current assets
Cash and cash equivalents	$97
Receivable for cash in escrow for securities sold	1,244
Inventory	213
Prepaid expenses and other current assets	62
Total current assets	1,616
Property and equipment, net	5,894
Deferred debt issue costs, net	2,736
Other assets	37

Total assets	$10,283

Current liabilities
Accounts payable	$534
Accounts payable - related party	468
Accrued interest	374
Accrued liabilities	709
Current portion of capital lease obligations	7
Current portion of convertible notes payable, net of debt discount
Held by related party Directors, net of debt discount of $1,567	783
Held by others, net of debt discount of $1,613	1,409
Current portion of note payable to California Integrated Waste Management Board	192
Participation Certificates obligations issued prior to 2004	354
Total current liabilities	4,830
Non-current liabilities
Capital lease obligations, net of current portion	9
Convertible notes payable, net of debt discount and current portion
Held by related party Directors, net of debt discount of $4,264	420
Held by others, net of debt discount of $417	588
Note payable to California Integrated Waste Management Board, net of discount and current portion	1,706
Total non-current liabilities	2,723
Total liabilities	7,553
Commitments and contingencies (Note 12)
Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-
Common stock, $0.001 par value, 750,000,000 shares authorized,
114,263,824 shares issued and outstanding	114
15,083,715 shares issuable	15
Additional paid-in capital	48,747
Accumulated deficit	(46,146)
Total stockholders' equity	2,730

Total liabilities and stockholders' equity	$10,283

See accompanying notes to consolidated financial statements.

ECO2 Plastics, Inc. and Subsidiary
(formerly ITEC Environmental Group, Inc.)
Consolidated Statements of Operations
(in thousands, except per share data)

	Year ended December 31,
	2006	2005

Revenue	$61	$-
Cost of goods sold	50	-
Gross profit	11	-
Operating expenses
Technology development	2,008	303
Consulting and legal fees	3,629	6,164
General and administrative	8,912	4,065
Settlement expense	402	-
Total operating expenses	14,951	10,532

Loss from operations	(14,940)	(10,532)
Other income (expense)
Interest expense	(4,740)	(2,386)
Loss on conversion of notes payable for stock	-	(516)
Gain on extinguishment of debt	117	292
Change in fair value liability of warrants and derivatives	(1,197)	(2,183)
Total other income (expense)	(5,820)	(4,793)

Loss before income taxes	(20,760)	(15,325)
Income taxes	-	-

Net loss	$(20,760)	$(15,325)

Net loss per share, basic and diluted	$(0.25)	$(0.53)

Weighted average shares used in computing
net loss per share, basic and diluted	84,387	28,790

See accompanying notes to consolidated financial statements.

ECO2 Plastics, Inc. and Subsidiary
(formerly ITEC Environmental Group, Inc.)
Consolidated Statement of Changes in Stockholders' Equity (Deficit)
For the Years Ended December 31, 2006 and 2005
(in thousands, except share data)

						Deferred
	Common stock		Common Stock Issuable		Additional	stock-based	Accumulated
	Shares	Amount	Shares	Amount	paid-in capital	consulting	deficit	Total

Balance at December 31, 2004	6,898,914	$7	-	$-	$9,326	$(1,178)	$(10,061)	$(1,906)
Warrants issued to officers for services					3,131			3,131
Common stock issued for services	33,647,088	34			4,642	(1,425)		3,251
Common stock returned in settlement of debt	(1,342,692)	(1)			(120)			(121)
Common stock issued for notes payable conversion	20,542,303	21			544			565
Excess of fair value of common stock issued over face
amount of note payable converted to common stock					516			516
Fair value of derivative liability upon notes payable conversion					1,490			1,490
Common stock issued, net of amount contingently refundable	2,579,411	2			225			227
Fair value of stock purchase rights issued with sale of
common stock recorded as a derivative liability					(392)			(392)
Contribution of warrants for assignment					46			46
Fair value of warrants reclassified to derivative liabilities					(51)			(51)
Amortization of deferred stock-based consulting expense						2,095		2,095
Net loss							(15,325)	(15,325)
Balance at December 31, 2005	62,325,024	63	-	-	19,357	(508)	(25,386)	(6,474)
Issuance of shares and reclassification from temporary
equity for common stock price reduction contingency	752,731	1			164			165
Amortization of deferred stock-based consulting						508		508
Contribution of warrants for assignment					413			413
Reclassification of fair value liability for warrants assigned					(413)			(413)
Stock issue costs					(82)			(82)
Issuance of shares for services	13,464,824	13			1,524			1,537
Increase in additional paid-in capital upon conversion
of convertible debt with embedded derivative					34			34
Increase in additional paid-in capital upon repayment
of convertible debt with embedded derivative					168			168
Issuances of shares and warrants for settlements	2,564,103	2			399			401
Issuance of shares on exercise of warrants	8,757,142	9			-			9
Reclassification of fair value liability for warrants and
embedded options upon repayment of certain notes					9,148			9,148
Shares issuable for services			9,036,923	9	1,250			1,259
Warrants issuable for services					2,902			2,902
Warrants issuable for executive compensation					1,775			1,775
Shares issuable for executive compensation			6,046,792	6	841			847
Shares issued for executive compensation	26,400,000	26			3,862			3,888
Value of beneficial cconversion feature and warrants
issued with borrowings after August 18, 2006					7,405			7,405
Net loss							(20,760)	(20,760)
Balance at December 31, 2006	114,263,824	114	15,083,715	15	48,747	-	(46,146)	2,730

See accompanying notes to consolidated financial statements.

ECO2 Plastics, Inc. and Subsidiary
(formerly ITEC Environmental Group, Inc.)
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(20,760)	$(15,325)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	551	62
Gain on extinguishment of debt	117	(292)
Loss on conversion of debt for common stock	-	516
Change in fair value of warrants and derivatives	1,197	2,183
Stock-based compensation	10,045	9,139
Amortization of debt issue costs and discount	4,478	1,853
Changes in operating assets and liabilities:
Inventory	(145)	(67)
Prepaid expenses and deposits	(44)	18
Accounts payable	228	138
Accrued liabilities	307	411
Other	(34)	-
Net cash used by operating activities	(4,060)	(1,364)
Cash flows from investing activities:
Purchase of property, plant & equipment	(3,638)	(2,669)
Net cash used by investing activities	(3,638)	(2,669)
Cash flows from financing activities:
Decrease (increase) in restricted cash in escrow	58	(58)
Proceeds from (payments on) CIWMB note payable	(93)	1,990
Principal payments on capital lease obligations	(7)	(11)
Proceeds from sale of common stock	-	392
Proceeds from issuance of notes payable	9,659	1,957
Payments on notes payable	(1,200)	(90)
Payments of debt issue costs	(750)	-
Proceeds from notes payable - officers	96	-
Payments on notes payable - officers	-	(120)
Net cash provided by financing activities	7,763	4,060

Net increase in cash and cash equivalents	65	27
Cash and cash equivalents, beginning of period	32	5

Cash and cash equivalents, end of period	$97	$32

Supplemental disclosures of cash flow information:
Cash paid for interest	$281	$84
Cash paid for income taxes	$-	$-

Supplemental Disclosure of non-cash investing and financing activities
Common stock issued for debt conversion or settlement	$9	$736
Net assets and liabilities settled with common stock	$619	$-
Restricted cash loan proceeds into escrow	$-	$1,990
Debt discounts	$10,939	$1,521
Deferred stock based consulting	$-	$1,425
Deferred debt issue costs	$2,962	$332
Reclassification of fair value of derivative liabilities to equity	$9,349	$1,490
Reclassification of fair value of warrant to derivative liability	$413	$51

See accompanying notes to consolidated financial statements.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Note 1. Description of Business and Summary of Significant Accounting Policies

Organization and Business - ECO2 Plastics, Inc. (f.k.a. Itec Environmental Group, Inc.) and its wholly-owned subsidiary, ECO2 Environmental Systems, Inc. were incorporated under the laws of the State of Delaware in 2000, and formed for the purpose of acquiring certain patented technology and the development of a worldwide market for its usage. Unless the context indicates otherwise, all references herein to “ECO 2” or the “Company” include ECO 2 Plastics, Inc and its wholly-owned inactive subsidiary. In March 2007, the Company changed its name to ECO 2 Plastics, Inc.

Based in Riverbank, California, ECO2 has developed a unique and revolutionary patent pending process and system, referred to as the Eco 2  TM Environmental System (the “Eco 2 Environmental System”). The Eco 2 Environmental System cleans post-consumer plastics, without the use of water, at a substantial cost savings versus traditional methods (the “Process”). This Process is licensed from Honeywell FM&T (“Honeywell”) and the Department of Energy (“DOE”) on an exclusive basis for the life of the patent. Since its inception, ECO 2 has invested in the development of the technology and equipment comprising the Eco 2 Environmental System, which includes the filing of a new “Process Patent” in May 2005. This included building several scaled up versions of the Prototype Eco 2 Environmental System (the “Prototype”), testing of the Prototypes, building a pilot plant, evaluating the product produced by the Prototype and real-time testing. The Company's first full scale production facility was constructed in Riverbank, California and is now mechanically complete, producing saleable product and ramping up to full scale operations. ECO 2 's goal is to build and operate plastic recycling plants (the “ECO 2 Plants”) in the USA that utilize the Eco 2 Environmental System and to expand the Eco 2 Environmental System worldwide. ECO 2 's growth strategy includes organic growth, strategic acquisitions and licensing or partnership agreements, where appropriate.

Business risks and uncertainties - The Company operates in the evolving field of plastics materials recycling. New developments could both significantly and adversely affect existing and emerging technologies in the field. The Company's success in developing additional marketable products and processes and achieving a competitive position will depend on, among other things, its ability to attract and retain qualified management personnel and to raise sufficient capital to meet its operating and development needs. While the Company is seeking financing through equity and loans, there can be no assurance that it will be successful in accomplishing its objectives.

Basis of presentation and Going Concern - The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has reported recurring losses and cash used by operating activities, and has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. During the years ended December 31, 2006 and 2005, the Company reported a net loss of approximately $20.8 million and $15.3 million and used cash in operating activities of approximately $4.1 million and $1.4 million, respectively, and as of December 31, 2006, had a working capital deficiency of approximately $3.2 million and accumulated losses from inception of $46.1 million.

Company management intends to raise additional debt and equity financing to fund future capital expenditures, operations and to provide additional working capital, and in this regard during 2006, the Company received cash of approximately $9.6 million, and at December 31, 2006 has a receivable for cash in escrow for securities sold of approximately $1.2 million pursuant to sales of securities in connection with its 2006 private placement and subordinated debt offerings. Further, subsequent to December 31, 2006, the Company has raised approximately $2 million in connection with other offerings. There is no assurance that such financing will be obtained in sufficient amounts necessary to meet the Company's needs. In view of these matters, continuation as a going concern is dependent upon the Company's ability to meet its financing requirements, raise additional capital, and the success of its future operations or completion of a successful business combination.

The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Use of estimates in the preparation of financial statements - Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The more significant accounting estimates inherent in the preparation of the Company's financial statements include estimates as to the depreciable lives of property and equipment, valuation of inventories, valuation of equity related instruments and derivatives issued, and valuation allowance for deferred income tax assets.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Principles of Consolidation - The consolidated financial statements include the accounts of ECO2 Plastics, Inc. and its inactive wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation

Cash and cash equivalents - The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months when purchased to be cash equivalents.

Receivable for cash in escrow for securities sold - During December 2006, the Company received cash in escrow for the sale of notes payable and warrants, a portion of which had not been released to the Company as of December 31, 2006, and which has subsequently been received by the Company.

Restricted cash in escrow - In 2005, the Company received cash from the California Integrated Waste Management Board pursuant to a $2 million note payable, and received cash from an investor fund pursuant to a $600,000 note payable. Funds received from these borrowings were placed in escrow, with draws made by the Company upon satisfaction of certain conditions, including among others, presentation of invoices for purchases of authorized equipment. Until drawn, these funds were classified as Restricted Cash in Escrow as they were not otherwise available for use by the Company, and at December 31, 2005 the undrawn balance was $58,000, which was drawn in 2006.

Accounts Receivable and allowance for doubtful accounts - The Company's accounts receivable are due from companies in the packaging and manufacturing industries. Payments from customers are due within 30 days after a satisfactory credit check, if not satisfactory, payment is required in advance of shipment.

Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding beyond payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently collected on such accounts are credited to the allowance for doubtful accounts and bad debt expense. At December 31, 2006 and 2005, the Company had no allowance for doubtful accounts.

Inventories - Inventories are comprised primarily of raw materials and, to a lesser extent, finished goods and recorded at cost determined on a first-in-first out basis.

Property and equipment - Property and equipment are recorded at cost less accumulated depreciation and amortization. Expenditures for major additions and improvements are capitalized, and minor maintenance, repairs and replacements are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets, which are 3 years for computer equipment and software and furniture and fixtures, 5 to 7 years for manufacturing equipment and 7 years for the recycling plant.

Impairment of long-lived assets - Long-lived assets are reviewed for impairment at least annually, and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment of long-lived assets would be recognized in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.

Deferred debt issue costs - The Company capitalizes costs incurred in connection with borrowings. These costs are amortized as an adjustment to interest expense over the life of the borrowing.

Debt discount - The Company records, as applicable, fees paid to lenders, the fair value of warrants issued with debt securities, value of beneficial conversion features of convertible debt, or fair value of derivatives embedded in convertible debt instruments relating to debt securities, as a debt discount, which is amortized as an adjustment to interest expense over the life of the borrowing.

Contingencies - Certain conditions may exist as of the date financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. Company management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a liability has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable would be disclosed.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Fair value of financial instruments - The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents, receivables, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

Accounting for Derivatives - The Company evaluates its convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “ Accounting for Derivative Instruments and Hedging Activities” and related interpretations including EITF 00-19 “ Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under SFAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date.

Revenue recognition - The Company recognizes revenue when there is persuasive evidence of an arrangement, the product has been delivered to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured. The Company recognizes revenues from sales of recycled products upon shipment to customers. Amounts received in advance of when products are delivered are recorded as liabilities in the accompanying consolidated balance sheet.

Cost of goods sold - Cost of goods sold includes the cost of raw materials processed.

Income taxes - The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts expected to be realized. The Company continues to provide a full valuation allowance to reduce its net deferred tax asset to zero, inasmuch as Company management has not determined that realization of deferred tax assets is more likely than not. The provision for income taxes represents taxes payable for the period and change during the period in net deferred tax assets and liabilities.

Research and development cost - Research and development represent costs incurred in connection with the Company's development of recycling processes, and such costs are expensed as incurred and included in technology development expenses.

Stock-based compensation - In January 2005 the Company early adopted Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“FAS 123R”). FAS 123R sets forth the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The statement requires that such transactions be accounted for using a fair-value-based method, which requires recording expense over the requisite service period for the fair value of options or warrants granted to employees and consultants. Upon adoption, the Company applied the modified-prospective transition method for the transition from APB 25 to SFAS 123R. There was no cumulative effect from the change in accounting principles from APB 25 to SFAS 123R.

Basic and diluted net loss per share - Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options, warrants or convertible promissory notes. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. Computations of net loss per share for the year ended December 31, 2006, exclude 113,442,359 shares relating to common stock issuable upon conversion of convertible notes payable, and 123,903,310 shares issuable upon exercise of outstanding and issuable warrants to purchase common stock. Computations of net loss per share for the year ended December 31, 2005, exclude 6,632,653 shares relating to common stock issuable upon conversion of convertible notes payable, 43,567,930 shares issuable upon exercise of outstanding and issuable warrants, and 19,458,403 shares issuable upon exercise of rights to purchase common stock. These common stock equivalents could have the effect of decreasing diluted net income per share in future periods.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Concentrations - Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents. At times, amounts of cash or cash equivalents in U.S. financial institutions exceed amounts insured by agencies of the U.S. Government. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents, as these deposits and investments are held by high credit quality financial institutions.

The Company's business is reliant on its licensing of technology from Honeywell International, Inc. See Note 4 for a discussion of this concentration and associated risks.

In 2005, the Company entered into a three year agreement with a company to be it's exclusive agent for the sale of PET flake and post-consumer HDPE natural flake and pellets in the USA and Canada. This agreement prohibits the Company from engaging additional sales agents, but does not limit the Company's direct sales to customers.

Development-stage company - Through December 31, 2005, the Company presented its consolidated financial statements in accordance with SFAS No. 7 “ Accounting and Reporting by Development Stage Enterprises”. This statement specifies the guidelines for identifying an enterprise in the development stage and the standards of financial accounting and reporting for such an enterprise, which includes among other things, presentation of inception to date consolidated statements of operations and cash flows. During 2006, the Company commenced initial production activities at its recycling plant in Riverbank, and accordingly, it has been determined that the Company is no longer in the development stage for financial statement presentation purposes.

Reclassifications - Certain amounts in 2005 financial statements have been reclassified or rounded to conform with 2006 presentations.

Recent accounting pronouncements - In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “ Accounting Changes and Error Corrections”, (“SFAS 154”). SFAS 154 replaces APB Opinion No. 20, “ Accounting Changes ,” and SFAS No. 3, “ Reporting Accounting Changes in Interim Financial Statements ,” and changes the requirements for the accounting for and reporting of a change in accounting principle. The Company adopted SFAS 154 in 2006. The Company's consolidated results of operations and financial condition will only be impacted by SFAS 154 if the Company implements changes in accounting principles that are addressed by the standard or corrects accounting errors in future periods.

In November 2005, the FASB issued FASB Staff Position No. 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” The FSP provides an alternative method of calculating excess tax benefits (the APIC pool) from the method defined in SFAS123R for stock-based payments. A one-time election to adopt the alternate method in this FSP is available to those entities adopting SFAS 123R using either the modified retrospective or modified prospective method. The Company elected not to use this alternate method to calculate its APIC pool at adoption of SFAS 123R.

In February 2006, the FASB issued FASB Staff Position SFAS No. 123R-4 “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event .” The FSP amends SFAS 123R for awards with contingent events that are not probable and outside the control of the employee that are settled in cash to classify such awards as an equity award. If the contingent event later becomes probable and the award had been reported as an equity award, the change in classification would be accounted for as a modification. This FSP did not have an impact on our consolidated financial statements or results of operations since we do not have such awards.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN  48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. FIN 48 will be effective for the Company beginning January 1, 2007. Although the Company is still evaluating the potential effects of FIN 48, it is expected that the adoption of FIN 48 will not have a significant impact on the Company's consolidated results of operations or financial position.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108').  SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  The SEC staff believes that registrants should quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors considered, is material.  SAB 108 is effective for fiscal years ending on or after November 15, 2006, with early application encouraged.  Application of SAB 108 did not have a significant impact on the Company's consolidated results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements, but rather it eliminates inconsistencies in the guidance found in various prior accounting pronouncements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is encouraged provided financial statements, including for interim periods, for that fiscal year have not been issued. Although Company management is still evaluating the potential effects of SFAS No. 157, the adoption is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

In October 2006, the FASB issued FASB Staff Position No. 123(R)-6 “Technical Corrections of FASB No. 123R” (“FSP 123(R)-6”). FSP 123(R)-6 amends certain provisions of SFAS 123(R) relating to, among other things, the definition of short-term inducement. The provisions of this FSP are to be applied in the first reporting period beginning after the FSP is posted to the FASB website. The application of the provisions of FSP 123(R)-6 did not have a significant impact on the Company's financial position, results of operations, or cash flows.

In October 2006, the FASB issued FASB Staff Position No. 123R-5, “Amendment of FASB Staff Position FAS 123(R)-1” (“FSP 123R-5”), which amends FSP 123R-1 for equity instruments that were originally issued as employee compensation and then modified, with such modification made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees. In such circumstances, no change in the recognition or the measurement date of those instruments will result if both of the following conditions are met: (i) there is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the anti-dilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (ii) all holders of the same class of equity instruments (for example, stock options) are treated in the same manner. FSP 123R-5 is not expected to have a significant impact on the Company's consolidated results of operations or financial position.

In December 2006, the FASB issued FASB Staff Position No. EITF 00-19-2 “Accounting for Registration Payment Arrangements” (FSP EITF 00-19-2”), which addresses an issuer's accounting and disclosures relating to registration payment arrangements. Inasmuch as the Company does not have any such registration payment arrangements, it is not expected that adoption of the provision of FSP EITF 00-19-2 will have a significant impact on the Company's financial position, results of operations, or cash flows.

Note 2. Inventories

Inventories at December 31, 2006 consist of the following (in thousands):

Raw materials	$208
Finished goods	5
Total	$213

Note 3. Property and Equipment

Property and equipment at December 31, 2006 consist of the following (in thousands):

Manufacturing tools	$31
Furniture and equipment	95
Recycling plant and construction in progress	6,460
Total property and equipment	6,586
Less accumulated depreciation and amortization	(692)
Property and equipment, net	$5,894

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

During 2006 and 2005, the Company capitalized interest of approximately $43,000 and $29,000, respectively, into the recycling plant during the construction period.

During 2005, equipment with a net book value of approximately $61,000 was impaired and the net amount charged to operations as part of general and administrative expenses.

The Company has a lease agreement for certain plant equipment, which has been accounted for as a capital lease and capitalized assets are included in amounts of property and equipment. The cost of these leased assets approximates $25,000 and at December 31, 2006 had been fully amortized. Future minimum lease payments required under this capital lease agreement approximate $11,000 in 2007.

Note 4. Technology License

In 2005, the Company and Honeywell International, Inc. (“Honeywell”) amended certain terms of the license agreement entered into by the parties in 2000, which, among other things, extended the agreement to be in effect for the life of the patent. Pursuant to terms of the Agreement, as amended, the Company obtained certain worldwide license rights to practice the methods and to make, use, and sell the products which are covered by the proprietary rights, limited to the field of use of separating and recovering motor oil from high density polyethylene plastic. Under this amended Agreement, the Company is required to pay minimum annual royalties of $50,000 for 2006, $100,000 for 2007, $200,000 for 2008 and $300,000 for 2009 and for years thereafter. The royalty provision was amended whereby the Company shall pay a royalty rate of $.005 per pound of recycled plastics sold in the United States which shall be due within 30 days of the close of the previous quarter. In 2006, the Company and Honeywell amended certain terms of the license agreement, which among other things, made the license grant to the Company an exclusive, nontransferable, worldwide license to practice the methods and to make, use, and sell the products and/or services covered by the Proprietary Rights limited to the field of use, as defined, and to certain sublicense rights. Pursuant to terms of the amendment, the first annual minimum payment is due in February 2007.

Honeywell may terminate this agreement in the event of a bankruptcy filing or insolvency of the Company, an assignment for the benefit of creditors of the Company, the nationalization of the industry which encompasses any products or services, any suspension of payments under the terms of the agreement by government regulation, the Company's failure to commence manufacture, a substantial change in ownership of the Company (whether resulting from merger, acquisition, consolidation or otherwise), another company or person acquiring control of the Company, or the existence of a state of war between the United States and any country where the Company has a license to manufacture products or provide services. In addition, if either party to the agreement defaults for any reason in any of the obligations under the terms of the agreement, the other party will have the right to terminate the agreement by giving at least 60 days' written notice. Among other things, terms of the agreement require the Company to observe all applicable United States and foreign laws, regulations, rules, and decrees with respect to the transfer of the proprietary rights and related technical data to foreign countries and failure to conform to such laws, regulations, rules and decrees may result in criminal liability.

Note 5.  Notes Payable to California Integrated Waste Management Board

Notes payable and related unamortized debt discount at December 31, 2006 consist of the following (in thousands):

Note payable to CIWMB	$1,907
Debt discount, net of amortization	(9)
1,898
Less current portion	192
Note payable to CIWMB, net of discount and net of current portion	$1,706

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Pursuant to terms of a Business Loan Agreement, Security Agreements, and $2 million Promissory Note with the California Integrated Waste Management Board (“CIWMB”), in June 2005, the Company received cash into escrow after deduction of $10,000 loan fees paid to CIWMB. The loan fee was recorded as a debt discount, which is amortized over the loan term.  The promissory note bears interest at 4.25% per annum, with interest only monthly payments during the first year, and then principal and interest monthly payments of approximately $22,500 starting in July 2006 until fully paid in May 2015. The promissory note is collateralized by equipment purchased for the recycling plant, a secondary security interest in all other machinery and equipment and other Company assets, and guaranteed by the Company's Chief Technical Officer (former Chief Executive Officer). The Company made draws from cash in escrow upon meeting certain conditions, including presentation of equipment invoices. Minimum annual principal payments approximate $192,000 in 2007, $200,000 in 2008, $209,000 in 2009, $219,000 in 2010, $229,000 in 2011 and $842,000 thereafter during 2012 through 2015.

Note 6. Convertible Notes Payable

Convertible notes payable and related unamortized debt discount at December 31, 2006 consist of the following (in thousands):

	Notes	Unamortized Debt discount	Notes, net of debt discount
Private Placement Notes	$8,059	$(5,939)	$2,120
Subordinated Notes	3,002	(1,922)	1,080
Total	11,061	(7,861)	3,200
Less current portion	(5,372)	3,180	(2,192)
Convertible Notes payable, net	$5,689	$(4,681)	$1,008

Private Placement Notes - As of December 31, 2006, the Company received subscriptions and related funds into escrow pursuant to a private placement memorandum (the “PPM”) of up to $9 million, through the offering of a minimum of 20 Units for $25,000 per unit. Each Unit consists of a $25,000 junior secured subordinated convertible debenture (the “Private Placement Notes”), bearing interest at 10% with principal and accrued interest due 18 months from issuance (“maturity date”), convertible into shares of the Company's common stock at a price of $0.0975 per share, and a warrant, with a cashless exercise provision, to purchase 75,000 shares of restricted common stock of the Company, exercisable for approximately 10 years (expires April 15, 2015) at an exercise price of $0.06 per share (the “Private Placement Warrants”). The conversion price of the debentures and exercise price of the warrant are subject to anti-dilution downward adjustments in the event the Company sells common stock or securities convertible into common stock at a price below the conversion or exercise prices. The security is subordinated only to the security interest granted to CIWMB. The shares underlying the debentures and warrants are subject to piggy back registration rights. In addition, a registration statement must be filed within 30 days after an investor elects to convert all or any portion of the debenture. During 2006, the Company amended the PPM, with the written consent and approval of PPM investors to, among other things, eliminate penalty provisions relating to registration rights, which could have had the effect of potentially lowering the conversion price of convertible debentures based on filing and effectiveness deadlines. During 2006, proceeds for approximately $7.9 million of Private Placement Notes had been received into escrow, and as a result the Company has recorded convertible notes payable and approximately 23.7 million warrants. At December 31, 2006, approximately $1.2 million of escrowed funds had not been disbursed to the Company, which is reported as a receivable for cash in escrow for securities sold, and which was disbursed to the Company in 2007. During 2006, holders of $150,000 of other notes payable converted those notes, plus accrued interest into subscription units comprised of approximately $159,000 of Private Placement Notes and 450,000 warrants. Additionally, during 2006, the Company also issued $50,000 of Private Placement Notes and 150,000 Private Placement Warrants, to a consultant for services to be provided pursuant to a one-year consulting agreement, and $10,000 of Private Placement Notes and 30,000 Private Placement Warrants for an expense reimbursement. As of December 31, 2006, the offering had not closed and the debentures and warrants not been issued. On February 1, 2007, the offering closed.

Prior to August 18, 2006, the Company had certain notes payable outstanding that included a variable conversion price, which qualified the embedded conversion option as a derivative pursuant to SFAS 133 and related interpretations, since the conversion price was variable and the ability to have enough authorized common shares to fulfill its potential obligations under convertible debt contracts was not under Company control. In such circumstances, the debenture instrument is separated into a debt instrument and an embedded option instrument for financial statement purposes and the embedded option instrument is recorded as a liability at fair value and marked to fair value at each reporting date through the statement of operations as other income or expense. The existence of the absence of the ability to have enough authorized common shares to fulfill its potential obligations for the repaid notes payable, required that all conversion features and all warrants outstanding also be accounted for at fair value and marked to fair value through the statement of operations.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

At the Private Placement Note issuance dates through August 18, 2006, the total fair value liability recorded for the Private Placement Note embedded conversion options and Private Placement Warrants was approximately $3.8 million and at August 18, 2006, the total fair value liability recorded approximated $2.4 million. The fair value of the embedded conversion option and warrant was computed using a Black-Scholes option pricing method with the following assumptions: contractual term of 1 year (due to its short term) and contractual term of 10 years (since no historical basis yet exists), respectively, volatility of approximately 175% (based on historical volatility over the expected term), respectively, zero dividends and an interest rate of approximately 5%. The full fair value of the warrants of approximately $1.1 million, and $1.5 million of the $2.7 million fair value of the embedded conversion feature were allocated to debt discount, the maximum to be recorded, and the remaining $1.2 million to operations for the year ended December 31, 2006, respectively, as a change in fair value of warrants and derivatives. At August 18, 2006, when the Company no longer had an inability to have enough authorized common shares to fulfill its potential obligations, the fair value liability of approximately $2.4 million recorded at that date was reclassified to additional paid-in capital.

In 2006, debt discount of approximately $7.7 million has been recorded, of which approximately $1.8 million was amortized to interest expense during the year ended December 31, 2006. The fair value of warrants was computed using a Black-Scholes option pricing method with the following assumptions: contractual term of 10 years, volatility of approximately 175%, zero dividends and interest rate of approximately 5%.

Subsequent to December 31, 2006, proceeds from the sale of Private Placement Notes of approximately $2.0 million have been received in escrow and the Company has received substantially all escrow funds.

Subordinated Notes - During 2006, the Company received $2.8 million pursuant to a private placement of subordinated convertible notes (the “Subordinated Notes”), bearing interest at 10%, with principal and accrued interest due 12 months from issuance (“maturity date”), convertible into shares of the Company's common stock at a price of $0.0975 per share, and warrants, with cashless exercise provisions, to purchase 28,000,000 shares of restricted common stock of the Company, exercisable until April 2015 at an exercise price of $0.12 per share (the “Subordinated Notes Warrants”). The conversion price of the debentures is subject to anti-dilution downward adjustments in the event the Company sells common stock or securities convertible into common stock at a price below the conversion price. The Subordinated Notes rank pari passu with Private Placement Notes and are subordinated only to the security interest granted to CIWMB. The shares underlying the notes and warrants are subject to piggy back registration rights. In addition, a registration statement must be filed within 30 days after an investor elects to convert all or any portion of the note. In August 2006, the holder of a $200,000 short-term convertible note payable converted the note, plus accrued interest into a Subordinated Note of $202,000 and 2,020,000 warrants. In the event the holders of Subordinated Notes elect to convert such notes into shares of Company common stock, the Company will issue warrants exercisable into that number of shares of the Company's common stock equal to the quotient of (i) 65% of the value of the converted notes divided by (ii) a per share price of $0.12. Pursuant to terms of the subordinated convertible notes purchase agreement, holders of a majority of the Subordinated Notes have the right to designate one person to become a member of the Company's Board of Directors, and in this regard did so designate a person who became one of the Company's Directors in 2006.

Note 7. Notes payable that have been repaid or converted

In January 2005, the Company issued for cash a 10% note payable for $50,000 due in July 2005. The proceeds were used for working capital. In June 2005, the Company issued 2,576,750 shares of its common stock upon conversion of the note payable. The Company recorded the excess of estimated fair value of shares issued (based on the $0.115 per share quoted market price on the conversion date) of approximately $156,000 as an increase in additional paid-in capital and as a loss on conversion of notes payable for common stock.

In April 2005, the Company issued for cash a 10% note payable for $60,000 due in August 2005, and convertible into shares of Company common stock at a per share price of the lesser of approximately $0.02, or 50% of the closing stock price on the date of conversion. The embedded conversion option qualified as a derivative pursuant to SFAS 133 since the conversion price is variable and the ability to have enough authorized common shares to fulfill its potential obligations under convertible debt contracts is not under the Company control. The estimated fair value of the conversion option of approximately $259,000 was computed using a Black-Scholes option pricing method with the following assumptions: contractual term of .5 years (due to its short term), volatility of 207% (based on historical volatility over the expected term), zero dividends and interest rate of 4.5%. The $259,000 was allocated $60,000 to debt discount, the maximum to be recorded, and $199,000 to other expense as a change in fair value of warrants and derivatives. The discount is amortized to interest expense over the term of the note. In June 2005, the note was converted into 3,029,100 shares of Company common stock in accordance with conversion terms and the then fair value liability of approximately $167,000 was reclassified to equity. The full amount of the $60,000 debt discount was amortized to interest expense in 2005.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

In June 2005, the Company issued for cash a 10% note payable for $128,000 due in October 2005, and convertible into shares of Company common stock at the lesser of 50% of the quoted trade price on the conversion date or $0.045 per share. The embedded conversion option qualified as a derivative pursuant to SFAS 133 since the conversion price is variable and the ability to have enough authorized common shares to fulfill its potential obligations under convertible debt contracts is not under the Company control. The estimated fair value of the conversion option of approximately $156,000 was computed using a Black-Scholes option pricing method with the following assumptions: contractual term of .33 years (due to its short term), volatility of 207% (based on historical volatility over the expected term), zero dividends and interest rate of 4.5%. The $156,000 was allocated $128,000 to debt discount, the maximum to be recorded, and $28,000 to operations as a change in fair value of warrants and derivatives. The discount was amortized to interest expense over the note term. The full amount of the $128,000 debt discount was amortized to interest expense in 2005. In October 2005, the note was converted into 2,937,937 common shares and the then fair value liability of $310,000 was reclassified to equity.

In July 2005, the Company issued for cash a 10% note payable for $250,000 due in October 2005, and convertible into shares of Company common stock at the lesser of 50% of the quoted trade price on the conversion date or $0.028 per share. The embedded conversion option qualified as a derivative pursuant to SFAS 133 since the conversion price is variable and the ability to have enough authorized common shares to fulfill its potential obligations under convertible debt contracts is not under the Company control. The estimated fair value of the conversion option of approximately $442,000 was computed using a Black-Scholes option pricing method with the following assumptions: contractual term of .33 years (due to its short term), volatility of 207% (based on historical volatility over the expected term), zero dividends and interest rate of 4.45%. The $442,000 was allocated $250,000 to debt discount, the maximum to be recorded, and $192,000 to operations as a change in fair value of warrants and derivatives. The discount was amortized to interest expense over the note term. The full amount of the $250,000 debt discount was amortized to interest expense in 2005. In November 2005, the note was converted to 9,404,718 shares of Company common stock and the then fair value liability of $932,000 was reclassified to equity.

In July 2005, the Company issued for cash a 10% note payable for $30,000 due in November 2005, and convertible into shares of Company common stock at the lesser of 50% of the quoted trade price on the conversion date or $0.035 per share. In addition, the Company issued to warrants to purchase 300,000 shares of its common stock at a per share price of $0.25 per share. The embedded conversion option qualified as a derivative pursuant to SFAS 133 since the conversion price is variable and the ability to have enough authorized common shares to fulfill its potential obligations under convertible debt contracts is not under the Company control. The estimated fair value of the conversion option of approximately $54,000 was computed using a Black-Scholes option pricing method with the following assumptions: contractual term of .33 years, volatility of 207% (based on historical volatility over the expected term), zero dividends and interest rate of 4.5%, and was allocated $30,000 to debt discount the maximum to be recorded, and $24,000 to other expense as a change in fair value of warrants and derivatives. The discount is amortized to interest expense over the term of the note. The full amount of the $30,000 debt discount was amortized into interest expense in 2005. In November 2005, the note was converted to 885,326 shares of Company common stock and the then fair value liability of $81,000 was reclassified to equity.

In August 2005, the Company borrowed $33,000 on a short-term borrowing arrangement. The proceeds were used for working capital. In August 2005, the Company issued 1,708,472 shares of its common stock upon conversion of the note payable, and recorded the excess of estimated fair value of the shares issued (based on the $.23 per share quoted market price on the conversion date) of $360,000 as an increase in additional paid-in capital and as a loss on conversion of notes payable for common stock.

In August 2005, the Company received from The Elevation Fund, LLC (“Elevation”) cash of $600,000 in consideration for (i) a $600,000 promissory note, bearing interest at the greater of prime plus 5% or 10.75% (18% if there is an event of default) and due in 90 days or earlier in certain circumstances (the “Bridge Notes”), and (ii) cashless exercise warrants to purchase 8,500,000 shares of the Company's common stock at an exercise price of $0.001 per share, immediately exercisable for ten years (the “Bridge Warrants”). The warrant value was recorded at approximately $352,000, the proportionate portion of the value of the warrant using a Black-Scholes option pricing method to the total of the warrant value and face amount of the note, as an increase in additional paid-in capital and as a debt discount to be amortized to interest expense over the term of the note. The full amount of the $352,000 debt discount was amortized into interest expense in 2005. The $20,000 origination fee to be paid directly to Elevation was also deferred as a debt discount and amortized to interest expense. The Bridge Notes were collateralized by a second position lien in all Company equipment and a blanket lien on all other assets. In April 2006, the Company received notice from Elevation that the Company defaulted on the loan, accrued interest and fees in 2005, and notified the Company that interest is accruing at the default rate of 18%. In June 2006, the Company entered into a Forbearance Agreement with Elevation, which provides for, among other things, payments, comprised of principal, interest, fees, costs and expenses, which were paid in full in August 2006 and included $600,000 principal and approximately $120,000 of interest. In August 2006, the Company and Elevation executed a Settlement Agreement and Release.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Additionally in August 2005, the Company received from another investor (“Investor”) cash of $100,000 in consideration for (i) a $100,000 Bridge Note, and (ii) Bridge Warrants for 1,418,439 shares of Company common stock. The warrant value was recorded at $65,000 as an increase in additional paid-in capital and as a debt discount and was amortized to interest expense over the note term . The full amount of debt discount was amortized to interest expense in 2005. In April 2006 the Company received notice from the Investor that the Company has defaulted on the loan in December 2005. The notification states that interest is accruing at the default rate of 18% and declares that all unpaid amounts of principal and interest are immediately due and payable. In May 2006, the Company entered into a Forbearance Agreement with the Investor and other note holders as described in the following paragraph, which provides for, among other things, payments comprised of principal, interest, costs and expenses, which were paid in full in August 2006 and included $100,000 principal and approximately $12,000 of interest. In August 2006, the Company and the Investor executed a Settlement Agreement and Release.

Additionally, in 2005, the Company received from other investors (the “Lenders”) cash of $650,000 in consideration for promissory notes totaling $650,000, bearing interest at 10% (18% if there is an event of default), due in 120 days or earlier in certain circumstances (the “Lenders Notes”), and convertible into shares of the Company's common stock at a per share price of the lesser of 75% of (i) $.13, or (ii) the price of the common stock of the Company on the Over The Counter Bulletin Board on the day the Lenders elect to convert. The embedded conversion option qualified as a derivative pursuant to SFAS 133 since the conversion price is variable and the ability to have enough authorized common shares to fulfill its potential obligations under convertible debt contracts is not under the Company control. The estimated value of the conversion options of approximately $833,000 was computed using a Black-Scholes option pricing method with the following assumptions: contractual term of .33 years (due to its short term), volatility of 207% (based on historical volatility over the expected term), zero dividends and interest rate of 4.5%, and was allocated $636,000 to debt discount, the maximum to be recorded, and $197,000 to other expense as a change in fair value of warrants and derivatives. The discount was amortized to interest expense over the note term. The full amount of the $600,000 debt discount was amortized to interest expense in 2005. At December 31, 2005 the fair value liability has been marked down to $159,000 using the Black-Scholes option pricing method with the following assumptions: contractual term of .01 years (due to its short term), volatility of 207% (based on historical volatility over the expected term), zero dividends and interest rate of 4.5%. In April 2006, the Company received notice from a representative of some of the Lenders representing $500,000 of these notes that the Company defaulted on the loans principal in 2005. The notification states that interest is accruing at the default rate of 18% and declares that all unpaid amounts of principal and interest are immediately due and payable with such interest continuing to accrue until the notes are paid in full. In May 2006, the Company entered into a Forbearance Agreement with the notifying Lenders and the Investor as described in the previous paragraph, which provides for, among other things, payments comprised of principal, interest, fees, costs and expenses, which were paid in full in August and included $500,000 principal and approximately $62,000 of interest. In August 2006, the Company and Lenders executed a Settlement Agreement and Release.

During 2006, holders of $150,000 converted Lenders Notes, together with accrued interest, into approximately $159,000 of Private Placement Notes and 450,000 Subordinated Note Warrants.

Bridge Notes, as described above, were convertible in whole or in part into securities offered by the Company in its private placement offering of debentures and warrants (the “Private Placement”) on the same terms as such securities are sold to the other investors in the Private Placement, and in this regard the Company granted the lender the right to invest up to the Bridge Notes amount on the same terms as are offered to other investors in the Private Placement. The Company has agreed to prepare and, as soon as practicable, but in no event later than 75 days following the closing date of the Private Placement (the “Filing Deadline”), file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form SB-2 covering the resale of all shares of common stock underlying the Bridge Warrants, and has further agreed to use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable, but in no event later than the date which is 180 days following the closing date of the Private Placement (the “Effectiveness Deadline”). In the event the registration statement required to be filed is not filed by the Filing Deadline, the Company shall issue to the lender additional cashless warrants to purchase shares of the Company's common stock (“Additional Warrants”) in an amount equal to 10% of the number of shares underlying the Bridge Warrant issued to the lender for each 30 day period (or a portion thereof) during which time such registration statement has not been filed with the SEC, which Additional Warrants shall be issued on the first day of each 30 day period commencing on the Filing Deadline. In addition, in the event the registration statement required to be filed is not declared effective by the SEC by the Effectiveness Deadline, the Company shall issue to the Lender Additional Warrants in an amount equal to 10% of the number of shares underlying the Warrant issued to the Lender for each 30 day period (or portion thereof) during which time such registration statement has not been declared effective by the SEC, which Additional Warrants shall be issued on the first day of each 30 day period and commencing on the Effectiveness Deadline. The exercise price for the Additional Warrants issued shall be the same as the exercise price of the warrants that are issued in the Private Placement. Due to the contingent nature of the registration statement filing penalties and Company management's belief that at December 31, 2006 that it is not more likely than not that such penalties will be payable, no liability has been recorded.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

In July 2006, the Company entered into a loan agreement pursuant to which the Company received cash of $200,000 in consideration for a $200,000 promissory note bearing interest at 12% due one month from issuance and 600,000 ten-year warrants to purchase Company common stock at $0.12 per share. The note was convertible at the holder's option and in August 2006, $202,000, including accrued interest, was converted into $202,000 of Subordinated Notes and 2,020,000 warrants to purchase shares of Company common stock at $0.12 per share until April 2015.

Note 8. Participation Certificates Obligations Issued Prior to 2004

In 2000, the Company's Board of Directors authorized the issuance of its common stock to various investors. An agreement between the Company's then President and investors allowed participants in the Italian General Plastics Development Program to make advances based on Company common stock. Funds thus generated (approximately $815,000) were to be repaid when the Company became a public company. Upon repayment of funds advanced, investors would retain their stock ownership. To comply with Italian regulations, the Company's then President personally issued shares of Company common stock to the investors. Funds advanced by investors were deposited in accounts in the former President's name and the advances were to made to the Company's former President. Based upon the substance of the transactions, the transactions have been presented as Company borrowings in the accompanying consolidated balance sheet. The Company's former President has represented that funds received are assets of Company and that the Company has assumed the related obligations. Prior to December 31, 2004, the Company entered into various agreements, including a settlement and release agreement, with certain investors pursuant to which the investors received shares of Company common stock in exchange for their prior participation certificates. The balance outstanding approximates $354,000, which has not changed since 2004.

Note 9. Common Stock, Stock Warrants and Other Rights to Purchase Common Stock

Authorized Shares - The Articles of Incorporation of Itec authorize a maximum of 750,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. Each share of common stock is entitled to one voting right, the right to share in earnings and the right to share in assets upon liquidation.

Common Stock Issued for Services and Settlement - In 2004, Itec executed an agreement with an investment advisor whereby the Company issued a 24% note payable for $500,000 in exchange for, among other things, 303,030 shares of the Company's common stock During 2005, the Company issued an additional 3,000,000 shares of common stock for services. Such shares were valued at $330,000 based on the quoted trading price of $.11 per share on the grant date. In July 2005, the Company entered into a settlement and release agreement with the investment advisor pursuant to which, among other things, the Company paid $90,000 and received 1,342,692 shares of it's common stock back from escrow, valued at $121,000, which were the remaining amount of the 3,000,000 shares issued in 2005. All amounts due and payable between the companies were considered fully-settled, and the note payable and agreement were cancelled and terminated. In connection with this settlement, the Company recorded a gain on extinguishment of debt of approximately $292,000 in 2005, which included a decrease in additional paid-in capital of approximately $121,000, the fair value of shares cancelled.

During 2005, the Company issued 17,207,634 shares, valued at approximately $2.4 million based on quoted trade prices at the grant dates ranging from $.07 to $.24 per share and averaging approximately $.14 per share, to consultants for services. The value was recognized over the respective terms of the agreements resulting in deferred stock based consulting expense of approximately $365,000 at December 31, 2005 and was fully amortized during 2006.

Pursuant to an agreement with The Otto Law Group, PLLC (“OLG”), a law firm, the managing partner of which is one of the Company's Directors, for legal services, the Company periodically issued vested non-forfeitable common shares, and any proceeds from the sale of such shares by OLG and reported to the Company were credited against invoice amounts due to OLG for legal services. The agreement had no stated term. Due to the contingent nature of the proceeds and the unstated term of the agreement, the fair value of shares issued has been expensed when issued. During 2005 the Company issued 9,957,692 common shares pursuant to the legal services agreement. The shares were valued at the quoted trading prices on the respective grant dates which ranged from $.09 to $.23 per share or an average of approximately $.16 per share, resulting in an expense of approximately $1.6 million. During 2005, the Company also recognized approximately $1.2 million of stock based legal expenses that had previously been deferred. During 2006, the Company issued 2,802,925 shares of its common stock and recorded legal expense of approximately $336,000, which was determined based on the $0.12 per share quoted trading price on date of issuance. During 2005, the Company applied $436,000 of proceeds received by OLG from sales of their shares to the accounts payable balance due OLG. There were no reported stock sale proceeds during 2006. In August 2006, the Company entered into an engagement agreement with OLG, whereby the prior agreement was superseded and replaced, and among other things, the Company issued 2,500,000 shares of its common stock. The shares were valued at the quoted trading price of $0.11 on the grant date, resulting in an expense of $275,000.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

During 2005, pursuant to the “safe harbor” private offering exemption provided by Rule 506 of Regulation D under Section 4(2) and of the Securities Act of 1933 (the “Securities Act”), the Company issued 2,737,220 shares of its common stock (and certain registration rights) to Brean Murray Carret & Co., LLC (“BMC”) as retainer for certain corporate finance and investment banking services to be provided pursuant to the corporate finance representation agreement between the parties entered into in 2005. The agreement was for a period of one year, extendable to two years upon completion of a successful financing. In the event of a consummated transaction, the Company would pay the investment banker fees ranging from 2% to 8% of amounts raised, varying in amounts of securities issued in the financing, depending of the type of securities and nature of transaction. The shares were valued at $246,000 based on a $.09 quoted trading price on the grant date. The $246,000 was deferred and amortized over the service term resulting in a deferred expense of $143,000 at December 31, 2005 and was fully amortized in 2006. In October 2005, the Company issued an additional 744,542 shares of its common stock and warrants to purchase of 850,000 shares of common stock at a per share price of $0.001 for a term of 5 years to BMC and recorded deferred debt issue costs of $209,000, based on the $.10 quoted trade price at the issue date. The full amount of debt issue costs was amortized to interest expense in 2005.

During 2006, the Company issued 2,802,925 shares of its common stock to Cambridge Partners, LLC for investor advisory services provided to the Company and recorded consulting expense of approximately $336,000, which was determined based on the $0.12 per share quoted trading price on the grant date.

During 2006, the Company issued 5,000,000 shares of its common stock to Hudson Investment Advisors, Inc. for consulting services provided to the Company and recorded consulting expense of approximately $550,000, which was determined based on the $0.11 per share quoted trading price on the grant date.

During 2006, the Company issued 358,974 shares of its common stock to an individual for consulting services provided to the Company and recorded consulting expense of approximately $39,000, which was determined based on the $0.11 per share quoted trading price on the grant date.

During July 2006, as further described in Note 12, the Company entered into an employment agreement with its former Chief Executive Officer to serve as Chief Technology Officer, pursuant to which, among other things, the executive will receive 24,000,000 fully-vested shares or share equivalents (warrants), of which he had previously received 17,953,208 of such shares and share equivalents, or an additional 6,046,792 shares. In connection with this agreement, inasmuch as the shares were fully vested, pursuant to SFAS 123R, the Company recorded compensation expense and an increase in additional paid-in capital of $847,000, which was determined on the $0.14 per share quoted trading price on the date of the employment agreement.

During July 2006, the Company entered into an employment agreement with an individual to serve as its Chief Executive Officer and a Director, pursuant to which, among other things, the executive will receive shares of Company common stock (or stock options, at the executive's election) covering 8% of Common Stock Equivalents, as defined in the agreement. The Effective Date of the employment agreement is September 18, 2006, at which date the executive is to receive 35,200,000 shares (options were not elected) of Company common stock, of which 17,600,000 (50%) shares are fully-vested, and of which 8,800,000 shares vest in September 2007 and the remaining 8,800,000 vest pro-rata from October 2007 to September 2008. The total value of the shares based on the $0.13 per share grant date quoted trading price of the Company's common stock was approximately $4.6 million. In connection with this agreement, the Company recorded compensation expense of approximately $2.3 million for fully-vested shares, and $500,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods. In addition, pursuant to terms of the executive's employment agreement, the executive is to receive an additional 8,800,000 fully-vested shares in connection with the certain agreement specified capital raising events, and as a result of the occurrence of such event, the Company recorded additional compensation expense of approximately $1.1 million based on the $0.125 per share closing quoted trading price on the date of the event. A total of 44,000,000 shares of Company common stock were issued to the executive in 2006, a portion of which is subject to return in accordance with vesting provisions. The accompanying consolidated financial statements reflect 26,400,000 shares as fully-vested, issued and outstanding at December 31, 2006. As of December 31, 2006, there was approximately $1.8 million of unrecognized compensation expense related to unvested stock awards, which is expected to be recognized as expense of approximately $1.4 million in 2007 and $405,000 in 2008.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

In connection with an agreement with an executive recruiter, the Company is obligated to pay compensation based on first-year compensation of placed executives. Pursuant to the agreement and placement of the Company's Chief Executive and Operating Officers, the recruiter is entitled to receive 11,456,923 shares of Company common stock, of which 9,036,923 shares are fully-vested, and of which 2,420,000 shares vest in September 2007, and warrants to purchase 519,750 shares of Company common stock at a per share price of $0.06 per share exercisable for 10 years, and warrants to purchase 4,950,000 shares of Company common stock at a per share price of $0.0975 exercisable for 10 years. In connection with this agreement, the shares are valued at approximately $1.5 million based on the quoted trading prices of $0.13 and $0.135 on the effective dates and the warrants are valued at approximately $737,000 computed using a Black-Scholes option pricing method with the following assumptions: contractual term of 10 years, volatility of 183% (based on historical volatility over the term), zero dividends and interest rate of approximately 4.8%. In 2006, the Company recorded compensation expense of approximately $1.7 million for fully-vested shares and fully-vested warrants, and $129,000 for a portion of the unvested shares and warrants amortized on a straight-line basis over the vesting periods. As of December 31, 2006, there was approximately $446,000 of unrecognized compensation expense related to unvested stock and stock warrants, which is expected to be recognized as expense in 2007.

In May 2006, a complaint was filed against the Company by Rose Waste Systems, Inc. (“plaintiff”) in an action for monetary damages for, among other claims, the purchase price of certain plastic recycling processing equipment (the “equipment”) acquired by the Company from a third party vendor. In September 2006, the Company entered into a settlement agreement with the plaintiff, and in connection therewith, among other things, issued the plaintiff 2,564,103 shares of the Company's common stock, which has been recorded as settlement expense of approximately $282,000 and which is included in general and administrative expense.

Common Stock Issued for Cash - In November 2005, pursuant to the “safe harbor” private offering exemption provided by Rule 506 of Regulation D under Section 4(2) and of the Securities Act, the Company received cash for working capital purposes of $175,000 and issued to an investor 1,029,411 shares of its common stock and the right to purchase an additional 7,794,117 shares (“option shares”) of common stock at $0.17 per share pursuant to terms of a Common Stock Purchase Agreement, Investor Rights Agreement, Covenant to Adjust and First Right of Refusal Agreement. Additionally, in November 2005, pursuant to the “safe harbor” private offering exemption provided by Rule 506 of Regulation D under Section 4(2) and of the Securities Act, the Company received cash for working capital purposes of $167,000 and issued 1,192,857 shares of its common stock and the right to purchase an additional 9,521,429 shares of common stock at $0.14 per share pursuant to terms of a Common Stock Purchase Agreement, Investor Rights Agreement, Covenant to Adjust and First Right of Refusal Agreement. Additionally, in December 2005, pursuant to the “safe harbor” private offering exemption provided by Rule 506 of Regulation D under Section 4(2) and of the Securities Act of 1933, the Company received cash for working capital purposes of $50,000 and issued 357,143 shares of its common stock and the right to purchase an additional 2,142,857 shares of common stock at $.14 per share pursuant to terms of a Common Stock Purchase Agreement, Investor Rights Agreement, Covenant to Adjust and First Right of Refusal Agreement. Additional investment rights are exercisable for a 60 day period after notice is given regarding certain events, and such rights are no longer exercisable. The Company gave notice regarding such certain events to holders of additional investment rights in October 2006. The Covenant to adjust required a decrease in the original purchase price if certain “efficiency” conditions, as defined in the agreement were not met. The Shares purchase prices were subject to reduction to a minimum $.11 per share for the $.17 shares and $0.08 per share for the $.14 shares, conditional upon when certain recycling volume and purity specifications were met (the “Efficiency” conditions) .The reduction in purchase price was payable, at the investors option, in cash or additional shares of common stock. The $164,571 maximum redemption values of the above shares were reclassified to temporary equity at December 31, 2005. In January 2006, the Company issued additional shares at the investors election of 198,810 and 416,666 shares, based on a reduced purchase price of $.12 (for the $.14 purchase price shares), and 137,255 shares for a reduced purchase price of $.15 (for the $.17 purchase price shares) and the covenant to adjust was amended to eliminate any further adjustments to the original purchase price, and the temporary equity was reclassified to permanent equity in 2006. The investor rights agreement contains registration rights on the issued shares and option shares which require the Company to prepare and file a registration statement and use its best efforts to cause such registration statement to become effective and keep it effective for 90 days including filing any required amendments.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Stock Issued Upon Exercise of Warrants - In 2006, the Company issued 8,757,142 shares of its common stock in connection with the exercise of warrants to purchase common stock in exchange for the purchase price of approximately $9,000.

Stock Options - Effective pursuant to resolution of the Board of Directors in 2005, the Company adopted a 2005 Stock Plan to provide a source for the issuance of common stock of Itec in connection with compensatory programs sponsored by the Company and any other circumstances deemed by the Board of Directors as such a special situation. The number of shares available for granting awards under the Plan is 15,000,000 shares. The Plan is eligible to any employee of the Company, any individual who is a member of the board of directors of the Company or any individual performing services for the Company as a Non-employee Contractor and any individual who has accepted an offer of employment with the Company. Unless the Board of Directors determines otherwise, shares of non-vested Stock awarded to a Participant will be forfeited if the Participant terminates employment or service for any reason other than death, disability, retirement or involuntary termination.

In 2001, the Company adopted the 2001 Stock Plan which covers the issuance of up to 6,060 shares of common stock either directly or pursuant to options to eligible employees, directors, officers of and consultants and advisors of the Company. The Company filed a registration statement on Form S-8 with the Securities and Exchange Commission to register the shares covered under this Plan.

In 2002, the Company established the 2002 Stock Plan which covers issuance of 12,121 shares of common stock either directly or pursuant to options to eligible employees, directors, officers of and consultants and advisors of the Company. The Company filed a registration statement on Form S-8 with the Securities and Exchange Commission to register the shares covered under this Plan.

In 2002, the Company established the Itec Environmental Group, Inc. 2002 Stock Plan which covers the issuance of 24,242 shares of common stock either directly or pursuant to options to eligible employees, directors, officers of and consultants and advisors of the Company. The Company filed a registration statement on Form S-8 with the Securities and Exchange Commission to register the shares covered under the Plan. In 2002, the Company issued 24,242 shares under the terms of this Plan.

In 2003, the Company established the 2003 Stock Plan which covers the issuance of 121,212 shares of common stock either directly or pursuant to options to eligible employees, directors, officers of and consultants and advisors of the Company. The Company filed a registration statement on Form S-8 with the Securities and Exchange Commission to register the shares covered under the Plan. In 2003, the Company issued warrants convertible into 1,212 shares of common stock under this plan to employees and consultants. The warrants have an exercise price of $6.60 per share. In 2003, the Company issued 60,845 shares under this plan.

Stock Warrants - Warrants have been granted with exercise prices that are equal to, or more or less than, the current fair value of the Company's common stock at the date of grant. Therefore they were expensed at the grant date. The fair value of warrants issued during 2005 was estimated using the Black-Scholes option-pricing model with the following assumptions: a dividend yield of 0%; expected volatility of 200% to 427% (based on historical volatility over the expected term); risk-free interest rates of approximately 3.6% to 4.6%; and contractual terms of 5 and 10 years. The fair value of warrants issued during 2006 was estimated using the Black-Scholes option-pricing model with the following assumptions: a dividend yield of 0%; expected volatility of approximately 172% to 183% (based on historical volatility over the terms); risk-free interest rates of approximately 5%; and contractual terms of 3.5 to 10 years. The weighted-average fair value of warrants granted during 2005 and 2006 approximated $0.12 and $0.13, respectively.

In 2005, the Company issued to its CEO fully-vested, five-year warrants to purchase 4,457,370 shares of common stock at an exercise price of $0.06 per share, and fully-vested ten-year warrants to purchase 20,000,000 shares of common stock at an exercise price of $0.06. The estimated fair value of these warrants determined utilizing the Black-Scholes valuation model of approximately $402,000 and $2,635,000, respectively, was recorded as compensation expense since there is no vesting requirement.

In 2005, the Company issued to its CFO fully-vested, five-year warrants to purchase 250,000 shares of common stock at an exercise price of $0.06 per share, and fully-vested ten-year warrants to purchase 500,000 shares of common stock at an exercise price of $0.06. The estimated fair value of these warrants determined utilizing the Black-Scholes valuation model of approximately $29,000 and $67,000, respectively, was recorded as compensation expense since there is no vesting requirement.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

In 2005, the Company issued fully-vested, five-year warrants to consultants and advisors to purchase 4,000,000 shares of common stock at an exercise price of $0.06 per share. The Company recorded consulting expense of $466,000 related to these issuances, which was determined utilizing the Black-Scholes valuation model. Additionally, in 2005, the Company issued fully-vested, five-year warrants to consultants and advisors to purchase 2,100,000 shares of common stock at exercise prices of $.05 for 100,000, $.09 for 500,000, $.10 for 1,000,000 and $.045 for 500,000. The warrants were valued at approximately $150,000 which was expensed as consulting fees.

During 2005, the Company issued warrants to a financial advisor for fund-raising services provided for the purchase of (i) 500,000 shares at $0.10 per share for 10 years, (ii) 320,000 shares at $0.05 per share for 5 years, (iii) 300,000 shares at $0.02 per share for 10 years, and (iv) 40,000 shares at $0.045 per share for 10 years. The estimated fair value of these warrants determined utilizing the Black-Scholes valuation model of approximately $197,000 has been recorded as deferred debt issue costs to be amortized to interest expense over the lives of the related borrowings. The full amount of the $197,200 debt discount was amortized into interest expense in 2005.

During 2005, the Company issued fully-vested ten-year warrants to lenders to purchase 9,938,439 shares of its common stock at a per share price of $0.001, and five-year warrants to lenders to purchase 300,000 shares of its common stock at a per share price of $0.25. The Company recorded $436,000 as a debt discount, based on the valuation of the warrants using a Black-Scholes option price method, which was fully amortized to interest expense in 2005.

In 2005, pursuant to terms of the common stock purchase agreement, the Company entered into a one-year consulting agreement with three individuals, providing for, among other things, issuance of 4,000,000 shares of Company common stock, which were issued in 2005, and payment of $15,000 per month. In 2006, the Company and consultants entered into amendments of the consulting agreements, pursuant to which, among other things, the monthly payments were eliminated.

In February 2006, in connection with and upon their resignation, the Company granted cashless exercise warrants for the purchase 500,000 shares of the Company's common stock to each of two former Directors of the Company, having an exercise price of $0.12 and expiring in 10 years. The Company recorded $120,000, the fair value as determined utilizing the Black-Scholes valuation model, as general and administrative expense since the warrants are fully-vested.

During 2005, the Company's former Chief Executive Officer assigned 400,000 of his warrants exercisable at $0.06 per share to consultants for services provided to the Company, and in connection therewith, the Company recognized consulting expense of approximately $46,000, the estimated fair value of warrants at date of grant as determined utilizing the Black-Scholes option valuation model. During 2006 the Company's former Chief Executive Officer assigned 3,213,889 of his warrants exercisable at $0.06 per share to consultants for services provided to the Company, and in connection therewith, the Company recognized consulting expense of approximately $331,000 and stock issue costs of $82,000, the estimated fair value of warrants at date of grant as determined utilizing the Black-Scholes option valuation model.

During 2006, the Company also entered into an employment agreement with an individual to serve as its Chief Operating Officer, pursuant to which, among other things, the executive will receive shares of Company common stock (or stock options, at the executive's election) covering 5% of Common Stock Equivalents, as defined in the agreement. The Effective Date of the employment agreement is October 19, 2006, at which date the executive is to receive options to purchase 24,000,000 common shares (shares were not elected) of Company common stock, of which 12,000,000 (50%) warrant are fully-vested, and of which 6,000,000 warrants vest in October 2007 and the remaining 6,000,000 vest pro-rata from November 2007 to October 2008. The warrants are exercisable at $0.0975 per share for ten years. In connection with this agreement, the Company recorded compensation expense of approximately $1.6 million based on the fair value as determined utilizing the Black-Scholes valuation model as of the Effective Date for fully-vested shares, and $155,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods. As of December 31, 2006, there was approximately $1.5 million of unrecognized compensation expense related to unvested stock warrants, which is expected to be recognized as expense of approximately $810,000 in 2007 and $655,000 in 2008.

In connection with sales of Private Placement units comprised of Private Placement Notes and warrants, during the year ended December 31, 2006, approximately warrants to purchase 24,000,000 shares of common stock at a per share price of $0.06 for 10 years are issuable.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Additionally, in connection with sales of Private Placement units and Subordinated Notes and Warrants, pursuant to terms of a funding agreement with a related party, the Company agreed to issue warrants based on securities sold and common shares convertible or exercisable into. In 2006, the Company has recorded debt issue costs of approximately $655,000 based on the fair value of approximately 1,440,000 warrants exercisable at $0.06 per share for approximately eight and one-half years and 3,748,000 warrants exercisable at $0.12 per share for approximately three and one-half years, determined utilizing the Black-Scholes valuation model.

Additionally, in connection with sales of Private Placement units and Subordinated Notes and warrants, pursuant to terms of a placement agent agreement with KW Securities, the Company agreed to issue warrants based on securities sold. In 2006, the Company has recorded debt issue costs of approximately $2.1 million based on the fair value of 14,625,000 warrants exercisable at $0.06 per share for approximately eight and one-half years, determined utilizing the Black-Scholes valuation model.

In 2005, pursuant to the terms of a common stock purchase agreements (see Stock Issued for Cash above), the Company issued additional investment rights (“Option Shares”) to purchase 9,521,429 common shares at $.17 per share, 7,794,117 common shares at $.14 per share and 2,142,857common shares at $.14 per share (for a total of 19,458,403 additional investment rights common shares). Additional investment rights are exercisable for a 60 day period after notice is given regarding certain events. The Company gave notice regarding such certain events to holders of additional investment rights in October 2006, and such rights are no longer exercisable. The Option Shares exercise prices were subject to reduction to $.11 per share for the $.17 options and $0.08 per share for the $.14 options, conditional upon when certain recycling volume and purity specifications are met (the “Efficiency” conditions). In January 2006 the Company reduced the purchase prices to $.12 and $.15 (for the $.14 and $.17 option, respectively) and the covenant to adjust was amended to eliminate further adjustments to the option shares purchase price. The investor rights agreement contain registration rights on the issued shares and option shares which require the Company to prepare and file a registration statement and use its best efforts to cause such registration statement to become effective and keep it effective for 90 days including filing any required amendments. Since this is a best efforts clause and there are no liquidating damages or penalties, the option shares qualify as equity pursuant to EITF 00-19 as the Company may issue unregistered shares upon exercise of the options and there is no cash penalty, and other criteria for equity classification are met. However, since there is an authorized shares issue derived from the variable conversion rate convertible debt, theses option shares were classified as liabilities at fair value until August 18, 2006. The fair value at the issuance date was recorded at $1.6 million with a charge to operations to change in fair value liability of warrants and derivatives of approximately $1.2 million. The reduction in fair value credited to the change in fair value liability of warrants and derivatives from the issuance date through December 31, 2005 was $468,000 resulting in a warrant liability of approximately $1.1 million at December 31, 2005. During 2006, the Company recognized other income of approximately $816,000, relating to the decrease in the fair value liability of such investment rights, which such fair value liability approximated $321,000 at August 18, 2006. At August 18, 2006, when the Company no longer had the inability to have enough authorized common shares to fulfill its potential obligations, the $321,000 fair value liability recorded at that date was reclassified to additional paid-in capital.

In 2005, the Company had determined that pursuant to EITF 00-19, all of the Company's warrants and investment rights granted to non-employees are to be classified as liabilities, since the Company has issued convertible debt with variable conversion terms, the ability to have enough authorized common shares to fulfill its potential obligations under convertible debt and warrant contracts is not under the Company control and accordingly the criteria for classification as equity instruments under EITF 00-19 is not met. Accordingly, as of December 31, 2005 and August 18, 2006 (see below), the warrant liability recorded was approximately $3.4 million and $2.8 million, respectively, which represents the fair value of outstanding warrants at those dates computed using the Black-Scholes option pricing method with the assumptions as discussed above. During 2005, the Company recognized approximately $2.1 million of expense relating to the change in fair value of the warrants during the year. During the year ended December 31, 2006, the Company recognized approximately $623,000 of other income relating to the change in fair value of warrants during the year, which is included in the accompanying statement of operations as the change in fair value liability of warrants and derivatives. At August 18, 2006, when the Company no longer had the inability to have enough authorized common shares to fulfill its potential obligations, the fair value liability of all outstanding warrants and investment rights recorded at that date was reclassified to additional paid-in capital.

The following summarizes activity for stock warrants issued to lenders in connection with borrowings, all of which are exercisable:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2004	-	$-	-	$-
Granted	13,498,439	0.02
Exercised	-	-
Expired/ Cancelled	-	-
Balance at December 31, 2005	13,498,439	$0.02	8.6	$1,350
Granted/Issuable	55,180,000	0.09
Exercised	(8,800,000)	0.002
Expired/ Cancelled	-	-
Balance at December 31, 2006	59,878,439	$0.09	5.8	$3,518

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

The following summarizes activity for stock warrants issued to consultants for services, all of which are exercisable:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands )
Balance at December 31, 2004	12,121	$29.70	2.8	$-
Granted	5,750,000	0.05
Exercised	-	-
Expired/ Cancelled	-	-	-
Balance at December 31, 2005	5,762,121	$0.05	5.3	$410

Granted/Issuable	26,412,750	0.08
Exercised	-	-
Expired/ Cancelled	-	-	-
Balance at December 31, 2006	32,174,871	$0.08	7.4	$2,491

The following summarizes activity for stock warrants issued to employees, all of which are exercisable:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value (in thousands)
Balance at December 31, 2004	-	$-	$-	$-
Granted	19,850,000	0.06
Exercised	-	-
Expired/ Cancelled	-	-
Balance at December 31, 2005	19,850,000	$0.06	9.7	$1,191

Granted/Issuable	12,000,000	0.10
Exercised	-	-
Expired/ Cancelled	-	-
Balance at December 31, 2006	31,850,000	$0.07	9.2	$2,416

The following summarizes activity for all stock warrants, all of which are exercisable:

	Outstanding	Weighted average exercise price	Weighted average remaining contractual life in years	Aggregate intrinsic value(in thousands)
Balance at December 31, 2004	12,121	$29.70	2.8	$-
Granted	39,098,439	0.04
Exercised	-	-
Expired/ Cancelled	-	-
Balance at December 31, 2005	39,110,560	$0.05	8.3	$2,951
Granted/Issuable	93,592,750	0.08
Exercised	(8,800,000)	0.002
Expired/ Cancelled	-	-
Balance at December 31, 2006	123,903,310	$0.08	6.9	$8,425

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Additional information regarding all warrants outstanding as of December 31, 2006, is as follows:

Range of exercise prices	Shares	Weighted life averageremaining	Weighted average exercise price
$0.001	2,328,439	6.1 years	$0.001
$ 0.045 - $0.05	1,960,000	3.7 years	$0.05
$0.06	65,484,750	7.9 years	$0.06
$ 0.09 - $0.10	17,950,000	9.8 years	$0.10
$ 0.12 - $0.13	35,868,000	3.8 years	$0.12
$0.25	300,000	3.5 years	$0.25
$29.70	12,121	0.8 years	$29.70
Total	123,903,310	6.9 years	$0.08

Note 10.  Income Taxes

At December 31, 2006, the Company has available approximately $21 million of net operating loss carryforwards available to offset future federal and state income taxes, which expire through 2026. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. A change of greater than 50% of the Company ownership could significantly limit utilization of the tax credits. At December 31, 2006 and 2005, the Company has provided a valuation allowance to reduce its net deferred tax asset to zero. The valuation allowance increased by approximately $3.2 million and $1.6 million during 2006 and 2005, respectively.

Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of deferred tax assets and liabilities consist of the following at December 31, 2006:

Deferred tax assets
Net operating loss carryforward	$8,174
Accrued liabilities due to related parties	216
Total deferred tax assets	8,390
Deferred tax liabilities - property and equipment	(10)
Net deferred tax assets before valuation allowance	8,380
Valuation allowance	(8,380)
Net deferred tax assets	$-

A reconciliation of the provision for income tax expense with the expected income tax computed by applying the federal statutory income tax rate to loss before provision for income taxes for the years ended December 31, 2006 and 2005, is as follows:

	2006	2005
Income tax benefit computed at statutory rate	(34%)	(34%)
State income tax benefit, net of federal benefit	( 2%)	( 1%)
Nondeductible stock-based compensation and other	21%	25%
Valuation allowance	15%	10%
Effective tax rate	0%	0%

Note 11.  Related Party Transactions

Certain of the Company's Directors are holders of the Company's Private Placement Notes and Subordinated Notes in the amounts of approximately $4.7 million held by one Director and $2.3 million held by another Director.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

In 2000, the Company's Board of Directors authorized the Company to make a loan of $250,000 to the Company's then Chief Executive Officer. The loan was interest only for ten years with the total principal due at the end of ten years, and the balance outstanding was approximately $148,000 at December 31, 2006 and 2005. The Company had also received advances, bearing interest at 10% and due on demand, from this officer primarily to accommodate working capital needs. During 2005, approximately $70,000 of advances were repaid and at December 31, 2005, advances payable approximated $15,000. During 2006, additional advances of approximately $96,000 were made. In July 2006, the Company entered into an employment agreement with this executive, pursuant to which, among other things, the executive will serve as the Company's Chief Technology Officer and as a Director, at an annual compensation rate of $290,000, and will receive 24,000,000 shares or share equivalents (warrants), of which 17,953,208 was previously received, or an additional 6,046,792 shares or warrants. Further, such share awards are in consideration for the release and forgiveness of amounts due to or from such executive, which included assets of approximately $179,000 and liabilities of approximately $798,000. In connection with this agreement, the Company recorded compensation expense of approximately $228,000, and an increase in additional paid-in capital of $847,000, representing the value of the awards based on the $0.14 per share quoted trading price on the effective date of the employment agreement.

Pursuant to an agreement with The Otto Law Group, PLLC (“OLG”), a law firm, the managing partner of which is one of the Company's Directors, for legal services, the Company periodically issued vested non-forfeitable common shares, and any proceeds from the sale of such shares by OLG and reported to the Company were credited against invoice amounts due to OLG for legal services. The agreement had no stated term. Due to the contingent nature of the proceeds and the unstated term of the agreement, the fair value of shares issued has been expensed when issued. During 2005 the Company issued 9,957,692 common shares pursuant to the legal services agreement. The shares were valued at the quoted trading prices on the respective grant dates which ranged from $.09 to $.23 per share or an average of approximately $.16 per share, resulting in an expense of approximately $1,635,000. During 2005, the Company also recognized approximately $1.2 million of stock based legal expenses relating to this same services provider that had been deferred During 2006, the Company issued 2,802,925 shares of its common stock and recorded legal expense of approximately $336,000, which was determined based on the $0.12 per share quoted trading price on date of issuance. There were no reported stock sale proceeds during 2006. In August 2006, the Company entered into an engagement agreement with OLG, whereby the prior agreement was superseded and replaced, and among other things, the Company issued 2,500,000 shares of its common stock. The shares were valued at the quoted trading prices of $0.11 on the grant date, resulting in an expense of $275,000. During 2006, the Company incurred OLG legal fee services of $967,000, of which $194,000 was recorded as deferred debt issue costs. Accounts payable to OLG for legal services was approximately $468,000 at December 31, 2006 and reported as accounts payable - related party in the accompanying consolidated balance sheet.

During 2006, the Company issued 2,802,925 shares of its common stock to Cambridge Partners, LLC (“Cambridge”) for investor advisory services provided to the Company and recorded consulting expense of approximately $336,000, which was determined based on the $0.12 per share quoted trading price on the issuance date. The managing partner of OLG, one of the Company's Directors, is one of the two members of Cambridge.

In 2006, the Company entered into an agreement with KW Securities, Inc. (“KW”), a registered broker dealer and a company owned by Lawrence Krause, one of the Company's Directors, for KW to serve as placement agent for the Private Placement Offering. Pursuant to terms of the agreement, as amended, among other things, the Company shall pay compensation of warrants to purchase Company common stock at a per share price of $0.06 until April 2015, at varying rates of warrants for funds raised based on securities sold. In connection with sales of Private Placement units and Subordinated Notes and warrants in 2006, the Company has recorded debt issue costs of approximately $2.1 million based on the fair value of 14,625,000 warrants exercisable at $0.06 per share for approximately eight and one-half years, determined utilizing the Black-Scholes valuation model, which such warrants were issued to KW in 2007. Upon the closing of the PPM in 2007, the agreement with KW terminated.

In 2006, the Company entered into a Funding Agreement with Itec Capital Group, LLC (“ICG”), a Washington limited liability company owned by the managing partner of OLG, who is one of the Company's Directors, and Lawrence Krause, who is also one of the Company's Directors, and KW, a company owned by Mr. Krause. Pursuant to terms of the Funding Agreement, the Company agreed to pay fees of 8% of Notes payable issued pursuant to certain financings and issue warrants based on securities sold and common shares convertible or exercisable into. Pursuant to a consulting agreement between ICG and Excipio Group, S.A. (“Excipio”), an entity affiliated with Hudson Investment Advisors, Inc., ICG agreed to pay Excipio a dollar amount and securities to be agreed upon from time to time upon completion of certain defined objectives and projects, and in this regard, ICG has agreed to pay Excipio fees and warrants in the amounts ICG receives from the Company. In November 2006, Excipio, ICG and the Company entered into a mutual settlement and release agreement, pursuant to which, among other things, in full satisfaction of amounts owed under all prior agreements or arrangements, the Company agreed to pay approximately $429,000 (in addition to $296,000 previously paid) and issue a warrant to purchase 1,440,000 shares of Company common stock with an exercise price of $0.06 per share for approximately eight and one-half years and a warrant to purchase 3,748,000 shares of Company common stock with an exercise price of $0.12 per share for approximately three and one-half years. Additionally, if certain Company notes payable convert into Company common stock before February 6, 2007, Excipio shall be issued shares of Company common stock based on amounts of notes converted; no notes converted before February 6, 2007. The $429,000 is payable $200,000 upon execution of the settlement agreement and in varying amounts based on certain conditions, and in full no later than May 2007. At December 31, 2006, approximately $112,000 was still payable and is included in accrued liabilities. In connection with the settlement agreement, the consulting agreement between ICG and Excipio was cancelled and any further obligation under the consulting agreement has been waived and dismissed, and the Funding Agreement between the Company and ICG was amended to reflect the settlement of fees and expenses owed and paid under the Funding Agreement and that no additional fees or expenses shall accrued or become due in accordance with the Funding Agreement.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

In 2004, the Company received advances totaling $50,000 from its Chief Financial Officer primarily to accommodate working capital needs of the Company. Such advances were unsecured, bear interest at 10%, due on demand, and were repaid in 2005.

Note 12. Commitments and Contingencies

Legal Matters

In 2005, pursuant to an arbitration award, the Company has been ordered to pay EnviroPlastic Hungary the sum of $150,000, plus fees and costs, for the return of a deposit previously paid to the Company. The Company recorded an additional accrued liability and expense during 2005 to provide for the full amount of the award. In 2006, the Company entered into an agreement to payoff the remaining balance of approximately $140,000 for $110,000 and recorded a gain on extinguishment of debt of $30,000 upon repayment in 2006.

In 2006, a judgment was awarded against the Company relating to amounts owed as claimed by a former employee, and the Company paid the judgment award of approximately $70,000 in satisfaction of the judgment.

In May 2006, a complaint was filed against the Company by Rose Waste Systems, Inc. (“plaintiff”) in an action for monetary damages for, among other claims, the purchase price of certain plastic recycling processing equipment (the “equipment”) acquired by the Company from a third party vendor. In September 2006, the Company entered into a settlement agreement with the plaintiff, and in connection therewith, among other things, issued the plaintiff 2,564,103 shares of the Company's common stock, which has been recorded as settlement expense of approximately $282,000 and which is included in general and administrative expense.

During 2005, the Company issued 2,737,220 shares of its common stock (and certain registration rights) to Brean Murray Carret & Co., LLC (“BMC”) as retainer for certain corporate finance and investment banking services to be provided pursuant to the corporate finance representation agreement between the parties entered into in 2005. The agreement was for a period of one year, extendable to two years upon completion of a successful financing. In the event of a consummated transaction, the Company would pay BMC fees ranging from 2% to 8% of amounts raised, varying in amounts of securities issued in the financing, depending of the type of securities and nature of transaction. In October 2005, the Company issued to BMC an additional 744,542 shares of its common stock and warrants to purchase 850,000 shares of Company common stock at a per share price of $0.001 for a term of 5 years. In December 2006, BMC filed an arbitration claim against the Company with the NASD seeking in excess of $1 million from the Company. The Company filed a response and affirmative defenses and a counterclaim against BMC, and BMC subsequently filed its response and affirmative defenses to the Company's counterclaim in March 2007. It is the Company's position, among other things, that the BMC claim does not contain any legal, factual or substantive merit, that the Company intends to vigorously defend BMC's claim, that it intends to vigorously pursue its counterclaim against BMC, and that it is not probable that a loss will be incurred. Arbitration, if it should occur with respect to this matter, is inherently uncertain and always difficult to predict. However, based on the Company's understanding and evaluation of the relevant facts and circumstances, it believes that the above-described matter is not likely to have a material adverse effect on its consolidated results of operations, financial position or cash flows. There is a possibility of a material adverse impact on the results of operations of the period in the matter is ultimately resolved, if it is resolved unfavorably, or in the period in which an unfavorable outcome becomes probable and reasonably estimable.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Employment Agreements

In July 2006, the Company entered into an employment agreement with no stated term with its former Chief Executive Officer, pursuant to which, among other things, the executive will serve as its Chief Technology Officer and as a Director, at an annual compensation rate of $290,000, and receive other customary employment benefits, receive additional stock-based awards (as described in Note 11) and be eligible to receive additional compensation as cash bonuses, and in certain circumstances, severance on termination.

During 2006, the Company entered into an employment agreement with no stated term with an individual to serve as its Chief Executive Officer and a Director, at an annual compensation rate of $330,000 (subject to increase under certain conditions), and receive other customary employment benefits, and be eligible to received additional compensation as cash bonuses, and in certain circumstances, severance on termination. Additionally, pursuant to terms of the employment agreement, the executive will receive shares of Company common stock (or stock options, at the executive's election) covering 8% of Common Stock Equivalents, as defined in the agreement. The Effective Date of the employment agreement is September 18, 2006, at which date the executive is to receive 35,200,000 shares (options were not elected) of Company common stock, of which 17,600,000 (50%) shares are fully-vested, and of which 8,800,000 shares vest in September 2007 and the remaining 8,800,000 vest pro-rata from October 2007 to September 2008. The total value of the shares based on the $0.13 per share grant date quoted trading price of the Company's common stock was approximately $4.6 million. In connection with this agreement, the Company recorded compensation expense of approximately $2.3 million for fully-vested shares, and $500,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods. In addition, pursuant to terms of the executive's employment agreement, the executive is to receive an additional 8,800,000 fully-vested shares in connection with the certain agreement specified capital raising events, and as a result of the occurrence of such event, the Company recorded additional compensation expense of approximately $1.1 million based on the $0.125 per share closing quoted trading price on the date of the event. A total of 44,000,000 million shares of Company common stock were issued to the executive in 2006, a portion of which is subject to return in accordance with vesting provisions. The accompanying consolidated financial statements reflect 26,400,000 shares as fully-vested, issued and outstanding at December 31, 2006.

During 2006, the Company also entered into an employment agreement with no stated term with an individual to serve as its Chief Operating Officer, at an annual compensation rate of $300,000, and receive other customary employment benefits, relocation expenses, and be eligible to received additional compensation as cash bonuses, and in certain circumstances, severance on termination. Additionally, pursuant to terms of the employment agreement the executive will receive shares of Company common stock (or stock options, at the executive's election) covering 5% of Common Stock Equivalents, as defined in the agreement. The Effective Date of the employment agreement is October 19, 2006, at which date the executive is to receive options to purchase 24,000,000 common shares (shares were not elected) of Company common stock, of which 12,000,000 (50%) warrant are fully-vested, and of which 6,000,000 warrants vest in October 2007 and the remaining 6,000,000 vest pro-rata from November 2007 to October 2008. The warrants are exercisable at $0.0975 per share for ten years. In connection with this agreement, the Company recorded compensation expense of approximately $1.6 million based on the fair value as determined utilizing the Black-Scholes valuation model as of the Effective Date for fully-vested shares, and $155,000 for a portion of the unvested shares amortized on a straight-line basis over the vesting periods.

Executive Search Agreement

In connection with an agreement with an executive recruiter, the Company is obligated to pay compensation based on first-year compensation of placed executives. Pursuant to the agreement and placement of the Company's Chief Executive and Operating Officers, the recruiter is entitled to receive 11,456,923 shares of Company common stock, of which 9,036,923 shares are fully-vested, and of which 2,420,000 shares vest in September 2007, and warrants to purchase 519,750 shares of Company common stock at a per share price of $0.06 per share exercisable for 10 years, and warrants to purchase 4,950,000 shares of Company common stock at a per share price of $0.0975 exercisable for 10 years. In connection with this agreement, the shares are valued at approximately $1.5 million based on the quoted trading prices of $0.13 and $0.135 on the effective dates and the warrants are valued at approximately $737,000 computed using a Black-Scholes option pricing method with the following assumptions: contractual term of 10 years, volatility of 183% (based on historical volatility over the term), zero dividends and interest rate of approximately 4.8%. In 2006, the Company recorded compensation expense of approximately $1.7 million for fully-vested shares and fully-vested warrants, and $129,000 for a portion of the unvested shares and warrants amortized on a straight-line basis over the vesting periods.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

Consulting Agreements

In February 2006, the Company entered into an agreement with Knight Capital Markets, LLC to act as placement agent in connection with the private placement of the Company's securities for a term of six months. The Company shall pay compensation of 7% of the gross proceeds of the proposed offering to be paid at closing of the proposed offering and a warrant to purchase that number of shares of common stock of the Company equal to the aggregate of (a) 7% of the shares of common stock sold at a per share exercise price equal to the per share price of such shares in the offering, and (b) to the extent the securities are not common stock, 7% of the common stock acquirable upon exercise, exchange or conversion of such securities at a per share exercise price equal to the minimum per share price payable by an investor. The agreement expired August 17, 2006, and no compensation was paid or payable.

In March 2006, the Company entered into an agreement with Sanders Morris Harris, Inc. to act as an exclusive financial advisor for a term of six months. The agreement requires a retainer of $30,000 of which $15,000 is payable upon execution of agreement with remaining $15,000 payable 30 days from execution of agreement. The retainer will be credited against the following financing or acquisition fees (i) 7% of gross proceeds of any financing executed by the Company; (ii) a warrant to purchase a number of shares of common stock equal to 10% of shares sold in the financing with an exercise price equal to the offering price of the shares of common stock to be sold in the financing. (iii) an acquisition fee equal to 3% of the transaction value payable in cash upon the closing of a transaction, subject to a minimum fee of $350,000. Later in 2006, the agreement was cancelled by mutual agreement of the parties.

In June 2006, the Company entered into an agreement with an Alvin Tang to provide consulting services on a non-exclusive basis to assist the Company in finding licensing and distribution agreements, equity capital, debt financing and joint venture partners. The initial term of the agreement was 90 days, and would be automatically extended for an additional five-year term from the funding date following completion of debt funding pursuant to which the Company received no less than $30 million (the “Financing Amount”). As compensation, the Company would pay fees of 10% of the gross proceeds of funds raised and exercisable, five-year warrants to purchase that number of shares of common stock of the Company equal to 40% of all issued and outstanding stock of the Company at a per share price of $0.001. Should the Company accept an amount less than the Financing Amount, the consultant would be paid a fee of 10% of the lesser amount and proportionately less warrants depending on funds raised. Additionally, the consultant will be paid fees based on revenues for licensing agreements, distribution agreements or joint ventures or other business relationships entered into by the Company with parties that were referred by the consultant. The agreement expired in September 2006, and no compensation was paid or payable.

Other Commitments and Contingencies

The Company leases space for its recycling plant and offices in Riverbank, California pursuant to a lease expiring in March 2009. Future minimum lease payments under the lease approximate $220,000 during 2006 through 2008 and $37,000 in 2009.

In April 2006, the Company executed a non-binding letter of intent to acquire certain assets constituting the operations of two plastics recycling plants and to enter into a supply agreement with the seller for the seller to supply plastics to the two operations. The letters of intent expired unexecuted in 2006.

In 2005, the Company entered into a three year Agency Agreement with H. Muehlstein & Co., Inc. (“Muehlstein”), pursuant to which Muehlstein will act as the Company's exclusive agent for the annual purchase and sale of up to sixty million pounds, subject to increase under certain circumstances, of ECO 2 's PET flake and post-consumer HDPE natural flake and pellets in the USA and Canada. This agreement prohibits the Company from engaging additional sales agents, but does not limit the Company's direct sales to customers.

Note 13. Subsequent Events

In January 2007, pursuant to receipt of notices of cash and cashless exercises of warrants, the Company issued 1,701,297 shares of its common stock and received proceeds of approximately $1,000.

In February 2007, the Company entered into a consulting services agreement, which agreement terminates December 31, 2007, with the Company's former Chief Financial Officer, pursuant to which, among other things, the Company will issue to the former officer 492,308 fully-vested shares of its common stock, and pay annual compensation of $120,000 in consideration for services during the term and in exchange for the release of any claim to accrued compensation recorded by the Company while previously employed by the Company as its Chief Financial Officer, which such amount was $168,000 at December 31, 2006. In connection with this agreement, the Company will record the shares as an increase in common stock and additional paid-in capital of approximately $133,000 based on the $0.27 quoted trading price on the agreement date and compensation expense of approximately $85,000.

ECO2 Plastics, Inc. and Subsidiary
(formerly Itec Environmental Group, Inc.)
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

In addition to the PPM, in February 2007, the Company received an additional $2 million pursuant to investment terms substantially similar to the PPM (the “Additional Investment”). As a result the Company issued a $2 million junior subordinated convertible debenture, bearing interest at 10% with principal and accrued interest due 18 months from issuance (“maturity date”), convertible into shares of the Company's common stock at a price of $0.0975 per share, and a warrant, with a cashless exercise provision, to purchase 6,000,000 shares of restricted common stock of the Company, exercisable for approximately 10 years (expires April 15, 2015) at an exercise price of $0.06 per share. The conversion price of the debenture and exercise price of the warrant are subject to anti-dilution downward adjustments in the event the Company sells common stock or securities convertible into common stock at a price below the conversion or exercise prices. The debenture ranks pari passu with Private Placement Notes and Subordinated Notes and is subordinated only to the security interest granted to CIWMB. Shares underlying the debenture and warrants are subject to piggy back registration rights. In addition, a registration statement must be filed within 30 days after the investor elects to convert all or any portion of the debenture. In connection with the Additional Investment, the Additional Investment's placement agent received a cash payment of $85,000 and will receive warrants, with a cashless exercise provision, to purchase 314,815 shares of restricted common stock of the Company at a per share price of $0.06 exercisable for 10 years. Pursuant to terms of the Additional Investment purchase agreement, the holder of the Additional Investment notes has the right to designate one person to become a member of the Company's Board of Directors.

In March 2007, the Company changed its name to ECO2 Plastics, Inc.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

The Company has not changed its accountants.

The Company has had no disagreements with its accountants on accounting and financial disclosure.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's Articles of Incorporation provide that the Company shall indemnify to the fullest extent permitted by the Delaware Corporate Code any person who is made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The right to and amount of indemnification shall be determined in accordance with the provisions of the Delaware Corporate Code in effect at the time of the determination.

Our bylaws generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of its final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We intend to obtain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee	$$2,847.55
Printing Expenses	0
Legal Fees and Expenses*	35,000
Accounting Fees and Expenses*	20,000
Blue Sky Fees	0
Engineering Fees and Expenses	0
Miscellaneous	0

Total	$57,847.55

*Estimated

All of the above expenses will be paid by the Company.

RECENT SALES OF UNREGISTERED SECURITIES.

During the period covered by this SB-2, the Company sold the following securities which were not registered under the Securities Act of 1933 (the “Act”) and not reported on any other form:

As of December 31, 2006, ECO2 Plastics, Inc., a Delaware corporation (the “Company” or “ECO2”), received subscriptions and related funds into escrow pursuant to a private placement memorandum (the “PPM”) of up to $9 million, through the offering of a minimum of 20 Units for $25,000 per unit. The offering was made to “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933 and pursuant to Section 506 under the Securities Act. Each Unit consists of a $25,000 junior secured subordinated convertible debenture (the “Private Placement Notes”), bearing interest at 10% with principal and accrued interest due 18 months from issuance (“maturity date”), convertible into shares of the Company’s common stock at a price of $0.0975 per share, and a warrant, with a cashless exercise provision, to purchase 75,000 shares of restricted common stock of the Company, exercisable for approximately 10 years (expires April 15, 2015) at an exercise price of $0.06 per share (the “Private Placement Warrants”). KW Securities Corporation, a California corporation, (“KW”) served as the underwriter for the PPM. KW received, as a fee for services rendered, a common stock purchase warrant to purchase 14,625,000 shares of the Company’s common stock with a $0.06 per share strike price/cashless. As of December 31, 2006, the offering had not closed and the debentures and warrants not been issued. On February 1, 2007, the offering closed with a total of $8 million raised. Subsequent to the close of the PPM, a total of $8 million Private Placement Notes were issued and a total of 24 million Private Placement Warrants were issued.

As of May 16, 2007, ECO2, received subscriptions and related funds into escrow pursuant to a $3 million financing on the same terms as the PPM (defined above) (the “Financing”). The offering was made to the same subscribers that invested in the Company under the PPM. The Financing offered the subscribers their pro-rata share of a minimum of 20 Units for $25,000 per unit. The offering was made to “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933 and pursuant to Section 506 under the Securities Act. Each Unit consists of a $25,000 junior secured subordinated convertible debenture (the “Private Placement Notes”), bearing interest at 10% with principal and accrued interest due 18 months from issuance (“maturity date”), convertible into shares of the Company’s common stock at a price of $0.0975 per share, and a warrant, with a cashless exercise provision, to purchase 75,000 shares of restricted common stock of the Company, exercisable for approximately 8 years (expires April 15, 2015) at an exercise price of $0.06 per share (the “Private Placement Warrants”).

Each existing PPM subscriber was offered the opportunity to participate in the Financing on a pro-rata basis to enable these subscribers to maintain their prospective ownership interests in the Company. In the event that the existing subscribers did not subscribe to their pro-rata allocation, the Company obtained additional investments from existing subscribers that desired to invest over their pro-rata limit. There was no underwriter for the Financing and no fees were paid in connection with this Financing. On May 16, 2007, the Financing closed with a total of $3 million raised. Subsequent to the close of the Financing, a total of $3 million Financing notes were issuable and a total of 9 million Financing warrants were issuable.

EXHIBITS.

Please see Exhibit Index attached.

UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

a.	To include any Prospectus required by Section 10(a) (3) of the Securities Act of 1933;

b.
To reflect in the Prospectus any facts or events which arising after the effective of the registration statement (or the most recent post-effective amendment) or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and,

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a registration statement relating to the securities therein, and the offering of such securities that time shall be deemed to be the initial bona offering thereof.

(3)	Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of San Francisco, State of California on May 18, 2007.

ECO2 Plastics, Inc.

/s/ Rodney S. Rougelot

By: Rodney S. Rougelot
Its: Director and Chief Executive Officer
and Interim Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ David M. Otto

By: David M. Otto
Its: Director
Date: 5/18/07

EXHIBIT INDEX

Exhibit No.	Description	Location

3.1(i)	Amendment to Restated Certificate of Incorporation	Incorporated by reference to Exhibit A to the DEFR14C filed by the Company on November 30, 2005

3.2(i)	Restated Certificate of Incorporation	Incorporated by reference to Exhibit B to the DEF-14C filed by the Company on September 9, 2002

3.3(i)	Certificate of Incorporation	Incorporated by reference to the Form S-18 Registration Statement filed by the Company, File No. 33-31-67

3.4(i)	Amendment to Restated Certificate of Incorporation	Incorporated by reference to the DEF-14C filed by the Company on February 22, 2007.

3.5(ii)	Bylaws	Incorporated by reference to Exhibit B to the DEF-14C filed by the Company on September 9, 2002

4.1	Form of Common Stock Warrant issued to George Kanakis and George Gitschel	Incorporated by reference to Exhibit 4.5 to the 10-KSB filed by the Company on April 15, 2005

4.2	Form of Common Stock Purchase Warrant issued to Jeffrey Chartier	Incorporated by reference to Exhibit 4.2 to the 10-KSB filed by the Company on May 17, 2006

4.3	Form of Common Stock Purchase Warrant issued to George Kanakis	Incorporated by reference to Exhibit 4.2 to the 10-KSB filed by the Company on May 17, 2006

4.4	Form of Common Stock Warrant	Attached.

4.5	Form of Common Stock Warrant and Convertible Debenture issued to Roaring Fork Capital SBIC L.P.	Attached.

4.6	Conversion of Dormition Skete, Inc. Promissory Notes	Incorporated by reference to Exhibit 4.1 to the 8-K filed by the Company on November 22, 2005

4.7	Conversion of Dormition Skete, Inc. Promissory Note	Incorporated by reference to Exhibit 4.2 to the 8-K filed by the Company on November 22, 2005

4.8	Form of Common Stock Warrant issued in connection with the KW Securities Corp. private placement offering.	Attached.

4.9	Form of Convertible Debenture issued in connection with the KW Securities Corp. private placement offering.	Attached.

4.10	Form of Loan Agreement issued to Ji Y. Baek	Attached.

4.11	Form of Loan Agreement issued to Leroy and Lois Goldman	Attached.

4.12	Form of Loan Agreement issued to Arbor Malone, LLC	Attached.

4.13	Form of Common Stock Warrants issued to Excipio Group, S.A.	Attached.

4.14	Form of Common Stock Warrant issued to Mario Sandoval.	Attached.

4.15	Form of Common Stock Warrant issued to Todd Greenhalgh for services.	Attached.

5.1	Opinion of The Otto Law Group, PLLC	Included in Exhibit 23.4

10.1	Commitment Letter from the California Integrated Waste Management Board	Incorporated by reference to Exhibit 10.1 to the 10-QSB filed by the Company on November 15, 2004

10.2	Agreement with H. Muehlstein & Co., Inc.	Incorporated by reference to Exhibit 10.2 to the 10-KSB filed by the Company on April 15, 2005

10.3	Business Loan Agreement with the California Integrated Waste Management Board	Incorporated by reference to Exhibit 10.1 to the 10-QSB filed by the Company on August 19, 2005

10.4	Promissory Note with the California Integrated Waste Management Board	Incorporated by reference to Exhibit 10.2 to the 10-QSB filed by the Company on August 19, 2005

10.5	Commercial Security Agreement with the California Integrated Waste Management Board	Incorporated by reference to Exhibit 10.3 to the 10-QSB filed by the Company on August 19, 2005

10.6	Commercial Guarantee with the California Integrated Waste Management Board	Incorporated by reference to Exhibit 10.4 to the 10-QSB filed by the Company on August 19, 2005

10.7	Amendment No. 3 to Patent License Agreement with Honeywell	Incorporated by reference to Exhibit 10.5 to the 10-QSB filed by the Company on August 19, 2005

10.8	Form of Loan Agreement with Capital Growth Equity Fund I, LLC	Incorporated by reference to Exhibit 10.1 to the 10-QSB filed by the Company on December 6, 2005

10.9	Form of Promissory Note with Capital Growth Equity Fund I, LLC	Incorporated by reference to Exhibit 10.2 to the 10-QSB filed by the Company on December 6, 2005

10.10	Form of Common Stock Purchase Warrant with Capital Growth Equity Fund I, LLC	Incorporated by reference to Exhibit 10.3 to the 10-QSB filed by the Company on December 6, 2005

10.11	Form of Loan Agreement with Capital Growth Investors	Incorporated by reference to Exhibit 10.4 to the 10-QSB filed by the Company on December 6, 2005

10.12	Form of Promissory Note with Capital Growth Investors	Incorporated by reference to Exhibit 10.5 to the 10-QSB filed by the Company on December 6, 2005

10.13	Form of Common Stock Purchase Warrant with Capital Growth Equity Fund I, LLC	Incorporated by reference to Exhibit 10.6 to the 10-QSB filed by the Company on December 6, 2005

10.14	Form of Loan Agreement with KW Investors	Incorporated by reference to Exhibit 10.7 to the 10-QSB filed by the Company on December 6, 2005

10.16	Form of Common Stock Purchase Agreement with Tiger Paw Capital Corp.	Incorporated by reference to Exhibit 10.10 to the 10-QSB filed by the Company on December 6, 2005

10.17	Form of Investors Rights Agreement with Tiger Paw Capital Corp.	Incorporated by reference to Exhibit 10.11 to the 10-QSB filed by the Company on December 6, 2005

10.18	Form of Right of First Refusal Agreement with Tiger Paw Capital Corp.	Incorporated by reference to Exhibit 10.12 to the 10-QSB filed by the Company on December 6, 2005

10.19	Form of Covenant to Adjust with Tiger Paw Capital Corp.	Incorporated by reference to Exhibit 10.13 to the 10-QSB filed by the Company on December 6, 2005

10.20	Form of Consulting Agreement with Tiger Paw Capital Corp.	Incorporated by reference to Exhibit 10.14 to the 10-QSB filed by the Company on December 6, 2005

10.21	Form of Conditional Approval Letter from California Department of Conservation, Division of Recycling	Incorporated by reference to Exhibit 10.15 to the 10-QSB filed by the Company on December 6, 2005

10.22	Form of Conditional Commitment for Guarantee from California Department of Conservation, Division of Recycling	Incorporated by reference to Exhibit 10.16 to the 10-QSB filed by the Company on December 6, 2005

10.23	Form of Loan Agreement with the Elevation Fund, LLC	Incorporated by reference to Exhibit 10.1 to the 8-K filed by the Company on August 18, 2005

10.24	Form of Promissory Note with the Elevation Fund, LLC	Incorporated by reference to Exhibit 10.2 to the 8-K filed by the Company on August 18, 2005

10.25	Form of Common Stock Purchase Warrant with the Elevation Fund, LLC	Incorporated by reference to Exhibit 10.3 to the 8-K filed by the Company on August 18, 2005

10.26	Form of Security Agreement with the Elevation Fund, LLC	Incorporated by reference to Exhibit 10.4 to the 8-K filed by the Company on August 18, 2005

10.27	Form of Common Stock Purchase Agreement with Doug Froese	Incorporated by reference to Exhibit 10.5 to the 8-K filed by the Company on November 29, 2005

10.28	Form of Investors Rights Agreement with Doug Froese	Incorporated by reference to Exhibit 10.6 to the 8-K filed by the Company on November 29, 2005

10.29	Form of Right of First Refusal Agreement with Doug Froese	Incorporated by reference to Exhibit 10.8 to the 8-K filed by the Company on November 29, 2005

10.30	Form of Covenant to Adjust with Doug Froese	Incorporated by reference to Exhibit 10.7 to the 8-K filed by the Company on November 29, 2005

10.31	Form of Loan Agreement with Ji Y. Baek	Incorporated by reference to Exhibit 10.1 to the 10-QSB filed by the Company on August 14, 2006

10.32	Form of Employment Agreement with Gary De Laurentiis	Incorporated by reference to Exhibit 10.5 to the 8-K filed by the Company on September 20, 2006

10.33	Form of Employment Agreement with Rodney S. Rougelot	Incorporated by reference to Exhibit 10.6 to the 8-K filed by the Company on September 20, 2006

10.34	Form of Settlement and Release Agreement with Rose Waste Systems, Inc. and George Gitschel.	Incorporated by reference to Exhibit 10.7 to the 8-K filed by the Company on September 20, 2006

10.35	Form of Employment Agreement with Mario Sandoval	Incorporated by reference to Exhibit 10.1 to the 8-K filed by the Company on October 23, 2006

10.36	Form of Honeywell Patent License Agreement Amendment 4	Incorporated by reference to Exhibit 10.1 to the 10-QSB filed by the Company on November 20, 2006

10.37	Form of Funding Agreement with Itec Capital Group, LLC	Incorporated by reference to Exhibit 10.2 to the 10-QSB filed by the Company on November 20, 2006

10.38	Form of Mutual Settlement and Release Agreement with Excipio Group, S.A.	Incorporated by reference to Exhibit 10.3 to the 10-QSB filed by the Company on November 20, 2006

10.39	Form of Service Agreement with TSG, LLC	Incorporated by reference to Exhibit 10.4 to the 10-QSB filed by the Company on November 20, 2006

10.40	Form of Engagement Agreement with KW Securities Corp.	Attached. Referenced to Exhibit 10.5 to the 10-QSB filed by the Company on November 20, 2006.

10.41	Form of Restricted Stock Agreement with Rodney S. Rougelot	Incorporated by reference to Exhibit 10.1 to the 8-K filed by the Company on January 5, 2007.

14	Code of Ethics	Incorporated by reference to Exhibit 14 to the 10-KSB filed by the Company on April 15, 2005.

23.1	Consent of Salberg & Company, P.A.	Attached

23.2	Consent of Pohl, McNabola, Berg + Company, LLP	Incorporated by reference to Exhibit 23.2 to the 10-KSB filed by the Company on May 17, 2006

23.3	Consent of Henry Schiffer	Incorporated by reference to Exhibit 23.3 to the 10-KSB filed by the Company on May 17, 2006

23.4	Consent of The Otto Law Group, PLLC (included with Exhibit 5.1)	Attached.

31.1	Certification of CEO pursuant to Section 302 of the Sarbanes-Oxley Act	Attached

31.2	Certification of CFO pursuant to Section 302 of the Sarbanes-Oxley Act	Attached

32.1	Certification of CEO pursuant to Section 906 of the Sarbanes-Oxley Act	Attached

32.2	Certification of CFO pursuant to Section 906 of the Sarbanes-Oxley Act	Attached

99.1	Audit and Finance Committee Charter	Incorporated by reference to Exhibit 99.1 to the 10-KSB filed by the Company on April 15, 2005

99.2	Compensation and Nominating Committee Charter	Incorporated by reference to Exhibit 99.2 to the 10-KSB filed by the Company on April 15, 2005

99.3	Policy Governing Director Nominations and Security Holder-Board Communications	Incorporated by reference to Exhibit 99.3 to the 10-KSB filed by the Company on April 15, 2005